Exhibit 15.1

2013 Annual Review

2.1 LUXOTTICA GROUP • PROFILE

Index

Letter to shareholders		**3**
1 Financial highlights		**4**
2 Luxottica Group		**8**
2.1	Profile	10
2.2	Mission and strategy	12
2.3	History	16
2.4	From design to logistics	20
2.5	Brand portfolio	26
2.6	Distribution	36
2.7	Giving back through OneSight	48
3 Group trends in 2013		**54**
4 Human resources		**60**
5 Other information		**64**

All pictures in this Annual Review are from OneSight and are portraits of some of the thousands of people worldwide who received free eyecare from the nonprofit organization in 2013. Further information on OneSight can be found on www.onesight.org.

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2 ANNUAL REVIEW 2013 Letter to shareholders

2.1 LUXOTTICA GROUP • PROFILE Dear Shareholders, 2013 was a year of great achievements for Luxottica, as we obtained the best results ever for the Group, confirming our positive direction and creating the basis for a long period of solid growth. Once again, Luxottica generated solid operating results, setting a new record for net sales and significant increases in profitability. These results were made possible by the enormous commitment and determination of our company’s people in all of the geographic areas where we operate. The new goals reached during the year just ended confirm the soundness and effectiveness of Luxottica’s vertically integrated and geographically diversified business model, in an international economic context that continues to be challenging but that offers great opportunities for growth. In 2013, we were able to leverage our drivers for development by investing in international expansion, improving our productive and technological platforms, introducing new sales channels and strengthening our presence in large cities. The excellent health of our brand portfolio was confirmed for both the Wholesale and Retail Divisions, with stellar performance being recorded by Ray-Ban, Oakley and the luxury segment. From this standpoint, we are looking forward to 2014 with trust and optimism. We expect great results this year. Our growth drivers are clear: an excellent and balanced brand portfolio, increasingly widespread geographic coverage and a strong and motivated group of people. Flexible and open to the world, Luxottica is ready to seize the opportunities for growth we are presented with for the very fact of operating in an industry that is still young and has great expansion potential, owing to demographic dynamics and the growing demand for high-quality products. We believe that mature markets will continue to contribute positively to the Group’s net sales and profitability and we expect even stronger growth in emerging markets, where we are continuously investing. Our growth trajectory is clear and straightforward and we believe we have a solid foundation for success over the long term. This past year was also an important one for OneSight, a non-profit, public charity, which in over 25 years of operations has restored the gift of sight to more than 8.5 million people in 40 countries. In 2013, in particular, OneSight launched a new sustainable clinic model in The Gambia to support greater access to eye exams and new glasses to the local population. We are proud of the work accomplished over the years by OneSight and by the many Luxottica volunteers who have been involved in its missions. As a global sponsor, OneSight represents our model of corporate responsibility and our commitment to provide vision care access to the greatest possible number of people in need. April 2014 [ILLEGIBLE]3

1 Financial highlights

[LOGO]

6 ANNUAL REVIEW 2013 2013 0 1,000 2,000 3,000 4,000 8,000 5,000 6,000 7,000 7,313 Net sales (millions of Euro) 2009 2010 2011 2012 5,094 5,798 6,222 7,086 0 1,000 2,000 3,000 4,000 5,000 4,789 2013 2013 78% North America 14% Asia-Pacific 4% Europe 4% Rest of the world 15% 3% 4% 78% Gross profit (millions of Euro) Retail net sales by geographic area 3,292 3,762 4,006 4,650 2009 2010 2011 2012 2012 78% North America 15% Asia-Pacific 3% Europe 4% Rest of the world 14% 4% 4% 78%

7 2013 0 200 400 600 800 1,000 1,056 Operating income (millions of Euro) 2009 2010 2011 2012 566 705 797 970* 2013 0 100 200 300 400 600 500 545 2013 26% North America 10% Asia-Pacific 43% Europe 21% Rest of the world 43% 43% 21% 21% 26% 26% 10% 10% Net income, Group (millions of Euro) Wholesale net sales by geographic area 2009 2010 2011 2012 296 398 446 534* 2012 26% North America 10% Asia-Pacific 43% Europe 21% Rest of the world * Starting January 1, 2013, the Group adopted the revised IAS 19 “Employee Benefits” standard and the Group’s results for previous periods have been restated in accordance with the new standard. As a result of an increase in employee benefits related expenses, the Group’s operating income and net income for fiscal year 2012 declined by Euro 11.9 million and Euro 7.3 million, respectively. 1 FINANCIAL HIGHLIGHTS

2 Luxottica Group

2.1 Profile 2.2 Mission and strategy 2.3 History 2.4 From design to logistics 2.5 Brand portfolio 2.6 Distribution 2.7 Giving back through OneSight

ANNUAL REVIEW 2013 2.1 Profile Luxottica is a market leader in the design, manufacture and distribution of fashion, luxury, sport and performance eyewear. Due to the strong growth enjoyed throughout 2013, total net sales reached a record Euro 7.3 billion, adjusted net income(1) was Euro 617 million and headcount as of year-end was 73,400 employees. Founded in 1961 by Leonardo Del Vecchio, the Group is a vertically integrated organization whose manufacturing of sun and prescription eyewear is backed by a wide-reaching wholesale network and a retail network located mostly in North America, Asia-Pacific, China and Latin America. Product design, development and manufacturing take place in Luxottica’s six production facilities in Italy, three factories in China, one in Brazil and one sport sunglasses production facility in the United States. Luxottica also has a small plant in India serving the local market. In 2013, the Group’s worldwide production reached approximately 77.3 million units. The design and quality of Luxottica’s products and strong and well-balanced brand portfolio are known around the world. Proprietary brands include Ray-Ban, one of the world’s best known brands for eyewear, Oakley, Vogue Eyewear, Persol, Oliver Peoples, Alain Mikli and Arnette. Licensed brands include Armani, Bulgari, Burberry, Chanel, Coach, Dolce & Gabbana, Donna Karan, Paul Smith, Polo Ralph Lauren, Prada, Stella McCartney, Starck Eyes, Tiffany, Tory Burch and Versace. The Group’s wholesale distribution network covers more than 130 countries across five continents and has nearly 50 commercial subsidiaries providing direct operations in key markets. Direct wholesale operations are complemented by an extensive retail network comprising over 7,000 stores worldwide as of December 31, 2013. Luxottica is a leader in the prescription business in North America with its LensCrafters and Pearle Vision retail brands, in Asia-Pacific with the OPSM and Laubman & Pank brands, in China with the LensCrafters brand and in South America with the GMO brand. In North America, Luxottica operates points of sale for its retail licensed brands under the Sears Optical and Target Optical brands. In addition, Luxottica is one of the largest managed vision care operators in the United States through EyeMed and the second largest lens finisher, having a network of four central laboratories in North America, over 900 on-site labs at LensCrafters stores, a fully dedicated Oakley lab plus an additional facility based in China dedicated to North American optical retail. 1. See notes 3 and 5 on page 58. 10

11 2.1 LUXOTTICA GROUP • PROFILE Luxottica has a global sun and luxury retail organization to support and reinforce its global retail brands dedicated to sun and luxury eyewear: the Sunglass Hut, ILORI and The Optical Shop of Aspen brands. The Sunglass Hut brand, in particular, has a global presence, namely in North America, Asia-Pacific, South Africa, Europe, Latin America and the Middle East. The Oakley brand provides a powerful wholesale and retail (“O stores”) presence in both the performance optics and the sport channels. In its O store locations, the Group offers a variety of Oakley-branded products in addition to Oakley eyewear styles. Oakley-branded products include apparel, footwear, backpacks and accessories designed for surf, snow, golf, outdoor, motor sport, mountain bike and other athletic lifestyles. Luxottica’s distribution channels are complemented by an e-commerce component, including the Oakley, Ray-Ban, Sunglass Hut and Target Optical websites. 2013 Group total sales of frames and lenses 46% 54% Prescription frames and lenses Sunglasses

ANNUAL REVIEW 2013 2.2 Mission and strategy Being a global leader in the design, manufacture and distribution of sun and prescription eyewear of high technical and stylistic quality, Luxottica’s mission is multifold: to improve the well-being and satisfaction of its customers while simultaneously creating value for its employees and the communities in which the Group operates. Every collection and every pair of eyewear is the result of an ongoing process of research and development aimed at anticipating and interpreting the needs, desires and aspirations of consumers all over the world as sun and prescription eyewear are increasingly perceived as a desirable and expressive accessory to complete one’s personal look. Luxottica delivers on its mission through its vertically integrated business model, manufacturing excellence, focus on service and geographically diversified footprint which in turn have led to greater efficiency, flexibility and speed in product design, engineering, supply chain, manufacturing and logistics, whilst being uncompromising in quality. The achievement of high standards of quality reflects the Group’s strong technical and manufacturing know-how - the result of over 50 years of experience - and its constant commitment to technological innovation, style and design, the study of changing lifestyles and the interpretation of fashion trends. The Company’s long-term strategy is to continue to expand in the eyewear and eyecare sectors by growing its various businesses, whether through acquisitions or organically, primarily by focusing on the drivers discussed below. Vertical integration One of the competitive advantages underpinning the Group’s past and future successes is the vertically integrated business model that Luxottica has built over the decades. The Group’s present structure, covering the entire value chain, is the result of a far-sighted choice made by the Company’s founder and current Chairman, Leonardo Del Vecchio, who understood the potential of the vertical strategy ever since deciding to make entire frames rather than just components. Vertical integration of manufacturing was gradually accompanied by the expansion of distribution, first 12

2.2 LUXOTTICA GROUP • MISSION AND STRATEGY wholesale and, from 1995, retail and by the creation of a key presence in the high value-added business of lens finishing. Over the decades, the Company has vertically integrated all phases of the production process to attain a level of efficiency in line with the quality of products and services it offers. Direct control of the entire production platform makes it possible to verify the quality of both products and processes, introduce innovations, discover synergies and new operating methods and optimize time and costs. Direct distribution enables Luxottica to offer its products in the major developed and emerging markets and achieve a unique understanding of end users’ needs and tastes. Control over distribution is viewed as a strength by stylists and fashion houses that come to Luxottica to produce their eyewear collections and access the Group’s global and widespread distribution network. DEVELOPMENT OF A VERTICALLY INTEGRATED BUSINESS MODEL • INCORPORATION: Luxottica was founded by Leonardo Del Vecchio in 1961. The Company started out as a small workshop and operated until the end of the 1960s as a contract producer of dyes, metal components and semi-finished goods for the optical industry. It gradually widened the range of processes offered until it had an integrated manufacturing structure capable of producing a finished pair of glasses. In 1971, Luxottica’s first collection of prescription eyewear was presented at Milan’s MIDO (an international optics trade fair), marking Luxottica’s definitive transition from contract manufacturer to independent producer. • EXPANSION IN WHOLESALE DISTRIBUTION: in the early 1970s, the Company sold its frames exclusively through independent distributors. In 1974, after five years of sustained development of its manufacturing capacity, it started to pursue a strategy of vertical integration, with the goal of distributing frames directly to the market. The first step was the acquisition of Scarrone S.p.A., which had marketed the Company’s products since 1971 bringing with it a vital knowledge of the Italian eyewear market. Luxottica’s international expansion began in the 1980s with the acquisition of independent distributors and the formation of subsidiaries and joint ventures in key markets. Luxottica’s wholesale distribution expansion has focused on customer differentiation, customized service and new sales channels, such as large department stores, travel retail and e-commerce, as well as penetration in the emerging markets. • EYEWEAR, A NEW FRONTIER OF FASHION: the acquisition of La Meccanoptica Leonardo in 1981, the owner of the Sferoflex brand and of an important flexible hinge patent, enabled the Company to enhance the image and quality of its products and increase its market share. From the late 1980s, eyeglasses, previously perceived as mere sight-correcting instruments, began to evolve into “eyewear”. Continual aesthetic focus on everyday objects and designers’ interest in the emerging accessories industry led Luxottica to embark on its first collaboration with the fashion industry in 1988 by entering into a licensing agreement with Giorgio Armani. The Company followed up that initial collaboration with numerous others and with the acquisition of new brands, gradually building the current world-class brand portfolio and thereby increasing its commitment to research, innovation, product quality and manufacturing excellence. 13

ANNUAL REVIEW 2013 Over the years Luxottica has launched collections from names like Bulgari (1997), Chanel (1999), Prada (2003), Versace (2003), Donna Karan (2005), Dolce & Gabbana (2006), Burberry (2006), Polo Ralph Lauren (2007), Paul Smith (2007), Tiffany (2008), Stella McCartney (2009), Tory Burch (2009), Coach (2012), Starck Eyes (2013) and Armani (2013). In addition, in 1999 Luxottica acquired Ray-Ban, one of the world’s best-known sunglasses brands. Through this acquisition the Company obtained crystal sun lens technology. In 2007, Luxottica acquired California-based Oakley, a leading sport and performance brand, which owned the Oliver Peoples brand and a license to manufacture and distribute eyewear under the Paul Smith name. At the time of the acquisition, Oakley had its own retail network of over 160 stores. In 2013, Luxottica acquired Alain Mikli International, a French luxury and contemporary eyewear company, which owns the Alain Mikli brand and the Starck Eyes license. As a result of the acquisition, Luxottica strengthened both its luxury brand portfolio and prescription offerings, which now include Alain Mikli’s distinctive designs. • EXPANSION IN RETAIL DISTRIBUTION: in 1995, Luxottica acquired the United States Shoe Corporation, which owned LensCrafters, one of North America’s largest optical retail chains. As a result, Luxottica became the world’s first significant eyewear manufacturer to enter the retail market, thereby maximizing synergies with its production and wholesale distribution and increasing penetration of its products through LensCrafters stores. Since 2000, Luxottica has strengthened its retail business by acquiring a number of chains, including Sunglass Hut (2001), a leading retailer of premium sunglasses, OPSM Group (2003), a leading optical retailer in Australia and New Zealand and Cole National (2004), which brought with it another important optical retail chain in North America, Pearle Vision, and an extensive retail licensed brands store business (Target Optical and Sears Optical). In 2005, the Company began its retail expansion into China, where LensCrafters has become a leading brand in the country’s high-end market. In the same year, the Group also started to expand Sunglass Hut globally in high-potential markets like the Middle East, South Africa, Thailand, India, the Philippines, Mexico, Brazil and Mediterranean Europe. In 2011, Luxottica started its optical retail expansion in Latin America by completing the acquisition of Multiópticas Internacional, a leading retailer in Chile, Peru, Ecuador and Colombia. Brand portfolio management Building strong brands that create enduring relationships with consumers is key to how Luxottica plans to sustain its business in the future. The Company has a strong and well-balanced brand portfolio that includes a number of proprietary and licensed brands. Its composition is gradually modified by the acquisition of new brands and the addition of new licensing agreements along with the withdrawal of brands no longer deemed strategic. These actions are taken in order to continually attract a wide range of consumers with different tastes and lifestyles. Furthermore, Luxottica’s long-term objectives remain consistent: to focus on leading brands, balance proprietary and licensed brands, avoid brand dilution, lengthen the average term of licensing agreements and fuel Asian friendly styles. Design and technological innovation Luxottica is committed to staying current with changing lifestyles and emerging fashion trends, which it interprets in the design and style of products to address the needs and tastes of consumers. Emphasis on product design and the continuous development of new styles is the Group’s distinctive feature. The Company differentiates its products not only through innovation in style and design but also through a commitment to technological innovation. 14

2.2 LUXOTTICA GROUP • MISSION AND STRATEGY Market expansion Luxottica is committed to maintaining and strengthening its leading position in the markets in which it operates. It is also focused on evaluating opportunities to further penetrate emerging markets, a key driver of its long-term growth strategy. Luxottica aims to increase its market expansion through a stronger retail distribution while consolidating its wholesale network. Structural growth drivers The eyewear industry is driven by solid long-term structural growth drivers such as demographics and premiumization. Demographic catalysts: by 2020, approximately 500 million additional individuals will be vision correction wearers. According to current industry estimates, this is due, in part, to a growing and aging population and changes in lifestyle such as greater TV and PC exposure. Premiumization: eyewear is undergoing a structural perception change from medical device to fashion accessory leading to potential growth of the premium eyewear segment. Moreover, eyewear accessories have been outperforming other products that make up the luxury accessories sector in terms of growth and this trend is forecasted to continue in the medium term. Within luxury accessories, eyewear is still the smallest category and, arguably, one of the fastest growing, hence boosting the highest potential in the coming years. The shift toward eyewear being perceived as fashion accessories is expected to translate into a change in consumer behavior, including a shorter replacement cycle as well as driving multiple eyewear purchases. Financial discipline The Company has a strong focus on operating profitability and cash generation to deliver sustainable growth. Close monitoring of working capital management and a continued focus on debt reduction help to further strengthen the Company’s financial position. Luxotticans Highly qualified, motivated and committed employees are critical to the long-term success of the Company. Luxottica carefully manages the hiring and training process with a view to employing and retaining outstanding professionals. 15

16 ANNUAL REVIEW 2013 2.3History Over 50 years of excellence

17 2.3 LUXOTTICA GROUP • HISTORY

ANNUAL REVIEW 2013 19611971 1974 1988 1990 1995 1998 1999 2000 LAUNCH OF FIRST COLLECTION OF PRESCRIPTION EYEWEAR PRODUCER OF FRAME COMPONENTS ENTRY INTO WHOLESALE DISTRIBUTION ENTRY INTO AGREEMENTS WITH THE FASHION INDUSTRY ENTRY INTO THE MANAGED VISION CARE BUSINESS IN US LISTING ON BORSA ITALIANA LISTING ON NYSE ACQUISITION OF VOGUE ENTRY INTO OPTICAL RETAIL: LENSCRAFTERS ACQUISITION OF PERSOL ACQUISITION OF RAY-BAN A first-class brand portfolio Vertically integrated business model

2001 2003 2004 2005 2007 2009 2012 2011 2013 OPSM LEADING RETAILER IN AUSTRALIA AND NEW ZEALAND ENTRY INTO SUN RETAIL: SUNGLASS HUT COLE NATIONAL STRONGER PRESENCE IN US RETAIL MARKET FIRST STEP INTO RETAIL IN LATIN AMERICA STRENGTHENING LATIN AMERICA RETAIL SUNGLASS HUT EXPANSION IN SPAIN AND PORTUGAL TECNOL IN BRAZIL: STARTING THE “MADE IN BRAZIL” JOURNEY ACQUISITION OF ALAIN MIKLI ACQUISITION OF OAKLEY STARTING RETAIL EXPANSION IN CHINA 2.3 LUXOTTICA GROUP • HISTORY

ANNUAL REVIEW 2013 2.4 From design to logistics Luxottica’s vertically integrated business model and geographically diversified manufacturing footprint have led to greater efficiency, flexibility and speed in product design, engineering, supply chain, manufacturing and logistics, whilst being uncompromising in quality. Design Emphasis on product design and the continuous development of new styles are key to Luxottica’s success. During 2013, Luxottica added approximately 1,900 new styles to its eyewear collections. Each style is typically produced in two sizes and five colors. The design of the Group’s products is the focal point where vision, technology and creativity converge. Each pair of eyewear expresses Luxottica’s two core precepts: on the one hand, use of innovative materials, technologies and processes, and on the other, craftsmanship to create unique eyewear. The design process begins with Luxottica’s in-house designers who work in an environment that emphasizes innovation and originality and espouses a creative process that views eyewear as art, as an object to put on display. They draw inspiration from both market trends and their own imagination and creativity. In addition, the design team works directly with the marketing and sales departments, which monitor the demand for current models, as well as general style trends in eyewear. After the design process has been completed, the product development process is executed through engineering, planning, manufacturing and distribution of Luxottica’s products. Product development The engineering process consists of the product development stages between style sketches and the manufactured final products. By scheduling the process pursuant to a launch calendar that focuses on customer and geographic demand, the engineering department has been able to decrease product development timelines in recent years. 20

The research and development efforts of Luxottica’s engineering staff play a crucial role in the development process. Luxottica’s engineers are continuously looking for new materials, concepts and technology innovations to be applied to products and processes in an effort to differentiate them in the eyewear market. During the initial phase of the development process, the prototype makers transform designs into one-off pieces, crafted by hand with meticulous precision. Once developed, they are passed on to the product department, which uses visual rendering and 3D software to analyze the necessary steps to bring the prototype to mass production. At this point in the cycle, the mold workshop designs and assembles the equipment needed to make the components for the new model. The first specimens obtained are assembled and undergo a series of tests required by internal quality control procedures. The next steps in the process involve the production and quality certification of sales samples of the new models. These samples are subjected to another sequence of tests to ascertain the quality of the engineering. The final step is the production of an initial batch using definitive tooling certified by an external standards organization. These samples are produced in a pilot facility representing the plant chosen to mass produce the new model in order to meet the needs of production planning. Manufacturing Luxottica’s primary manufacturing facilities are located in Italy, China, the United States and Brazil. Luxottica has six manufacturing facilities in Italy: five in Northeastern Italy, the area in which most of the country’s eyewear industry is based, and one near Turin. Over the years, the Group has consolidated its manufacturing processes by utilizing a consistent production technology in each of the Italian facilities. This consolidation has enabled Luxottica to improve both the productivity and quality of its manufacturing operations. Plastic frames are made in the Agordo, Sedico, Pederobba and Lauriano facilities, while metal frames are produced in Agordo and Rovereto. Certain metal frame parts are produced in the Cencenighe plant. The Lauriano facility also makes crystal and polycarbonate lenses for sunglasses. From 1998 to 2001, Luxottica operated the Dongguan plant in China’s Guangdong province through a 50%-owned joint venture (Tristar Optical Company Ltd.) with a Japanese partner. In 2001, Luxottica acquired the remaining 50% interest in this Chinese manufacturer and in 2006, it increased its manufacturing capacity in China through the construction of a new manufacturing facility to produce both metal and plastic frames. After the construction of this new facility, the annual average daily production in China increased by approximately 80% in 2006 compared to 2005. Since then, Luxottica has further expanded its manufacturing capacity in China. During 2010, Tristar started producing plastic sun lenses which are paired with frames manufactured in the same Chinese facility. In 2013, Luxottica integrated into its manufacturing processes a newly developed state-of-the-art decoration plant utilizing tecniques adapted from other industries. The Foothill Ranch facility in California manufactures high-performance sunglasses, prescription frames and lenses and assembles most of Oakley’s eyewear products. The production of Oakley apparel, footwear, watches and certain goggles is outsourced to third-party manufacturers. 21

22 ANNUAL REVIEW 2013

The manufacturing facility in Campinas (Brazil) produces both plastic and metal frames for the Brazilian market. In September 2012, Luxottica launched the first locally designed and produced Vogue Eyewear collection for this market. During 2013, the Company added the production of select Ray-Ban and Arnette collections. Luxottica also operates a small plant in India serving the local market. In 2013, the Group’s manufacturing facilities produced a combined total of approximately 77.3 million prescription frames and sunglasses. Three main manufacturing technologies are involved: metal, acetate slabs and plastic (injection molding). In 2013 approximately 33% of the frames were metal-based, and the remaining frames were plastic. The manufacturing process for both metal and plastic frames begins with the fabrication of precision tooling and molds based on prototypes developed by in-house designers and engineering staff. 2013 frames manufactured by material 33% Metal-based 67% Plastic-based METAL FRAMES The manufacturing process for metal frames has approximately 70 phases, beginning with the production of basic components such as rims, temples and bridges, which are produced through a molding process. These components are then welded together to form frames over numerous stages of detailed assembly work. Once assembled, the metal frames are treated with various coatings to improve their resistance and finish, and then prepared for lens fitting and packaging. PLASTIC FRAMES Plastic frames are manufactured using either a milling or an injection molding process. In the milling process, a computer-controlled machine carves frames from colored acetate slabs. This process produces rims, temples and bridges that are then assembled, finished and packaged. In the injection molding process, plastic resins are liquefied and injected into molds. The plastic parts are then assembled, coated, finished and packaged. 23

ANNUAL REVIEW 2013 Luxottica engages in research and development activities relating to its manufacturing processes on an on-going basis. As a result, Luxottica plans to invest over Euro 200 million between 2013 and 2015 to increase manufacturing capacity in Italy, China, the United States, Brazil and India, as well as for innovation and information technology enhancements. This commitment is expected to translate into increased efficiency and improved quality of the manufacturing process. Quality control: a global “culture of quality” The satisfaction of wholesale clients and retail consumers is one of Luxottica’s primary and indispensable objectives. Achieving this objective means continually improving the quality of every phase of the production and distribution cycles and this has been one of the drivers prompting the Group’s full vertical integration. By increasing production capacity in both developed and emerging countries, the Company is pursuing a crucial goal: delivering the same “Made by Luxottica” quality everywhere in the world. Wherever design and production of frames and sun lenses take place, a single quality system applies to every process involved, from product development to procurement, distribution, operational analysis and uniform and measurable performance management in the plants. Most of the manufacturing equipment is specially designed and adapted for the Group’s manufacturing processes. This facilitates a rapid response to customer demand and an adherence to strict quality-control standards. Through on-going verification of precision and expertise in all the phases of production, Luxottica seeks to manufacture a product of the highest quality. Quality and process control teams regularly inspect semi-finished products, verifying the feasibility of prototypes in the design phase, controlling standards in both the product development and production phases, subsequently checking for resistance to wear and tear and reviewing optical properties in relation to type of use. The manufacturing processes and materials used by primary suppliers are also controlled and certified. Luxottica designs products to meet or exceed relevant industry standards for safety, performance and durability. Throughout the development process, eyewear products undergo extensive testing against standards established specifically for eyewear by ANSI (Z. 80.3), ASTM, Standards Australia Limited (AS 1067) and EU (EN ISO 12312 and EN ISO 12870). These standards relate to product safety and performance and provide quantitative measures of optical quality, UV protection, light transmission and impact resistance. To assure its quality standards worldwide and the right support for quality improvement, Luxottica has four main labs, one in Italy, one in China, one in the United States and one in Brazil. Each lab is responsible for establishing and maintaining the quality standards in the region where it is located and supports activities in engineering, production and market feedback management. All of these labs conduct the same tests using the same equipment and procedures which are developed and approved in the central Italian lab. Every year, Luxottica enhances the performance criteria used in its standard tests and introduces new requirements. As a result of the effectiveness of the quality control program, the return rate for defective merchandise manufactured by Luxottica has remained stable at approximately 1% in 2013. Logistics The Group’s distribution system is globally integrated and supplied by a centralized manufacturing programming platform. The network linking the logistics and sales centers to the production facilities in Italy, China, the United States and Brazil also provides daily monitoring of global sales performance and inventory levels so that manufacturing resources can be programmed and 24

2.4 LUXOTTICA GROUP • FROM DESIGN TO LOGISTICS warehouse stocks re-allocated to meet local market demand. This integrated system serves both the retail and wholesale businesses and is one of the most efficient and advanced logistics system in the industry with 20 distribution centers worldwide, of which 12 are in the Americas, six are in the Asia-Pacific region and two are in Europe. There are four main distribution centers (hubs) in strategic locations serving the Group’s major markets: Sedico (Italy), Atlanta (US), Ontario (US) and Dongguan (China). They operate as centralized facilities, offering customers a highly automated order management system that reduces delivery times and keeps stock levels low. The Sedico hub was opened in 2001 and is state-of-the-art in the sector. In 2013, it managed over 19,000 orders per day, including eyeglasses and spare parts. Sedico ships over 200,000 units daily to customers in Europe, North America, the Middle East, Africa and to the Group’s distribution centers in the rest of the world, from which they are then shipped to local customers. The Sedico hub enabled Luxottica to close local warehouses throughout Europe that served the previous distribution system, improving the speed and efficiency of distribution. The Atlanta facility, opened in 1996, has consolidated several North America-based facilities into a single state-of-the-art distribution center located close to one of the major airport hubs of the United States. This facility has a highly advanced cross-belt sorting system that can move up to 150,000 units per day. In late 2009, the facility, which was originally a retail-only distribution center, started serving both Luxottica’s retail and wholesale businesses in the North American market. The Dongguan hub was opened in 2006 and manages an average of 170,000 units per day. The growth in the region has resulted in this hub becoming a strategic part of the Group’s distribution network. Luxottica continues to invest in ways to improve services and increase capacity in order to create even greater efficiencies in the region. Anti-counterfeiting policy Intellectual property is one of Luxottica’s most important assets and is protected through the registration and enforcement of its trademarks and patents around the world. The Group’s commitment is demonstrated through the on-going results of its anti-counterfeiting activities and increased leveraging of its global organization. Trademarks and products from market leaders are increasingly copied and the implementation of a strong global anti-counterfeiting program allows Luxottica to send a strong message both to infringers and to its authorized distribution network. This program allows Luxottica, on the one hand, to exercise rights against retailers of counterfeit eyewear, wholesalers and manufacturers which supply them, and, on the other hand, to send a message to authorized distributors that the Group values its intellectual property and will work diligently to protect it. Through a strong investigative network, especially in China, the Company has been able to identify key sources of counterfeit goods, to assist local law enforcement in investigating these sources and when applicable, to file legal actions against the counterfeiters. Additionally, the Group continues to consolidate and strengthen its cooperation with customs organizations around the world, which helps to stop, seize and destroy hundreds of thousands of counterfeit goods each year. The Group dedicates considerable efforts to monitoring the trafficking of counterfeit goods through the internet, and works actively to remove counterfeit eyewear from certain popular online auction platforms and shut down the websites that violate its intellectual property rights, through the sale of counterfeit products or the unauthorized use of Luxottica’s trademarks. 25

ANNUAL REVIEW 2013 2.5 Brand portfolio Ray-Ban VOGUE GENUINE SINCE 1937 eyewear Luxottica’s brand portfolio is one of the largest in the industry and continuously evolves, with major global brands backed by leading brands both at a regional level and in particular segments and niche markets. The portfolio is well balanced between proprietary and licensed brands, a combination of stability and prestige. The presence of Ray-Ban, one of the world’s best-selling brands of sun and prescription eyewear, and Oakley, a leader in the sport and performance category, gives the proprietary brand portfolio a strong base, complemented by Persol, Oliver Peoples and Alain Mikli in the high-end of the market, Arnette in the sport market, and Vogue Eyewear in the fashion market. Alongside the proprietary brands, the portfolio has over 20 licensed brands, including some well-known and prestigious names in the global fashion and luxury industries. With its manufacturing know-how, capillary distribution and direct retail operations supported by targeted advertising and experience in international markets, Luxottica’s goal is to be the ideal partner for fashion houses and stylists seeking to translate their style and values into successful premium quality eyewear collections. Luxottica differentiates each designer’s offering segmenting it by type of customer and geographical market, to produce a broad range of models capable of satisfying diverse tastes and tendencies and to respond to the demands and characteristics of widely differing markets. 26

2.5 LUXOTTICA GROUP • BRAND PORTFOLIO Proprietary brands In 2013, proprietary brands accounted for approximately 69% of total sales of frames. Ray-Ban and Oakley, the two biggest eyewear brands in Luxottica’s portfolio, accounted for 24.7% and 11.4%, respectively, of the Group’s 2013 net sales. RAY-BAN Style, tradition and freedom of expression are the key values underpinning the philosophy of Ray-Ban, a leader in sun and prescription eyewear for generations. Debuting in 1937 with the Aviator model created for American Air Force, Ray-Ban joined Luxottica’s brand portfolio in 1999. Ray-Ban is recognized for the quality and authenticity of its eyewear and is worn by celebrities all over the world. PERSOL® OLIVER PEOPLES alain mikli TM Lunettes ® OAKLEY Acquired by Luxottica in 2007, Oakley is a leading sports eyewear brand, known for its blend of technology, design and art across all its products. In addition to its sun and prescription eyewear and ski goggles, it offers branded apparel, footwear and accessories in collections addressing specific consumer categories: Sport/Active, Lifestyle and Women. Oakley is also well-known for its lens technologies and especially its High Definition Optics® (HDO®). VOGUE EYEWEAR Launched in 1973 under the same name as the famous fashion magazine, Vogue Eyewear was acquired by Luxottica in 1990. Vogue models distinguish themselves through their innovative and fashionable designs, their variety of colors and frames and the smart detailing on the temples. PERSOL Persol, the iconic “Made in Italy” eyewear brand, made its debut in 1917 and was acquired by Luxottica in 1995. With its evocative name, meaning “for sun”, it is the proud heir to a culture of excellence and craftsmanship, a perfect alchemy of aesthetics and technology. The irresistible appeal of timeless design and high quality makes the brand a favorite among celebrities. 27

28 ANNUAL REVIEW 2013

29 2.5 LUXOTTICA GROUP • BRAND PORTFOLIO

ANNUAL REVIEW 2013 OLIVER PEOPLES Acquired by Luxottica in 2007, Oliver Peoples began in 1987 with the introduction of a retro-inspired eyewear collection created by designer and optician Larry Leight. Select eyewear is handcrafted from the finest quality materials, in colors exclusive to Oliver Peoples. Frames are manufactured in limited quantities and with deliberate anti-logo labeling that appeals to sophisticated consumers. ALAIN MIKLI Acquired by Luxottica in 2013, Alain Mikli is not simply the name of an eyewear brand, it also represents over 35 years of passion and know-how. Since 1978, the designer Alain Mikli recognized that vision correction was not merely a solution for a medical condition but could also be a means to communicate style and trends. His idea is simple but revolutionary: add style to a necessity, and transform a need into a sign of personality. The frame to see as well as to be seen. Licensed brands Designer lines are produced and distributed through license agreements with major fashion houses. The license agreements are exclusive contracts which typically have terms of between three and ten GIORGIO ARMANI EMPORIO ARMANI A X years, and may contain options for renewal for additional periods. Under these license agreements, Luxottica is required to pay a royalty ranging from 5% to 14% of the net sales of the related collection and a mandatory marketing contribution of between 5% and 10% of sales. Prada and Dolce & Gabbana are two significant licenses in Luxottica’s portfolio as measured by total sales. In 2013, sales realized through the Prada, Prada Linea Rossa and Miu Miu brand names together represented approximately 4% of total sales, whereas the sales realized through the Dolce & Gabbana brand name represented approximately 2.3% of total sales. Armani Group Under license since 2013, The Armani Group includes the following collections: GIORGIO ARMANI The Giorgio Armani brand’s incomparable sense of style is timeless and consistent. Armani’s vision of the world of creative design is not about turning heads, but about leaving a lasting impression, so that the brand’s aesthetic becomes an outward expression of the normality of sophistication. Pure lines, intrinsic elegance and care for details are the elemental concepts underlying all of Giorgio Armani’s iconic designs as well as of its eyewear styles. 30

2.5 LUXOTTICA GROUP • BRAND PORTFOLIO EMPORIO ARMANI Created at the beginning of the 80’s by Giorgio Armani, this label addresses the needs of trendy customers who love the Armani DNA. Armani’s core elements are revisited in a modern take on fresh style, with innovative and trendy colorful designs that are distinguished by contemporary lines, shapes and materials. ARMANI EXCHANGE A|X Armani Exchange is the youthful label created in 1991 by Giorgio Armani to capture the heritage of the Armani brand through a modern sensibility for the inherent beauty of young individuals’ interpretation of contemporary lifestyle. The A|X Armani Exchange eyewear collection reflects the brand’s young fashion-forward urban spirit. Modern shapes in original shades reflect contemporary design with stylish details. BROOKS BROTHERS Characterized by lightweight materials and a slender line, the Brooks Brothers collections reflect the iconic features of the style of this American brand. This is an affordable product line with classic style that delivers functionality, lightness and high quality. The original license agreement was entered into in 1992. BVLGARI BURBERRY CHANEL Brooks Brothers EYEWEAR ESTABLISHED 1856 BVLGARI Extending its vision of extraordinary beauty to everyday objects, Bulgari, under license since 1997, applies the same uncompromising design and product standards to its men’s and women’s eyewear collections, recapturing fine handcrafting in ladies collections and technical innovation in gentlemen’s styles. BURBERRY Since its founding in England in 1856, Burberry has been synonymous with quality, as defined by the endurance, classicism and functionality that characterized its history. Burberry has become a leading luxury brand with a global business. The eyewear collection, under license since 2006, is inspired by the brand’s innovative ready-to-wear and accessories collections and incorporates very recognizable iconic elements for both men and women. CHANEL In 1999, Luxottica was the first company licensed to produce Chanel eyewear products. The Chanel eyewear collection, targeting luxury-oriented consumers, reflects the essential characteristics of the brand: style, elegance and class. 31

ANNUAL REVIEW 2013 COACH Founded in 1941 as a family-run workshop in a Manhattan loft, Coach has grown to become a leading American marketer of fine accessories and gifts for women and men. Under license since 2012, the Coach eyewear collection perfectly expresses the signature look and distinctive identity of the Coach brand. This license agreement includes the Reed Krakoff brand launched by Coach in 2010. The sunwear collection, under license since 2012, perfectly combines the glamour and modern elegance of Krakoff’s art with the distinctive details taken from his fashion house. Reed Krakoff stores are located in New York, Tokyo and Las Vegas. DOLCE & GABBANA Dolce & Gabbana is a luxury brand which draws inspiration from the roots and the authentic values of its own DNA: Sicily, sensuality and sartorial ability. Dolce & Gabbana’s essence lies in its contrasting yet complementary features. The eyewear collection, under license since 2006, is characterized by glamorous, unconventional shapes, prestigious materials and sumptuous detailing. DONNA KARAN Under license since 2005, this product line reflects the design sensibility and spirit of the Donna Karan collection. Designed “for a woman by a woman,” the collection offers sophisticated styling, sensuality COACH DOLCE & GABBANA DKNY Paul Smith EST. 1941 DONNA KARAN NEW YORK SPECTACLES and comfort in a modern way with identifiable detailing and quality workmanship. The DKNY brand is part of this license agreement. DKNY is easy-to-wear fashion with an urban mindset, the energy of New York City and its street smart look. DKNY eyewear caters to modern, urban, fashion conscious women and men, addressing a broad range of lifestyle needs, from work to weekend, jeans to evening. The license was entered into in 2005. PAUL SMITH SPECTACLES Licensed by Luxottica in 2007, the Paul Smith Spectacles brand, launched in 1994, includes prescription and sun eyewear featuring the whimsical yet classic designs and attention to detail that are synonymous with one of Britain’s leading fashion designers. Prada Group Under license since 2003, the Prada Group includes the following collections: PRADA Prada represents the best of Italian culture and tradition. At the same time, Prada is one of the most innovative fashion brands, with a keen attention to detail and new trends. The Prada eyewear collection reflects this approach with unmistakable style, sophisticated elegance and uncompromising quality. 32

2.5 LUXOTTICA GROUP • BRAND PORTFOLIO The Prada collection also includes the Prada Linea Rossa line, which is inspired by the world of sports to convey an everyday casual style and has a dedicated advertising campaign. MIU MIU The Miu Miu eyewear collection was launched with brand-new luxury positioning in 2011 to align it with the brand’s other product categories. Miu Miu is Miuccia Prada’s other soul: a brand with a very strong and autonomous identity, characterized by an avant garde, sensual, sometimes provocative style aimed at a trendsetting woman with a strong and independent personality. Ralph Lauren Group Under license since 2007, the Ralph Lauren Group includes the following collections: RALPH LAUREN PURPLE LABEL The Ralph Lauren Purple Label eyewear collection is the ultimate expression of modern elegance, reflecting an impeccable sense of high quality, precious materials and style. Dedicated to the highest level of quality and elegance, it is the ultimate expression of luxury for the modern gentleman. PRADA MIU MIU RALPH LAUREN RALPH LAUREN EYEWEAR PURPLE LABEL POLO RALPH LAUREN Authentic and iconic, the Polo eyewear collection is the original symbol of the modern preppy lifestyle. Often imitated but never matched, Polo’s aesthetic signature is recognized worldwide as a mark of contemporary heritage excellence. RALPH LAUREN Timeless and sophisticated, the Ralph Lauren eyewear collection reflects Ralph Lauren’s definitive design philosophy in its groundbreaking juxtapositions of feminine glamour and impeccable execution. A mix of American glamour with an air of refined luxury. RALPH This women’s line is an expression of the Ralph Lauren spirit at an accessible price point. It features the latest looks and trends, as well as some more classic looks and vibrant colors, for a feminine, youthful, flirty and fun look. STARCK EYES Starck Eyes, under license since 2013, joined Luxottica’s licensed brand portfolio as part of the Alain Mikli acquisition. Starck Eyes is the combination of two visionaries for an exceptional collection. Philippe 33

34 ANNUAL REVIEW 2013 Starck and Alain Mikli pooled their skills to give birth to the Starck Eyes collection in 1996. For this line, a technological revolution was developed: the “biolink”, a screw-less hinge modeled after the human shoulder. Biomechanics in the service of vision. STELLA MCCARTNEY Stella McCartney, under license since 2009, is a design lifestyle brand, synonymous with modern cool. The sunglasses collection appeals to women who are naturally sexy and confident, combining everyday quality with sophistication and masculinity with feminine allure, allowing its wearers to create their own distinctive look. TIFFANY & CO. Founded in 1837 in New York City, Tiffany has a rich heritage filled with celebrated events, artists and milestones that live on today in legendary style. Luxottica was the first company licensed to produce Tiffany’s eyewear collection, which takes inspiration from the most iconic jewellery collection, celebrating stunning originality and enduring beauty. The first collection was launched in 2008.

35 2.5 LUXOTTICA GROUP • BRAND PORTFOLIO TORY BURCH Under license since 2009, Tory Burch is an attainable luxury lifestyle brand defined by classic American sportswear with an eclectic sensibility, which embodies the personal style and spirit of its co-founder and creative director, Tory Burch. VERSACE Versace is a prestigious fashion and lifestyle brand, symbol of Italian luxury worldwide. It is intended for men and women looking for a contemporary style that is strong in personality, sexy and sophisticated. The eyewear collection, under license since 2003, perfectly combines glamour and modern elegance, bearing the distinctive details taken from the graphic direction of the fashion house.

ANNUAL REVIEW 2013 2.6 Distribution Luxottica’s distribution network is one of the Group’s core strengths. It is global and includes retail stores as well as a wholesale network of third party stores and chains. Luxottica operates in all the world’s major markets and continues to expand in emerging markets, where it has made substantial investments over the last few years and intends to broaden and strengthen its distribution platform going forward. Luxottica’s efficient distribution network makes it possible to maintain close contact with customers while maximizing the visibility of the Group’s brand portfolio. In addition, the Group’s experience in the retail business has given it a unique understanding of end users’ needs and tastes in certain key countries. All this makes it possible to achieve tight control and strategic optimization of brand diffusion, for both proprietary and licensed brands. Wholesale The wholesale distribution structure covers more than 130 countries, with nearly 50 directly controlled or majority owned operations in the major markets and approximately 100 independent distributors in other markets. Each wholesale subsidiary operates its own network of sales representatives who are normally retained on a commission basis. Relationships with large international, national and regional accounts are generally managed by the employees. Customers of the wholesale business are mostly retailers of mid to premium-priced eyewear, such as independent opticians, optical retail chains, specialty sun retailers, department stores and duty-free shops. The Group is currently seeking to further penetrate emerging markets and further exploit new channels of distribution, such as department stores, travel retail and e-commerce. Certain brands, including Oakley, are also distributed to sporting goods stores and specialty sport stores, including bike, surf, snow, skate, golf and motor sport stores. In addition to offering to wholesale customers some of the most popular brands, with a broad array of models tailored to the needs of each market, Luxottica also seeks to provide them with pre- and post-sale services to enhance their business. These services are designed to provide customers with the best products and in a time frame and manner that best serve the Group’s customers’ needs. 36

37 2.6 LUXOTTICA GROUP • DISTRIBUTION Luxottica maintains close contact with its distributors in order to monitor sales and the quality of the points of sale that display its products. In 2002, Luxottica introduced within the wholesale division the STARS program (Superior Turn Automatic Replenishment System), originally under the name “Retail Service”, to provide third-party customers with an enhanced partnership service that leverages Luxottica’s knowledge of local markets and brands to deliver fresh, high-turnover products and maintain optimal inventory levels at each point of sale. This business unit directly manages product selection activities and assortment planning and automatic replenishment of Luxottica’s products in the store on behalf of the third-party customer, utilizing ad hoc systems, tools and state-of-the-art planning techniques. By the end of 2013, STARS served a total of approximately 3,000 stores in the major European markets and emerging markets. 41% 59% Wholesale Retail 2013 net sales by geographic area Type of distribution 56% 20% 13% 11% 56% North America 13% Asia-Pacific 20% Europe 11% Rest of the world

ANNUAL REVIEW 2013


4,742 NORTH AMERICA
679 CENTRAL & SOUTH AMERICA

RETAIL 7,051 stores (of which 579 franchises)

NORTH AMERICA	4,742 stores
Prescription	
LensCrafters	958
Pearle Vision (of which 375 are franchises)	596
Sears Optical	726
Target Optical	335
Prescription/Sun	
Oliver Peoples (of which 1 is franchise)	8
Alain Mikli	5
The Optical Shop of Aspen	17
ILORI	18
Sun	
Sunglass Hut, Sunglass Icon (of which 19 are franchises)	1,916
Sun/Clothing	
Oakley Stores and Vaults	163

CENTRAL & SOUTH AMERICA	679 stores
Prescription	
GMO (including Econópticas)	475
Sun	
Sunglass Hut	197
Sun/Clothing	
Oakley Stores and Vaults (all are franchises)	7

EUROPE	384 stores
Prescription	
David Clulow (of which 3 are franchises)	40
Alain Mikli (of which 3 are franchises)	5
Sun	
Sunglass Hut	265
David Clulow	59
Sun/Clothing	
Oakley Stores and Vaults (of which 3 are franchises)	15

AFRICA & MIDDLE EAST	159 stores
Sun	
Sunglass Hut (of which 35 are franchises)	157
Sun/Clothing	
Oakley Stores and Vaults (all franchises)	2

GREATER CHINA	243 stores
Prescription	
LensCrafters	228
Alain Mikli	6
Sun	
Sunglass Hut	9

ASIA-PACIFIC	844 stores
Prescription	
OPSM (of which 32 are franchises)	395
Laubman & Pank (of which 4 are franchises)	48
Budget Eyewear (all franchises)	10
Prescription/Sun	
Oliver Peoples (all franchises)	3
Alain Mikli	9
Sun	
Sunglass Hut (of which 75 are franchises)	349
Sun/Clothing	
Oakley Stores and Vaults (of which 7 are franchises)	30

38

39 384 EUROPE 159 AFRICA & MIDDLE EAST 243 GREATER CHINA 844 ASIA-PACIFIC EUROPE Italy Austria Belgium Croatia Finland France Germany Greece Hungary Ireland Norway Poland Portugal Russian Federation Spain Sweden Switzerland The Netherlands Turkey United Kingdom AMERICAS United States Argentina Brazil Canada Mexico ASIA- PACIFIC Australia China India Japan Singapore South Korea Taiwan Thailand MIDDLE EAST AND AFRICA Israel South Africa WHOLESALE Direct operations in nearly 50 countries (below, the main) 2.6 LUXOTTICA GROUP • DISTRIBUTION

ANNUAL REVIEW 2013 Retail With a strong portfolio of retail brands, Luxottica is well positioned to reach different segments of the market. The retail portfolio offers a variety of differentiation points for consumers, including the latest designer and high-performance sun frames, advanced lens options, advanced eyecare, everyday value and high-quality vision care health benefits. As of December 31, 2013, Luxottica’s retail business consisted of 6,472 stores and 579 franchised or licensed locations. Luxottica’s retail stores sell not only prescription frames and sunglasses that the Group manufactures but also a wide range of prescription frames, lenses and other ophthalmic products manufactured by other companies. In 2013, net sales comprising Luxottica’s proprietary and licensed brands represented approximately 89% of the total net sales of frames by the retail division. OPTICAL RETAIL Luxottica’s optical retail operations are anchored by leading brands such as LensCrafters and Pearle Vision in North America, OPSM and Laubman & Pank throughout Australia and New Zealand and GMO in Latin America. The Group also has a retail presence in China, where it operates in the premium eyewear market with LensCrafters. Due to the fragmented nature of the European retail market, the LENSCRAFTERS® PEARLE

 VISIONSM Company does not operate optical retail stores in Europe outside of the United Kingdom, where it operates a network of nearly 100 David Clulow stores, selling both prescription and sun products. As of December 31, 2013, Luxottica’s optical retail business consisted of 3,811 retail locations globally. LensCrafters LensCrafters is currently the largest optical retailer in North America in terms of sales. Usually located in high-traffic commercial malls and shopping centers, the stores offer a wide array of premium prescription frames and sunglasses, mostly made by Luxottica, but also a wide range of high-quality lenses and optical products made by other suppliers. LensCrafters was founded in 1983 with the idea of providing customers with a pair of quality glasses in about an hour, which today represents a key feature of LensCrafters’ customer service model. Most stores in North America have onsite either an independent or an employed doctor of optometry and a fully equipped, state-of-the-art lens laboratory that is able to craft, surface, finish and fit lenses in about one hour. As part of its underlying commitment to customer satisfaction and industry innovation, over the last few years LensCrafters has further invested in technology to enable a distinctive signature customer experience by including the AccuFit Digital Measurement™ technology, which provides a lens fit with five times greater precision than traditional methods, and the anti-reflective coating capability at in-store labs, further enhancing the “one hour service” concept. LensCrafters also introduced iPads in every store to make the decision-making process a more friendly experience for clients, tested

 40

2.6 LUXOTTICA GROUP • DISTRIBUTION AccuExam in certain locations and continued its significant investment in the omnichannel experience. In 2006, Luxottica began to expand the LensCrafters brand in China by rebranding the stores, which were added through the acquisition of three retail chains in Beijing, Shanghai, Guangdong and Hong Kong. Hong Kong is one of China’s most significant luxury markets, and launching LensCrafters as a premium brand in Hong Kong was important for increasing awareness and consumer demand for Luxottica’s products and services in the region. As of December 31, 2013, the Group operated a retail network of 1,186 LensCrafters stores, of which 958 are in North America and the other 228 stores are in China and Hong Kong. Pearle Vision Acquired by Luxottica in 2004, Pearle Vision is one of the largest optical retail chains in North America. LensCrafters and Pearle Vision’s positioning is complementary. Pearle Vision focuses on the factors that made the brand a success: customers’ trust in the doctor’s experience and the quality of service they receive, which made Pearle Vision the “Home of Trusted Eyecare” for generations of Americans. Pearle Vision is expanding through franchising and is one of the largest franchise systems in optical retailing. As of December 31, 2013, Pearle Vision operated 221 corporate stores and had 375 franchise locations throughout North America. Sears OPTICAL® OPSM Optical Retail licensed brands With the acquisition of Cole National in 2004, Luxottica acquired a network of retail locations in North America operating under the brand names of their respective host American department stores. These “Retail licensed brands” are Sears Optical and Target Optical and offer consumers the convenience of taking care of their optical needs while shopping in a department store. Each of these brands has a precise market positioning that Luxottica has reinforced by improving service levels while strengthening their fashion reputation with brands such as Ray-Ban and Vogue. As of December 31, 2013, Luxottica operated 726 Sears Optical and 335 Target Optical locations throughout North America. OPSM OPSM is the largest optical retail chain in Australia and New Zealand with a proud history spanning more than 80 years. Already renowned among luxury and fashion-minded customers for its range of optical frames and sunglasses, OPSM has increased its commitment to provide the highest level of quality eyecare to its customers with a significant investment in optometry and digital retinal scanners across the store network. As of December 31, 2013, Luxottica operated 363 corporate owned stores and 32 franchise locations. 41

42 ANNUAL REVIEW 2013

43 2.6 LUXOTTICA GROUP • DISTRIBUTION

ANNUAL REVIEW 2013 Laubman & Pank Laubman & Pank is well-known in regional Australian markets for high-quality eye care and outstanding service. Laubman & Pank delivers a personalized service to local communities through long-standing expert optical health services. As of December 31, 2013, Luxottica managed 48 Laubman & Pank stores throughout Australia. GMO GMO, an optical market leader in Latin America, became a part of Luxottica Group in July 2011, following the acquisition of Multiópticas Internacional. Since its beginning in 1998, GMO has developed a reputation for optical retail excellence among consumers in Chile, Peru, Ecuador and Colombia with its strong Ópticas GMO, Econópticas and Sun Planet retail brands. As of December 31, 2013, Luxottica operated 344 Ópticas GMO stores, 131 Econópticas stores and 9 Sun Planet stores. EyeMed Vision Care EyeMed Vision Care is one of the United States’ largest managed vision care companies servicing approximately 36 million members in large- and medium-sized companies, government entities and through insurance companies. Innovation, choice and convenience drive EyeMed’s commitment to eye health and vision wellness as it works with its plan sponsors to incorporate vision as part of an Laubman&Pank GMO® EyeMed Optometrists Ópticas VISION CARE® overall health care benefits program. Its members have access to over 27,000 retail locations, including independent opticians, ophthalmologists, optometrists and Luxottica’s optical stores in the United States. Lens laboratories Together with LensCrafters’ over 900 in-store labs, Luxottica operates four central lens surfacing/ finishing labs in North America plus an additional lab based in China dedicated to North American optical retail. Leveraging the combined network capabilities of in-store labs and central manufacturing, Luxottica lens operations reduce the time and cost to surface and finish lenses while improving the quality of service. All the labs use highly advanced technologies to meet growing demand. The central laboratories serve all of the Pearle Vision corporate and franchise stores, the retail licensed brand stores and LensCrafters. In addition, the Group operates Oakley optical lens laboratories in the United States, Ireland and Japan. These labs provide Oakley prescription lenses to the North and South American, European and Asian markets, enabling them to achieve expeditious delivery, better quality control and higher optical standards. Most of the Australian laboratory’s needs are provided by the Eyebiz Laboratory, a joint venture between Luxottica and Essilor formed in February 2010. 44

2.6 LUXOTTICA GROUP • DISTRIBUTION E-COMMERCE Online retail for contact lenses in 2009, Luxottica entered into a strategic multi-year e-commerce alliance with Vision Direct, a leading online contact lens retailer and wholly-owned subsidiary of Drugstore.com, to develop branded contact lens e-commerce sites for Luxottica’s North American retail business and provide customer care and fulfillment services for this channel. The alliance enables Luxottica to offer a comprehensive solution for consumers to conveniently purchase contact lenses in person, by telephone or online. Brand e-commerce sites Oakley, Ray-Ban and Sunglass Hut e-commerce websites comprise additional important sales channels that complement Luxottica’s retail operations and wholesale distribution. The websites allow consumers to purchase products efficiently, increasing brand awareness, improving customer service and communicating the values and essence of these important brands. Oakley.com conducts e-commerce across multiple markets including the United States, Canada, Australia, Japan and 16 countries in Europe. Ray-Ban.com was launched in the United States in 2009 and is the place to go for a premium Ray-Ban assortment and exclusive services. The path of international e-commerce expansion for the Ray-Ban brand is woven into the course of Ray-Ban Remix, the online customization service which was initially launched in a few European countries in 2013. It was recently launched in the United States and will be made available in additional markets during 2014. Launched in 2008, SunglassHut.com has become over the years the digital destination for consumers looking to find the latest trends and hottest products in premium sunwear. This e-commerce platform is now also available in Australia. The e-commerce strategy is to enter additional markets as the business matures. For example the Group formed strategic partnerships in China to open both Ray-Ban and Oakley stores within Tmall, the largest local online mall. In 2014 Luxottica acquired glasses.com, an exclusive virtual mirroring technology that can be accessed through smartphones or tablets. The technology renders a 3-D image of the user’s face to allow for multiple try-on options with real likeness. 45

ANNUAL REVIEW 2013 SUN AND LUXURY RETAIL Sunglass Hut Since the acquisition of Sunglass Hut in 2001, Luxottica has become a world leader in the specialty sunglass retail business. Founded in 1971 as a small kiosk in a Miami mall, Sunglass Hut has grown since then into one of the world’s leading destinations for top brands, latest trends and exclusive styles of high quality fashion and performance sunglasses. Stores can be found in fashionable shopping districts across the globe, from the Americas, Europe and the Middle East to Australia, South Africa, Hong Kong and beyond, providing consumers with a fun, innovative fashion and shopping experience. Sunglass Hut has been expanding with a focus on building its presence in emerging markets, including Brazil, Southeast Asia and India, and continues to make its mark in Europe having acquired retailers in Spain and Portugal. The brand continues to enhance its presence in more developed markets, opening a flagship store in New York’s Times Square and one in Sydney, Australia. In addition, Sunglass Hut has been growing in the digital space, launching .com sites in almost every region beyond North America, including most recently in Australia. Furthermore, Sunglass Hut is heavily investing in the digitalization of the “in-store” shopping experience. alain ™ mikli ® David Clulow OAKLEY Sunglass hut Lunettes opticians VAULT As of December 31, 2013, Sunglass Hut operated a retail network of 2,858 stores worldwide, including 2,764 corporate stores across North America, Asia-Pacific, Europe, South Africa and Latin America and 94 franchise locations in the Middle East, India, the Philippines and Thailand. ILORI ILORI is Luxottica’s high-end fashion sun retail brand, with 18 stores in North America as of December 31, 2013, including flagship stores in the SoHo neighborhood of New York City and in Beverly Hills, California. ILORI caters to a different, exclusive clientele, offering a richer purchasing experience for eyewear in prestige locations, featuring sophisticated luxury collections, exclusive niche brands and highly personalized service. The Optical Shop of Aspen Founded in the 1970s, The Optical Shop of Aspen is known in the optical industry for its luxury brands for both prescription and sunglasses and its first class customer service. As of December 31, 2013, Luxottica operated 17 stores in some of the most upscale and exclusive locations throughout the United States. 46

2.6 LUXOTTICA GROUP • DISTRIBUTION Oliver Peoples Luxottica operates 11 luxury retail stores under the Oliver Peoples brand. The Oliver Peoples brand retail stores only offer Oliver Peoples and Paul Smith products. Three Oliver Peoples retail locations are operated under license in Tokyo and Los Angeles.

 Alain Mikli Luxottica operates 25 luxury retail stores under the Alain Mikli brand of which three are operated under license. The stores are located in the most prestigious cities worldwide. David Clulow In Europe, Luxottica operates David Clulow, a premium optical retailer operating in Ireland and in the United Kingdom, predominantly in London and in the South East of England. The brand emphasizes service, quality and fashion. Its marketing is targeted to reinforce these brand values and build long-term relationships with customers. In addition to operating optical stores, David Clulow operates a number of designer sunglass concessions in up-market department stores, further reinforcing its position as a premium brand in the United Kingdom. OPTICAL SHOP of ASPEN OLIVER PEOPLES As of December 31, 2013, David Clulow operated 29 corporate owned locations (including eight joint ventures), 3 franchise locations and 59 sun stores/concessions. Oakley Stores and Vaults As of December 31, 2013, the Group operated 217 Oakley “O” Stores and Vaults worldwide (including 19 franchise locations), offering a full range of Oakley products including sunglasses, apparel, footwear and accessories. These stores are designed and merchandised to immerse consumers in the Oakley brand through innovative use of product presentation, graphics and original audio and visual elements. In the United States, Oakley “O” Stores are in major shopping centers. Oakley’s retail operations are also located in Mexico, Europe and the Asia-Pacific region. 47

ANNUAL REVIEW 2013 2.7 Giving back through OneSight OneSight is an independent nonprofit committed to working together to eradicate the global vision care crisis for the more than half a billion people who could have their sight restored with an eye exam and glasses. Since 1988, OneSight has partnered with local health organizations, governments, school districts, industry leaders, doctors and volunteers to help more than 8.5 million people in 40 countries. OneSight receives support from individuals, foundations, community partners and corporations, including Luxottica. As OneSight’s founding global sponsor, Luxottica provides annual operating support, frames and engagement across 75,000 doctors and employees who volunteer their expertise to help staff OneSight Clinics so public donations directly support programming to help millions more in need. 2013 highlights Last year, OneSight hosted 75 projects in 10 countries across six continents, and volunteers helped 240,000 patients through the following programs: 48

2.7 LUXOTTICA GROUP • GIVING BACK THROUGH ONESIGHT CHARITABLE PROGRAMS OneSight hosted charitable Vision Clinics in Australia, China, India, Mexico, Nicaragua, South Africa, Thailand and the United States providing quality vision care and eyewear to more than 70,000 patients in need. In addition, 30 Regional and Vision Van Clinics provided access to vision care for students in underserved communities across North America. SUSTAINABLE INITIATIVES In addition to charitable programs, OneSight established sustainable development projects to create permanent solutions for affordable vision care: The Gambia In collaboration with The Gambia Ministry of Health and Sightsavers International, OneSight built a permanent Vision Center in Farafenni, a village in The Gambia, a small country in West Africa that previously had one optometrist to serve 1.8 million people. Today, trained Gambians are caring for their own and 40% of residents know where to go for vision care. 3,534 Gambians visited the new vision center during the pilot phase. Seeing is learning study in China OneSight, in partnership with Stanford University’s Rural Education Action Program (REAP), launched the “Seeing is Learning” study in China. Twenty thousand school-aged students in the Yulin region were screened and examined to determine the need for glasses and to show the positive impact their glasses make on their school performance. New glasses have been provided for every child in need. Led by top researchers and economists, the study, recently endorsed by China’s Prime Minister, confirmed that a pair of glasses improved their academic performance by a full grade level. Based on the results, REAP will advocate for the inclusion of expanded quality vision care in rural China. School-based model All students deserve to see their future, yet one out of four has an undiagnosed vision problem. That’s why OneSight piloted the first self-sustaining school-based vision care program in the United States. The OneSight Vision Center at Oyler School is located within a school environment. Thirty thousand Cincinnati public school students receive year-round access to comprehensive eye exams and glasses with an on-site optometrist and support staff. In its first year, 1,255 students received eye exams and 816 (65%) needed glasses. 49

50 ANNUAL REVIEW 2013 OneSight in 2013 USA CANADA GAMBIA MEXICO CHILE 240,000 SUSTAINABLE PROGRAMS IN THE GAMBIA AND NORTH AMERICA PEOPLE HELPED IN THE WORLD, CHANGING THEIR LIVES PERU 75 PROGRAMS IN 10 COUNTRIES NICARAGUA

51 2.7 LUXOTTICA GROUP • GIVING BACK THROUGH ONESIGHT SOUTH AFRICA INDIA CHINA THAILAND AUSTRALIA

52 ANNUAL REVIEW 2013

2.7 LUXOTTICA GROUP • GIVING BACK THROUGH ONESIGHT MANUFACTURING OneSight believes in giving its very best to those who need it most. Last year, OneSight launched Manufacturing Clinics, where Luxottica volunteers produced complete pairs of eyewear in prescription ranges most commonly needed for Global Clinics. During the four Manufacturing Events, volunteers produced eyewear to support Vision Clinics hosted in Chile and Mexico. RESEARCH AND EDUCATION Significant investments are granted each year for research and education through the OneSight Research Foundation in North America. Last year, the foundation granted 250,000 USD toward pediatric and diabetic eye diseases and awarded 40,000 USD in scholarships to 20 students pursuing a degree in optometry. 2014 GOALS In 2014, more than 1,100 Luxottica employees representing 44 countries, doctors and partners will come together to serve more than 250,000 people through 50 programs across 14 countries. Expanding charitable Vision Clinics to new countries OneSight will return to China, India, Mexico, Nicaragua, Peru, South Africa and Thailand and will expand programming to Brazil, Indonesia and Vietnam. OneSight will also continue regional vision care programs in Australia, Canada, China, South Africa and the United States. Across North America, OneSight will host 30 Regional and Vision Van Clinics focused on providing students with much needed vision care in 18 states. Expanding sustainable Vision Care models in Africa and North America OneSight will also expand its community and school-based Sustainable Vision Care Programs. Based on the success of its 2013 pilot program in Farafenni, OneSight will open three more permanent Vision Centers and a central manufacturing lab in The Gambia. OneSight will also expand on the success of the OneSight Vision Center at Oyler School in Cincinnati, Ohio. Working with school districts and other local partners, OneSight will replicate the model in underserved communities across the United States, including New York and California. 53

3 Group trends in 2013

[LOGO]

ANNUAL REVIEW 2013

In 2013, Luxottica set a new net sales record of more than Euro 7.3 billion, an increase of +7.5% at constant exchange rates[2] and +3.2% at current exchange rates compared to 2012. This result is attributable to both the Wholesale and Retail Divisions' performance and is evidence of the Group's determination in pursuing growth in each and every quarter. In particular, Luxottica achieved excellent results for the third consecutive year in emerging markets, with an increase of over +20% at constant exchange rates[2,6], with peaks of excellence in China, Brazil and Turkey. Total sales in North America increased by +3.5% in U.S. Dollars, driven in particular by the outstanding performance of the Wholesale Division (+6.7% in U.S. Dollars; +12.1% in U.S. Dollars excluding a drop in Oakley's sales to the U.S. Army). Luxottica also reported an almost surprising increase in net sales in Europe of +11% at constant exchange rates[2,6] compared to the full year 2012.

Key financials [1] (millions of Euro)	FY13 at current exchange rates	FY12 at current exchange rates	Change at constant exchange rates[2]	Change at current exchange rates
Net sales	7,312.6	7,086.1	+7.5%	+3.2%
Operating income adjusted[3,5]	1,064.7	991.8		+7.3%
Operating income	1,055.7	970.1		+8.8%
Net income attributable to Luxottica Group Stockholders adjusted[3,5]	617.3	559.6		+10.3%
Net income attributable to Luxottica Group Stockholders	544.7	534.4		+1.9%
Earnings per share adjusted[3,5]	1.31	1.20		+8.6%
Earnings per share	1.15	1.15		+0.3%
Earnings per share in USD adjusted[3,5]	1.74	1.55		+12.2%
Earnings per share in USD	1.53	1.48		+3.7%

Adjusted operating income[3,5] for 2013 amounted to Euro 1,065 million, reflecting an increase of +7.3% over 2012 results. Accordingly, the Group's adjusted operating margin[3,5] for 2013 was 14.6%, up +110 bps at constant exchange rates[2] (+60 bps at current exchange rates) compared to 2012.

Adjusted net income[3,5] for the full year 2013 amounted to Euro 617 million, up +10.3% from Euro 560 million for 2012, corresponding to adjusted Earnings per Share (EPS)[3,5] of Euro 1.31.

In addition, in 2013 disciplined working capital management allowed Luxottica to generate adjusted free cash flow[3,5] of Euro 648 million. Consequently, net debt at December 31, 2013 decreased to Euro 1,461 million (Euro 1,662 million at fiscal year-end 2012), with a net debt/adjusted EBITDA[3,5] ratio of 1.0x compared to 1.2x at fiscal year-end 2012.

56

57 Wholesale Division The Wholesale Division grew constantly each quarter throughout 2013, with total results for the year at Euro 2,991 million, up +12.0% at constant exchange rates2 (up +7.9% at current exchange rates) compared to 2012. Adjusted operating income3,5 for 2013 rose to Euro 658 million, reflecting an increase of +8.9% from 2012, with an adjusted operating margin3,5 of 22.0%, up +80 bps at constant exchange rates2 (up +20 bps at current exchange rates). Retail Division For the full year 2013, the Retail Division reported net sales of Euro 4,321 million, which were on par with the full year 2012 (up +4.7% at constant exchange rates2,6). In particular, Sunglass Hut reported an increase of +11.2% in total net sales over 2012 results, at constant exchange rates2,6.The Optical segment also continued to post solid results in emerging markets, with comparable store sales4 showing doubledigit growth in China and Hong Kong, and in Australia OPSM saw its comparable store sales4 rise by +4.9%. With regard to North America, 2013 was a year of transition for LensCrafters, which delivered an increase of +1.0% in comparable store sales4 and a progressive increase in profitability. The Retail Division’s adjusted operating income3,5 for 2013 rose to Euro 586 million, from Euro 574 million for 2012 (up +1.9%). As a result, adjusted operating margin3,5 for 2013 settled at 13.5% (13.3% in 2012), up +60 bps at constant exchange rates2 (+20 bps at current exchange rates). 0 2,000 4,000 8,000 6,000 Net sales (Mn Euro) 2012 2013 7,086 4,313 2,773 7,313 4,322 2,991 WHOLESALE RETAIL 0 500 1,000 1,500 Adjusted EBITDA and adjusted operating income (Mn Euro) 2012 2013 19.1% 14.0% 14.6% 19.6% 1,350 1,065 1,431 992 ADJUSTED EBITDA3 MARGIN ADJUSTED OPERATING INCOME3 MARGIN % % 3 GROUP TRENDS IN 2013

ANNUAL REVIEW 2013 Adjusted operating income by division (Mn Euro) Adjusted net income (Mn Euro) and adjusted eps (Euro) Net debt (Mn Euro) Notes (1) All comparisons, including percentage changes, refer to the twelve-month period ended December 31, 2013 and December 31, 2012, respectively. Starting January 1, 2013, the Group adopted the revised IAS 19 “Employee Benefits” standard and the Group’s results for previous periods have been restated in accordance with the new standard. As a result of an increase in employee benefits related expenses, the Group’s operating income and net income for fiscal year 2012 declined by Euro 11.9 million and Euro 7.3 million, respectively. (2) Figures given at constant exchange rates have been calculated using the average exchange rate of the respective comparative period in the previous year. For further information, please refer to the exchange rates tables on page 114 of the Annual Report 2013 attached hereto as Annex 1. (3) EBITDA, EBITDA margin, adjusted EBITDA, adjusted EBITDA margin, adjusted operating income/profit, adjusted operating margin, free cash flow, net debt, net debt/adjusted EBITDA ratio, adjusted net income and adjusted EPS are not measures in accordance with IAS/IFRS. For further information on non-IAS/IFRS measures, please refer to the section “Non-IFRS measures”, from page 32 of the Annual Report 2013 attached hereto as Annex 1. (4) Comparable store sales reflect the change in sales from one period to another that, for comparison purposes, includes in the calculation only stores open in the more recent period that also were open during the comparable prior period, and applies to both periods the average exchange rate for the prior period and the same geographic area. (5) The adjusted data for 2013 excludes the following items: (i) non-recurring costs relating to reorganization of Alain Mikli International acquired in January 2013 amounting to an approximately Euro 9 million adjustment to Group operating income (approximately Euro 6 million net of tax effect); (ii) a non-recurring expense relating to a tax audit for the 2007 tax year in the amount of Euro 26.7; and (iii) a non-recurring accrual relating to open tax audits for tax years after 2007 in the amount of Euro 40 million. The adjusted data for 2012 excludes the following items: (i) non-recurring costs relating to reorganization of the Australian retail business amounting to a Euro 22 million adjustment to Group operating income and a Euro 15 million adjustment to Group net income and (ii) a non-recurring accrual relating to a tax audit in Luxottica S.r.l. for the 2007 tax year in the amount of Euro 10 million. (6) At current exchange rates, (i) Luxottica Group’s net sales in emerging countries rose by +14.0%; (ii) Luxottica Group’s net sales in Europe increased by +9.7%; (iii) the Wholesale Division’s net sales in Europe for 2013 rose by +7.7%; (iv) the Retail Division’s net sales for 2013 increased +0.2%; and (v) Sunglass Hut’s net sales rose by +6.3%. 58

59 3 GROUP TRENDS IN 2013

4 Human resources

Group headcount Planning and professional development Internal satisfaction survey

ANNUAL REVIEW 2013 Group headcount As of December 31, 2013, Luxottica Group had 73,415 employees, of which 64.0% were dedicated to the retail segment, 10.7% were in the wholesale segment and 24.8% were in manufacturing activities and logistics. Corporate central services represent 0.5% of the Group’s staff. In terms of geographic distribution, 57.8% of Luxottica’s employees work in North America, 13.1% in Europe, 21.3% in Asia-Pacific and 6.6% in Latin America. No. employees by business area 64% Retail 46,966 10% Wholesale 7,835 25% Operations 18,215 <1% Corporate 339 Total 73,415 No. employees by geographic area 13% Europe 9,600 58% North America 42,455 21% Asia-Pacific 15,623 7% Latin America 4,814 <1% Middle East & South Africa 524 <1% Corporate 399 Total 73,415 Planning and professional development 2013 saw the complete implementation of the Corporate Planning of Professional Requirements and Development of Technical and Managerial Careers Process. Promoted by the Human Resources Committee and directly coordinated by the CEO, the Process seeks to satisfy the growing need for leadership by promptly identifying and promoting those who, in the results they have achieved, the learning ability they have demonstrated and their conduct, have shown the necessary potential to take on increasing levels of responsibility within the organization. Thanks to advanced assessment tools and an IT platform that makes it possible to share organizational databases, the Process now allows for the integrated management of the succession plan for 400 key roles in the Group and the definition of professional development plans for a growing number of 62

4 HUMAN RESOURCES employees whose technical or managerial potential has been acknowledged. • 35% of key roles are currently entrusted to female leaders • 76% of key roles are entrusted to international managers • 72% of key roles are entrusted to managers promoted from within. “Your Voice”: internal satisfaction survey In 2013 Luxottica carried out its second internal satisfaction survey. Thanks to the participation of the 88% of the 73,415 employees, Luxottica measured the level of engagement, loyalty and confidence of those that work for the organization, wherever they are based in the world and at all operating levels. The survey confirmed that Luxottica is regarded as a top-level organization by its employees, with values that confirm the positive data that emerged from the 2011 survey and highlight growing strengths compared with benchmark global organizations. Luxottica survey • 1 Key Performance Indicator (Engagement) • 11 themes • 45 items 88% Luxottica employees participation index Engagement An employee that is satisfied with their working environment... 1 Says Talks positively about the organization with Over 75% of employees say they are colleagues, potential employees and customers. proud to work for Luxottica. 2 Says Shows an intense desire to remain Around 3 in 4 would like to keep an active part of the company. working for Luxottica. 3 Serves Almost 80% of employees are willing Behaves in such a way as to guarantee to make extra effort to contribute to the success of the organization. the success of Luxottica. 75% Luxottica Engagement Index 63

5 Other information

2000-2013 evolution of number of stores Share capital and dividend per share 1990-2013 Luxottica share performance

ANNUAL REVIEW 2013

2000-2013 evolution of number of stores

At December 31,	2000	2001	2002	2003	2004	2005	2006	2007	2008	2009	2010	2011	2012	2013
LensCrafters	864	868	882	877	888	894	902	951	966	955	964	983	968	**958**
Pearle Vision	-	-	-	-	843	837	840	880	809	764	726	662	622	**596**
Licensed brands	-	-	-	-	1,327	1,349	1,358	1,338	1,204	1,203	1,146	1,132	1,106	**1,061**
Sears Optical	-	-	-	-	934	960	941	886	879	866	824	802	775	**726**
Target Optical	-	-	-	-	255	246	264	296	325	337	322	330	331	**335**
BJ's Optical	-	-	-	-	138	143	153	156	-	-	-	-	-	**-**
The Optical Shop of Aspen	-	-	-	-	-	-	-	21	24	23	24	22	18	**17**
Oliver Peoples	-	-	-	-	-	-	-	5	6	7	7	8	8	
Sun North America	-	1,694	1,663	1,633	1,584	1,556	1,502	1,749	1,719	1,659	1,814	1,981	1,948	**1,934**
(of which ILORI)	-	-	-	-	-	-	-	6	16	25	24	22	21	**18**
Oakley Stores and Vaults	-	-	-	-	-	-	-	81	98	112	122	136	148	**163**
NORTH AMERICA	**864**	**2,562**	**2,545**	**2,510**	**4,642**	**4,636**	**4,602**	**5,025**	**4,826**	**4,723**	**4,803**	**4,924**	**4,818**	**4,729**
Prescription Australia and New Zealand	-	-	-	524	519	511	527	552	540	536	599	572	467	**453**
Sunglass Hut	-	161	160	173	164	182	224	219	210	272	291	294	304	**349**
Bright Eyes	-	-	-	-	-	-	-	140	141	139	127	96	79	**-**
Oakley Stores and Vaults	-	-	-	-	-	-	-	15	16	16	21	23	24	**30**
ASIA-PACIFIC	-	**161**	**160**	**697**	**683**	**693**	**751**	**926**	**907**	**963**	**1,038**	**985**	**874**	**832**
EMEA	-	**89**	**91**	**99**	**110**	**109**	**92**	**99**	**161**	**159**	**161**	**173**	**312**	**379**
GREATER CHINA	-	-	-	**76**	**74**	**65**	**274**	**255**	**244**	**248**	**196**	**227**	**217**	**237**
SOUTH AFRICA	-	-	-	-	-	-	-	**70**	**70**	**80**	**116**	**125**	**120**	**122**
AFRICA & MIDDLE EAST	-	-	-	-	-	-	-	**24**	**39**	**34**	**29**	**28**	**35**	**37**
CENTRAL & SOUTH AMERICA	-	-	-	-	-	-	-	**8**	**8**	**10**	**7**	**580**	**584**	**679**
ATELIER (*)	-	-	-	-	-	-	-	-	-	-	-	-	-	**36**
TOTAL GROUP	**864**	**2,812**	**2,796**	**3,382**	**5,509**	**5,503**	**5,719**	**6,407**	**6,255**	**6,217**	**6,350**	**7,042**	**6,960**	**7,051**

(*) Atelier was set up following the acquisition of Alain Mikli. Started in 1Q 2013, it includes Oliver Peoples and Alain Mikli's stores.

66

5 OTHER INFORMATION

Share capital and dividend per share

	Number of shares authorized and issued as of December 31	Adjusted number of shares authorized and issued as of December 31[2]	Gross dividend per ordinary share (or American Depositary Share)[1][3]
1990	45,050,000	450,500,000	0.025
1991	45,050,000	450,500,000	0.028
1992	45,050,000	450,500,000	0.031
1993	45,050,000	450,500,000	0.037
1994	45,050,000	450,500,000	0.041
1995	45,050,000	450,500,000	0.045
1996	45,050,000	450,500,000	0.052
1997	45,050,000	450,500,000	0.063
1998[2]	225,250,000	450,500,000	0.074
1999	225,269,800	450,539,600	0.085
2000[2]	451,582,300	451,582,300	0.140
2001	452,865,817	452,865,817	0.170
2002	454,263,600	454,263,600	0.210
2003	454,477,033	454,477,033	0.210
2004	455,205,473	455,205,473	0.230
2005	457,975,723	457,975,723	0.290
2006	460,216,248	460,216,248	0.420
2007	462,623,620	462,623,620	0.490
2008	463,368,233	463,368,233	0.220
2009	464,386,383	464,386,383	0.350
2010	466,077,210	466,077,210	0.440
2011	467,335,177	467,335,177	0.490
2012	473,238,197	473,238,197	0.580
2013	**477,560,673**	**477,560,673**	**0.650[4]**

(1) 1 ADS = 1 ordinary share
(2) Figures until 1999 have been retroactively adjusted to reflect the five-for-one stock split which was effective April 16, 1998, and the two-for-one stock split which was effective June 26, 2000.
(3) Figures through 1999 have been calculated converting the dividend in Italian Lira by the fixed rate of Lire 1,936.27 = Euro 1.00. Beginning with the 2000 financial statements the dividend is declared in Euro.
(4) Proposed by the Board of Directors and to be submitted for approval to the Annual Shareholders' Meeting on April 29, 2014.

67

ANNUAL REVIEW 2013

1990-2013 Luxottica share performance - NYSE (USD)

Year	Low	High	Average	Closing	Year change	Average volumes
1990[1]	0.794	1.456	1.089	1.019	7.24%[2]	989,578
1991	0.988	2.750	1.822	2.750	169.93%	390,719
1992	2.250	3.281	2.852	2.513	-8.64%	313,051
1993	2.025	2.950	2.373	2.925	16.42%	231,107
1994	2.787	3.625	3.279	3.413	16.67%	189,325
1995	3.175	5.950	4.180	5.850	71.43%	417,048
1996	5.212	8.100	7.033	5.213	-10.90%	348,201
1997	5.125	6.988	6.092	6.250	19.90%	427,059
1998	3.875	9.494	6.964	6.000	-4.00%	342,659
1999	5.000	10.313	7.613	8.781	46.36%	354,464
2000	7.969	17.000	12.945	13.750	56.58%	222,136
2001	12.150	17.990	15.283	16.480	19.85%	248,020
2002	11.820	20.850	16.184	13.650	-17.17%	273,378
2003	10.230	18.150	13.877	17.400	27.47%	156,275
2004	15.180	20.390	17.344	20.390	17.18%	80,921
2005	19.690	25.830	22.408	25.310	24.13%	70,244
2006	24.360	31.390	28.303	30.670	21.18%	76,514
2007	29.700	39.380	33.699	31.490	2.67%	127,972
2008	15.980	30.920	24.228	18.120	-42.46%	251,319
2009	11.880	26.910	20.991	25.680	41.72%	145,041
2010	22.590	30.620	26.502	30.620	19.24%	88,537
2011	25.070	34.400	29.991	27.930	-8.79%	86,878
2012	27.520	41.730	35.345	41.350	48.05%	117,866
2013	41.930	55.700	50.854	53.920	30.40%	85,147

2000-2013 Luxottica share performance - MTA (Euro)

Year	Low	High	Average	Closing	Year change	Average volumes
2000	15.239	17.618	16.530	15.356	16.99%[3]	211,328
2001	13.409	20.620	17.096	18.430	20.02%	117,744
2002	11.750	22.950	17.380	12.576	-31.76%	204,110
2003	9.248	14.820	12.231	13.700	8.94%	458,682
2004	12.427	15.512	13.911	14.995	9.45%	671,783
2005	15.110	21.940	18.109	21.430	42.91%	789,552
2006	19.300	24.460	22.512	23.280	8.63%	869,788
2007	22.720	28.790	24.640	21.750	-6.57%	1,306,403
2008	12.670	21.150	16.493	12.670	-41.75%	2,058,049
2009	9.610	18.250	14.910	18.050	42.46%	1,110,437
2010	17.820	23.170	19.974	22.800	26.32%	938,423
2011	18.730	23.490	21.529	21.700	-4.82%	783,864
2012	21.760	31.700	27.480	31.070	43.18%	908,854
2013	31.910	42.650	38.302	38.950	25.36%	631,328

(1) Amounts have been retroactively adjusted to reflect the five-for-one stock split which was effective April 16, 1998, and the two-for-one stock split which was effective June 26, 2000.
(2) From IPO (January 24, 1990).
(3) From IPO (December 4, 2000).

68

69 65 60 55 50 45 40 35 30 25 20 15 10 5 0 50 45 40 35 30 25 20 15 10 5 0 1990 1991 1992 1993 1994 1995 1996 1997 1998 1999 2000 2001 2002 2003 2004 2005 2006 2007 2008 2009 2010 2011 2012 2013 2001 2002 2003 2004 2005 2006 2007 2008 2009 2010 2011 2012 2013 ADS NYSE (USD) Dow Jones (rebased) S&P 500 (rebased) Ordinary share MTA (Euro) Eur/USD (rebased) FTSE MIB (rebased) 24-year low USD 14-year low Euro 24-year high USD 14-year high Euro 55.7 42.23 0.7938 9.248 August 8, 2013 May 15, 2013 November 7, 1990 March 12, 2003 5 OTHER INFORMATION

70 ANNUAL REVIEW 2013

71 5 OTHER INFORMATION

ANNUAL REVIEW 2013 LUXOTTICA GROUP S.P.A. REGISTERED OFFICE AND HEADQUARTERS Via C. Cantù, 2 - 20123 Milan - Italy Tel. +39 02 86334.1 - Fax +39 02 8633 4636 E-mail: info@luxottica.com Fiscal code and Milan company register no. 00891030272 VAT no. 10182640150 MEDIA RELATIONS Via C. Cantù, 2 - 20123 Milan - Italy Tel. +39 02 86334.1 E-mail: mediarelations@luxottica.com INVESTOR RELATIONS Via C. Cantù, 2 - 20123 Milan - Italy Tel. +39 02 86334870 - Fax +39 02 86334092 E-mail: investorrelations@luxottica.com CORPORATE WEBSITE www.luxottica.com LUXOTTICA’S SOCIAL MEDIA LINKS Twitter: @luxottica Facebook: like Luxottica Group page YouTube: youtube.com/Luxotticagroup Linkedin: linkedin.com/company/Luxottica_group Pinterest: pinterest.com/Luxotticagroup Instagram: instagram.com/Luxotticagroup SlideShare: slideshare.net/LuxotticaGroup Safe Harbor Statement Certain statements in this Annual Review may constitute “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Such statements involve risks, uncertainties and other factors that could cause actual results to differ materially from those which are anticipated. Such risks and uncertainties include, but are not limited to, the ability to manage the effects of the current uncertain international economic outlook, the ability to successfully acquire and integrate new businesses, the ability to predict future economic conditions and changes to consumer preferences, the ability to successfully introduce and market new products, the ability to maintain an efficient distribution network, the ability to achieve and manage growth, the ability to negotiate and maintain favorable license agreements, the availability of correction alternatives to prescription eyeglasses, fluctuations in exchange rates, changes in local conditions, the ability to protect intellectual property, the ability to maintain relations with those hosting our stores, computer system problems, inventory-related risks, credit and insurance risks, changes to tax regimes as well as other political, economic and technological factors and other risks and uncertainties referred to in Luxottica Group’s filings with the U.S. Securities and Exchange Commission. These forward-looking statements are made as of the date hereof, and we do not assume any obligation to update them. Co-ordination zero3zero9 Design Cacao Design Printing Grafiche Antiga (Crocetta del Montello - TV - Italy) MISTO Carta da fonti gestite In manlera responsablle FSC® C008309 72

LUXOTTICA.COm

2013 Annual Report

Corporate management Board of Directors In office until the approval of the financial statements as of and for the year ending December 31, 2014 Chairman Leonardo Del Vecchio Deputy Chairman Luigi Francavilla Chief Executive Officer Andrea Guerra Directors Roger Abravanel (1) Mario Cattaneo (1) Enrico Cavatorta (2) Claudio Costamagna (1) Claudio Del Vecchio Sergio Erede (3) Elisabetta Magistretti (1) Marco Mangiagalli (1) Anna Puccio (1) Marco Reboa (1) (Lead Independent Director) Human Resources Committee Claudio Costamagna (Chairman) Roger Abravanel Anna Puccio Internal Control Committee Mario Cattaneo (Chairman) Elisabetta Magistretti Marco Mangiagalli Marco Reboa Board of Statutory Auditors In office until the approval of the financial statements as of and for the year ending December 31, 2014 Regular Auditors Francesco Vella (Chairman) Alberto Giussani Barbara Tadolini Alternate Auditors Giorgio Silva Fabrizio Riccardo di Giusto Officer responsible for preparing the Company’s Financial Reports Enrico Cavatorta Independent Auditors PricewaterhouseCoopers S.p.A. Until approval of the financial statements as of and for the year ending December 31, 2020 (1) Independent director. (2) General Manager - Central Corporate Functions. (3) In office until March 13, 2014.

1 Management report

1. Appendix

ANNUAL REPORT 2013 1. Operating performance for the year and the three month period ended December 31, 2013 The Group’s growth continued throughout 2013. In a challenging economic environments the Group achieved positive results in all the geographic markets in which it operates. Net sales increased from Euro 7,086.1 million in 2012 to Euro 7,312.6 million in 2013 (+3.2 percent at current exchange rates and +7.5 percent at constant exchange rates (1)). Net sales in the fourth quarter of 2013 increase by +0.8 percent (+7.6 percent at constant exchange rates (1)) and were Euro 1,645.9 million compared to Euro 1,632.3 million in the same period of 2012. Earnings before Interest, Taxes, Depreciation and Amortization (“EBITDA”) (2) in 2013 rose by 7.1 percent to Euro 1,422.3 million from Euro 1,328.4 million in 2012. Additionally, adjusted EBITDA (2) increased by 6.0 percent to Euro 1,431.3 million from Euro 1,350.1 million in 2012. EBITDA (2) in the fourth quarter of 2013 rose by 0.4 percent to Euro 256.4 million from Euro 255.5 million in the same period of 2012. Operating income for 2013 increased by 8.8 percent to Euro 1,055.7 million from Euro 970.1 million during the same period of the previous year. The Group’s operating margin continued to grow rising from 13.7 percent in 2012 to 14.4 percent in 2013. Additionally, adjusted operating income (3) in 2013 increased by 7.3 percent to Euro 1,064.7 million from Euro 991.8 million in 2012. Adjusted operating margin(4) in 2013 increased to 14.6 percent from 14.0 percent in 2012. Operating income for the fourth quarter of 2013 increased by 1.9 percent to Euro 164.1 million from Euro 161.0 million during the same period of the previous year. The Group’s operating margin continued to grow rising from 9.9 percent in the fourth quarter of 2012 to 10.0 percent in the current period. In 2013 net income attributable to Luxottica stockholders increased by 1.9 percent to Euro 544.7 million from Euro 534.4 million in the same period of 2012. Adjusted net income (5) attributable to Luxottica stockholders increased by 10.3 percent to Euro 617.3 million in 2013 from Euro 559.6 million in 2012. Earnings per share (“EPS”) was Euro 1.15 and EPS expressed in USD was 1.53 (at an average rate of Euro/USD of 1.3277). Adjusted earnings per share(6) (“EPS”) was Euro 1.31 and adjusted EPS expressed in USD was 1.74 (at an average rate of Euro/USD of 1.3277). Net income attributable to Luxottica stockholders for the fourth quarter of 2013 decreased by 65.4 percent to Euro 25.9 million compared to Euro 74.9 million in the same period of 2012. Adjusted net income (5) attributable to Luxottica stockholders for the fourth quarter of 2013 increased by 9.1 percent to Euro 92.6 million compared to Euro 84.9 million in the same period of 2012. By carefully controlling working capital, the Group generated positive free cash flow (7) in both the year (Euro 610 million) and the fourth quarter (Euro 112 million of 2013). Net debt as of December 31, 2013 was Euro 1,461.4 million (Euro 1,662.4 million at the end of 2012), with a ratio of net debt to adjusted EBITDA (8) of 1.0x (1.2x as of December 31, 2012). (1) We calculate constant exchange rates by applying to the current period the average exchange rates between the Euro and the relevant currencies of the various markets in which we operated during the three-month period and the year ended December 31, 2012. Please refer to Attachment 1 for further details on exchange rates. (2) For a further discussion of EBITDA and adjusted EBITDA, see page 32 - “Non-IFRS Measures”. (3) For a further discussion of adjusted operating income, see page 32 - “Non-IFRS Measures”. (4) For a further discussion of adjusted operating margin, see page 32 - “Non-IFRS Measures”. (5) For a further discussion of adjusted net income, see page 32 - “Non-IFRS Measures”. (6) For a further discussion of adjusted earnings per share, see page 32 - “Non-IFRS Measures”. (7) For a further discussion of free cash flow, see page 32 - “Non-IFRS Measures”. (8) For a further discussion of net debt and net debt to adjusted EBITDA, see page 32 - “Non-IFRS Measures”. 4

1 MANAGEMENT REPORT 2. Significant events during 2013 January On January 23, 2013, the Company closed the acquisition of Alain Mikli International S.A. (“Alain Mikli”), a French luxury and contemporary eyewear company. Net sales generated by Alain Mikli in 2012 were approximately Euro 55.5 million. The purchase price paid in the first quarter of 2013, including the assumption of approximately Euro 15 million of Alain Mikli’s debt, totaled Euro 91 million, excluding advance payments made in 2012 and receivables from Alain Mikli. Please refer to note 4 “Business Combinations” of the Notes to the Consolidated Financial Statements for additional information on the acquisition. March On March 25, 2013, the Company entered into an agreement with Salmoiraghi & Viganò S.p.A. pursuant to which Luxottica subscribed to shares as part of a capital injection, corresponding to a 36.33 percent equity stake in the Italian optical retailer. The transaction is valued at Euro 45 million and was announced on November 27, 2012. As a result of this transaction, the Group became a financial partner of Salmoiraghi & Viganò S.p.A. In March 2013, Standard & Poor’s confirmed the Group’s long-term credit rating of BBB+ and revised its outlook on the Group from stable to positive. April On April 25, 2013, we acquired the sun business of Grupo Devlyn S.A.P.I. de C.V. through one of our wholly-owned subsidiaries. See note 4 “Business Combinations” of the Notes to the Consolidated Financial Statements for additional information on this transaction. At the stockholders’ Meeting on April 29, 2013, Group’s stockholders approved the Statutory Financial Statements as of December 31, 2012, as proposed by the Board of Directors and the distribution of a cash dividend of Euro 0.58 per ordinary share. The aggregate dividend amount of Euro 274.0 million was fully paid in May 2013. 3. Financial results We are a global leader in the design, manufacture and distribution of fashion, luxury and sport eyewear, with net sales reaching Euro 7.3 billion in 2013, approximately 73,400 employees and a strong global presence. We operate in two industry segments: (i) manufacturing and wholesale distribution; and (ii) retail distribution. See note 5 of the Notes to the Consolidated Financial Statements as of December 31, 2013 for additional disclosures about our operating segments. Through our manufacturing and wholesale distribution segment, we are engaged in the design, manufacture, wholesale distribution and marketing of proprietary and designer lines of mid- to premium-priced prescription frames and sunglasses. We operate our retail distribution segment principally through our retail brands, which include, among others, LensCrafters, Sunglass Hut, OPSM, Laubman & Pank, Oakley “O” Stores and Vaults, David Clulow, GMO and our Licensed Brands (Sears Optical and Target Optical). As a result of our numerous acquisitions and the subsequent expansion of our business activities in the United States through these acquisitions, our results of operations, which are reported in Euro, are susceptible to currency rate fluctuations between the Euro and the U.S. Dollar. The Euro/USD exchange rate has fluctuated to an average exchange rate of Euro 1.00 = USD 1.3277 in 2013 and from Euro 1.00 = USD 1.2848 in 2012. With the acquisition of OPSM, our results of operations have also been rendered susceptible to currency fluctuations between the Euro and the Australian Dollar. 5

ANNUAL REPORT 2013

Additionally, we incur part of our manufacturing costs in Chinese Yuan; therefore, the fluctuation of the Chinese Yuan relative to other currencies in which we receive revenues could impact the demand of our products or our consolidated profitability. Although we engage in certain foreign currency hedging activities to mitigate the impact of these fluctuations, they have impacted our reported revenues and expenses during the periods discussed herein.

RESULTS OF OPERATIONS FOR YEARS ENDED DECEMBER 31, 2013 AND 2012

	Years ended December 31,			
(thousands of Euro)	2013	% of net sales	2012 (*)	% of net sales
Net sales	**7,312,611**	**100.0%**	**7,086,142**	**100.0%**
Cost of sales	2,524,006	34.5%	2,435,993	34.4%
Gross profit	**4,788,605**	**65.5%**	**4,650,148**	**65.6%**
Selling	2,241,841	30.7%	2,270,071	32.0%
Royalties	144,588	2.0%	124,403	1.8%
Advertising	479,878	6.6%	446,175	6.3%
General and administrative	866,624	11.9%	839,360	11.8%
Total operating expenses	**3,732,931**	**51.0%**	**3,680,008**	**51.9%**
Income from operations	**1,055,673**	**14.4%**	**970,139**	**13.7%**
Other income/(expense)				
Interest income	10,072	0.1%	18,910	0.3%
Interest expense	(102,132)	(1.4%)	(138,140)	(1.9%)
Other - net	(7,247)	(0.1%)	(6,463)	(0.1%)
Income before provision for income taxes	**956,365**	**13.1%**	**844,447**	**11.9%**
Provision for income taxes	(407,505)	(5.6%)	(305,891)	(4.3%)
Net income	**548,861**	**7.5%**	**538,556**	**7.6%**
Attributable to:				
- Luxottica Group stockholders	544,696	7.4%	534,375	7.5%
- non controlling interests	4,165	0.1%	4,181	0.1%
NET INCOME	**548,861**	**7.5%**	**538,556**	**7.6%**

(*) Starting from January 1, 2013 the Group adopted IAS 19 revised "Employee benefits", which requires retrospective application. Accordingly, the 2012 comparative information has been restated based on the new standard. As a result income from operations and net income attributable to Luxottica stockholders decreased by Euro 11.9 million and Euro 7.3 million, respectively. In 2013 the Group reclassified certain warehouse and freight-in shipping expenses of certain subsidiaries from operating expenses, primarily general and administrative, to cost of sales. The reclassification totaled Euro 63.5 million and Euro 56.9 million in 2013 and 2012, respectively.

In 2013, the Group incurred non-recurring expenses of (i) Euro 9 million (Euro 5.9 million net of the tax effect) related to the reorganization of the newly acquired Alain Mikli business, (ii) Euro 26.7 million for the tax audit relating to Luxottica S.r.l. (fiscal year 2007) and (iii) Euro 40.0 million for tax audits relating to Luxottica S.r.l. (fiscal years subsequent to 2007). In the same period of 2012, the Group recognized non-recurring expenses (i) of Euro 21.7 million (Euro 15.2 million net of the tax effect) related to the restructuring of the Australian retail business and (ii) of Euro 10.0 million for the tax audit relating to Luxottica S.r.l. (fiscal year 2007).

6

1 MANAGEMENT REPORT The Group’s income from operations, EBITDA and net income attributable to Luxottica Group stockholders adjusted to exclude the above non-recurring items woud be as follows: ADJUSTED MEASURES (9) 2013 % of net sales 2012 % of net sales % change Adjusted income from operations 1,064,673 14.6% 991,847 14.0% 7.3% Adjusted EBITDA 1,431,304 19.6% 1,350,133 19.1% 6.0% Adjusted net Income attributable to Luxottica Group stockholders 617,300 8.4% 559,570 7.9% 10,3% Net sales. Net sales increased by Euro 226.5 million, or 3.2 percent, to Euro 7,312.6 million in 2013 from Euro 7,086.1 million in 2012. Euro 218.2 million of this increase was attributable to increased sales in the manufacturing and wholesale distribution segment during 2013 as compared to 2012 and to increased sales of Euro 8.2 million in the retail distribution segment during 2013 as compared to 2012. Net sales for the retail distribution segment increased by Euro 8.2 million, or 0.2 percent, to Euro 4,321.3 million in 2013 from Euro 4,313.1 million in 2012. The increase in net sales for the period was partially attributable to a 3.4 percent improvement in comparable store sales. In particular, we saw a 2.3 percent increase in comparable store (10) sales for North American retail operations, and a 5.2 percent increase in comparable store sales for Australian/New Zealand retail operations. The effects from currency fluctuations between the Euro, which is our reporting currency, and other currencies in which we conduct business, in particular the weakening of the U.S. Dollar and of the Australian Dollar compared to the Euro, decreased net sales in the retail distribution segment by Euro 193.6 million. Net sales to third parties in the manufacturing and wholesale distribution segment increased by Euro 218.2 million, or 7.9 percent, to Euro 2,991.3 million in 2013 from Euro 2,773.1 million in 2012. This increase was mainly attributable to increased sales of most of our proprietary brands, in particular Ray-Ban and Oakley, and of some designer brands such as Prada, Tiffany and the additional sales related to the Armani brands, which were launched during 2013. This positive impact on net sales has been partially offset by negative currency fluctuations, in particular the weakening of the U.S. Dollar and the Brazilian Real compared to the Euro, which decreased net sales in the wholesale distribution segment by Euro 114.2 million. In 2013, net sales in the retail distribution segment accounted for approximately 59.2 percent of total net sales, as compared to approximately 60.9 percent of total net sales in 2012. This decrease in sales for the retail distribution segment as a percentage of total net sales was primarily attributable to a 7.9 percent increase in net sales for the manufacturing and wholesale distribution segment for 2013 as compared to a 0.2 percent increase in net sales to third parties in the retail distribution. In 2013 and 2012, net sales in our retail distribution segment in the United States and Canada comprised 77.8 percent and 78.4 percent, respectively, of our total net sales in this segment. In U.S. Dollars, retail net sales in the United States and Canada increased by 2.7 percent to USD 4,462.3 million in 2013 from USD 4,343.5 million in 2012, due to sales volume increases. During 2013, net sales in the retail distribution segment in the rest of the world (excluding the United States and Canada) comprised 22.2 percent of our total net sales in the retail distribution segment and increased by 3.0 percent to Euro 960.5 million in 2013 from Euro 932.4 million, or 21.6 percent of our total net sales in the retail distribution segment, in 2012, mainly due to an increase in consumer demand. (9) For a further discussion of Adjusted Measures, see page 32 - “Non-IFRS Measures”. (10) Comparable store sales reflect the change in sales from one period to another that, for comparison purposes, includes in the calculation only stores open in the more recent period that also were open during the comparable prior period in the same geographic area, and applies to both periods the average exchange rate for the prior period. 7

ANNUAL REPORT 2013 In 2013, net sales to third parties in our manufacturing and wholesale distribution segment in Europe were Euro 1,272.8 million, comprising 42.5 percent of our total net sales in this segment, compared to Euro 1,183.3 million, or 42.7 percent of total net sales in the segment, in 2012, increasing by Euro 89.5 million, or 7.6 percent, in 2013 as compared to 2012. Net sales to third parties in our manufacturing and wholesale distribution segment in the United States and Canada were USD 1,013.1 million and comprised 25.5 percent of our total net sales in this segment in 2013, compared to USD 953.6 million, or 26.8 percent of total net sales in the segment, in 2012. The increase in net sales in the United States and Canada in 2013 compared to 2012 was primarily due to a general increase in consumer demand. In 2013, net sales to third parties in our manufacturing and wholesale distribution segment in the rest of the world were Euro 955.5 million, comprising 31.9 percent of our total net sales in this segment, compared to Euro 847.6 million, or 30.6 percent of our net sales in this segment, in 2012. The increase of Euro 107.9 million, or 12.7 percent, in 2013 as compared to 2012 was due to an increase in consumer demand, in particular in the emerging markets. Cost of sales. Cost of sales increased by Euro 88.0 million, or 3.6 percent, to Euro 2,524.0 million in 2013 from Euro 2,436.0 million in 2012, in line with the increase in net sales. As a percentage of net sales, cost of sales was 34.5 percent and 34.4 percent in 2013 and 2012, respectively, primarily due to an increase in demand. In 2013, the average number of frames produced daily in our facilities increased to approximately 302,000 as compared to approximately 289,200 in 2012, which was attributable to increased production in all manufacturing facilities in response to an overall increase in demand. Gross profit. Our gross profit increased by Euro 138.8 million, or 3.0 percent, to Euro 4,788.6 million in 2013 from Euro 4,650.1 million in 2012. As a percentage of net sales, gross profit was 65.5 percent and 65.6 percent in 2013 and 2012, respectively, due to the factors noted above. Operating expenses. Total operating expenses increased by Euro 52.9 million, or 1.4 percent, to Euro 3,732.9 million in 2013 from Euro 3,680.0 million in 2012. As a percentage of net sales, operating expenses were 51.0 percent in 2013 compared to 51.9 percent in 2012. Total adjusted operating expenses (11) increased by Euro 64.3 million, or 1.8 percent, to Euro 3,723.9 million in 2013 from Euro 3,659.7 million in 2012. As a percentage of net sales, adjusted operating expenses decreased to 50.9 percent in 2013 from 51.6 percent in 2012. A reconciliation of adjusted operating expenses (11), a non-IFRS measure, to operating expenses, the most directly comparable IFRS measure, is presented in the table below. (millions of Euro) 2013 2012 Operating expenses 3,732.9 3,680.0 Adjustment for Alain Mikli reorganization (9.0) - Adjustment for OPSM reorganization - (20.3) Adjusted operating expenses 3,723.9 3,659.7 Selling and advertising expenses (including royalty expenses) increased by Euro 25.7 million, or 0.9 percent, to Euro 2,866.3 million in 2013 from Euro 2,840.6 million in 2012. Selling expenses decreased by Euro 28.2 million, or 1.2 percent. The decrease was primarily due to the weakening of the major currencies impacting the Group’s operations partially offset by the new companies acquired in 2013. Advertising expenses increased by Euro 33.7 million, or 7.6 percent. The increase is primarily due to advertising costs incurred in connection with the roll-out of Armani and to the new companies acquired in 2013. Royalties increased by Euro 20.2 million, or 16.2 percent. The increase was primarily due to royalties under the Armani license agreement which started in 2013. As a percentage of net sales, selling and advertising expenses were 39.2 percent in 2013 and 40.1 percent in 2012. (11) For a further discussion of adjusted operating expenses, see page 32 - “Non-IFRS Measures”. 8

1 MANAGEMENT REPORT Adjusted selling and advertising expenses (12) (including royalty expenses), increased by Euro 43.0 million, or 1.5 percent, to Euro 2,866.3 million in 2013, as compared to Euro 2,823.3 million in 2012. As a percentage of net sales, adjusted selling expenses were 39.2 percent in 2013 and 39.8 percent in 2012. A reconciliation of adjusted selling and advertising expenses (12), a non-IFRS measure, to selling and advertising expenses, the most directly comparable IFRS measure, is presented in the table below. (millions of Euro) 2013 2012 Selling and advertising expenses 2,866.3 2,840.6 Adjustment for OPSM reorganization - (17.3) Adjusted selling and advertising expenses 2,866.3 2,823.3 General and administrative expenses, including intangible asset amortization, increased by Euro 27.3 million, or 3.2 percent, to Euro 866.6 million in 2013, as compared to Euro 839.4 million in 2012. The increase was mainly driven by the new companies acquired in 2013 which account for Euro 24.7 million of the increase. As a percentage of net sales, general and administrative expenses increased to 11.9 percent in 2013, compared to 11.8 percent in 2012. Adjusted general and administrative expenses (13), including intangible asset amortization increased by Euro 21.2 million, or 2.5 percent, to Euro 857.6 million in 2013 as compared to Euro 836.4 million in 2012. As a percentage of net sales, adjusted general and administrative expenses(13) decreased to 11.7 percent in 2013, compared to 11.8 percent in 2012. A reconciliation of adjusted general and administrative expenses (13), a non-IFRS measure, to general and administrative expenses, the most directly comparable IFRS measure, is presented in the table below. (millions of Euro) 2013 2012 General and administrative expenses 866.6 839.4 Adjustment for Alain Mikli reorganization (9.0) - Adjustment for OPSM reorganization - (3.0) Adjusted general and administrative expenses 857.6 836.4 Income from operations. For the reasons described above, income from operations increased by Euro 85.5 million, or 8.8 percent, to Euro 1,055.7 million in 2013 from Euro 970.1 million in 2012. As a percentage of net sales, income from operations increased to 14.4 percent in 2013 from 13.7 percent in 2012. Adjusted income from operations (14) increased by Euro 72.8 million, or 7.3 percent, to Euro 1,064.7 million in 2013 from Euro 991.8 million in 2012. As a percentage of net sales, adjusted income from operations(14) increased to 14.6 percent in 2013 from 14.0 percent in 2012. A reconciliation of adjusted income from operations(14), a non-IFRS measure, to income from operations, the most directly comparable IFRS measure, is presented in the table below. For a further discussion of such non-IFRS measures, please refer to the “Non-IFRS Measures: Adjusted Measures” discussion following the year-over-year comparisons. (millions of Euro) 2013 2012 Income from operations 1,055.7 970.1 Adjustment for Alain Mikli reorganization 9.0 - Adjustment for OPSM reorganization - 21.7 Adjusted income from operations 1,064.7 991.8 (12) For a further discussion of adjusted selling and advertising expenses, see page 32 - “Non-IFRS Measures”. (13) For a further discussion of adjusted general and administrative expenses, see page 32 - “Non-IFRS Measures”. (14) For a further discussion of adjusted income from operations, see page 32 - “Non-IFRS Measures”. 9

ANNUAL REPORT 2013 Other income (expense) - Net. Other income (expense) - net was Euro (99.3) million in 2013 as compared to Euro (125.7) million in 2012. Net interest expense was Euro 92.1 million in 2013 as compared to Euro 119.2 million in 2012. The decrease was mainly due to the early repayment of a portion of long-term debt in 2012 and 2013. Net income. Income before taxes increased by Euro 111.9 million, or 13.3 percent, to Euro 956.4 million in 2013 from Euro 844.4 million in 2012 for the reasons described above. As a percentage of net sales, income before taxes increased to 13.1 percent in 2013, from 11.9 percent in 2012. Adjusted income before taxes (15) increased by Euro 99.2 million, or 11.5 percent, to Euro 965.4 million in 2013, from Euro 866.2 million in 2012 for the reasons described above. As a percentage of net sales, adjusted income before taxes(15) increased to 13.2 percent in 2013 from 12.2 percent in 2012. A reconciliation of adjusted net income before taxes (15), a non-IFRS measure, to net income before taxes, the most directly comparable IFRS measure, is presented in the table below. (millions of Euro) 2013 2012 Net income before taxes 956.4 844.4 Adjustment for Alain Mikli reorganization 9.0 - Adjustment for OPSM reorganization - 21.7 Adjusted net income before taxes 965.4 866.2 Our effective tax rate was 42.6 percent and 36.2 percent in 2013 and 2012, respectively. Included in 2013 was Euro 66.7 million for certain income taxes accrued in the period as a result of ongoing tax audits as compared with Euro 10.0 million accrued in 2012. Net income attributable to non-controlling interests was equal to Euro 4.2 million in each of 2013 and 2012. Net income attributable to Luxottica Group stockholders increased by Euro 10.3 million, or 1.9 percent, to Euro 544.7 million in 2013 from Euro 534.4 million in 2012. Net income attributable to Luxottica Group stockholders as a percentage of net sales decreased to 7.4 percent in 2013 from 7.5 percent in 2012. Adjusted net income attributable to Luxottica Group stockholders (16) increased by Euro 57.7 million, or 10.3 percent, to Euro 617.3 million in 2013 from Euro 559.6 million in 2012. Adjusted net income attributable to Luxottica Group stockholders(16) as a percentage of net sales increased to 8.4 percent in 2013, from 7.9 percent in 2012. A reconciliation of adjusted net income attributable to Luxottica Group stockholders (16), a non-IFRS measure, to net income attributable to Luxottica Group stockholders, the most directly comparable IFRS measure, is presented in the table below. (millions of Euro) 2013 2012 Net income attributable to Luxottica Group stockholders 544.7 534.4 Adjustment for Alain Mikli reorganization 5.9 - Adjustment for the cost of the tax audit relating to Luxottica S.r.l. (fiscal year 2007) 26.7 - Adjustment for the accrual for the tax audit relating to Luxottica S.r.l. (fiscal years subsequent to 2007) 40.0 Adjustment for OPSM reorganization - 15.2 Adjustment for Italian income tax audit - 10.0 Adjusted net income attributable to Luxottica Group stockholders 617.3 559.6 (15) For a further discussion of adjusted income before taxes, see page 32 - “Non-IFRS Measures”. (16) For a further discussion of adjusted net income attributable to Luxottica Group stockholders, see page 32 - “Non-IFRS Measures”. 10

1 MANAGEMENT REPORT

Basic earnings per share was Euro 1.15 in 2013 as compared to Euro 1.15 in 2012. Diluted earnings per share was Euro 1.14 in 2013 as compared to Euro 1.14 in 2012. Adjusted basic and diluted earnings [17] per share were Euro 1.31 in 2013 as compared to Euro 1.20 in 2012, respectively.

RESULTS OF OPERATIONS FOR THE THREE MONTHS ENDED DECEMBER 31, 2013 AND 2012 - IN ACCORDANCE WITH IFRS

	Three months ended December 31,			
(thousands of Euro)	2013	% of net sales	2012 (*)	% of net sales
Net sales	1,645,891	100.0%	1,632,298	100.0%
Cost of sales	590,470	35.9%	567,065	34.7%
Gross profit	1,055,421	64.1%	1,065,233	65.3%
Selling	543,842	33.0%	564,729	34.6%
Royalties	35,483	2.2%	29,949	1.7%
Advertising	114,960	7.0%	100,745	6.2%
General and administrative	197,059	12.0%	211,740	13.0%
Total operating expenses	891,343	54.2%	904,163	55.4%
Income from operations	164,078	10.0%	161,071	9.9%
Other income/(expense)				
Interest income	3,419	0.2%	4,115	0.3%
Interest expense	(25,260)	(1.5%)	(31,975)	(2.0%)
Other - net	(2,337)	(0.1%)	(2,811)	(0.2%)
Income before provision for income taxes	139,900	8.5%	130,400	8.0%
Provision for income taxes	(113,586)	(6.9%)	(54,903)	(3.4%)
Net income	26,314	1.6%	75,497	4.6%
Attributable to:				
- Luxottica Group stockholders	25,941	1.6%	74,948	4.6%
- non controlling interests	373	0.0%	549	0.0%
NET INCOME	26,314	1.6%	75,497	4.6%

(*) Starting from January 1, 2013 the Group adopted IAS 19 revised "Employee benefits", which requires retrospective application. Accordingly, the 2012 comparative information has been restated based on the new standard. As a result income from operations and net income attributable to Luxottica stockholders decreased in the fourth quarter of 2013 by Euro 2.9 million and Euro 1.8 million, respectively. In the fourth quarter of 2013 the Group reclassified certain warehouse and freight-in shipping expenses of certain subsidiaries from operating expenses, primarily general and administrative to cost of sales for Euro 16.8 million and Euro 13.2 million in the fourth quarter of 2013 and 2012, respectively.

In the fourth quarter of 2013, the Group incurred non-recurring expenses of (i) Euro 26.7 million for the tax audit relating to Luxottica S.r.l. (fiscal year 2007), and (ii) Euro 40.0 million for the tax audits relating to Luxottica S.r.l. (fiscal years subsequent to 2007). In the same period of 2012, the Group recognized non-recurring expenses of Euro 10 million for the tax audit relating to Luxottica S.r.l. (fiscal year 2007).

(17) For a further discussion of Adjusted Earnings per Share, see page 32 - "Non-IFRS Measures".

11

ANNUAL REPORT 2013 The Group’s net income attributable to Luxottica Group stockholders adjusted to exclude the above non-recurring items woud be as follows: ADJUSTED MEASURES(18) Q4 2013 % of net sales Q4 2012 % of net sales % change Adjusted net income attributable to Luxottica Group stockholders 92,641 5.6% 84,925 5.2% 9.1% Net sales. Net sales increased by Euro 13.6 million, or 0.8 percent, to Euro 1,645.9 million in the three months ended December 31, 2013 from Euro 1,632.3 million in the same period of 2012. Euro 32.9 million of such increase was attributable to the increased sales in the manufacturing and wholesale distribution segment in the three months ended December 31, 2013 as compared to the same period in 2012 offset by a decrease in sales in the retail distribution segment of Euro 19.3 million for the same period.

 Net sales for the retail distribution segment decreased by Euro 19.3 million, or 1.9 percent, to Euro 1,001.7 million in the three months ended December 31, 2013 from Euro 1,021.0 million in the same period in 2012. Comparable store sales (19) improved by 3.0 percent. In particular, there was a 1.7 percent increase in comparable store sales for the North American retail operations, and an increase for the Australian/New Zealand retail operations of 2.0 percent. The effects from currency fluctuations between the Euro (which is our reporting currency) and other currencies in which we conduct business, in particular the weakening of the U.S. Dollar and Australian Dollar compared to the Euro, decreased net sales in the retail distribution segment by Euro 71.8 million during the period. Net sales to third parties in the manufacturing and wholesale distribution segment increased by Euro 32.9 million, or 5.4 percent, to Euro 644.2 million in the three months ended December 31, 2013 from Euro 611.3 million in the same period in 2012. This growth was mainly attributable to increased sales of most of our proprietary brands, in particular Ray-Ban, and of some licensed brands such as Chanel, Tiffany, Tory Burch and the new Armani brands, which were launched in 2013. Almost all of the primary geographic markets in which the Group operates recorded an increase in net sales. These positive effects were partially offset by negative currency fluctuations, in particular the weakening of the U.S. Dollar and other currencies including but not limited to the Brazilian Reais and the Turkish Lira, the effect of which was to decrease net sales to third parties in the manufacturing and wholesale distribution segment by Euro 38.2 million. In the three months ended December 31, 2013, net sales in the retail distribution segment accounted for approximately 60.9 percent of total net sales, as compared to approximately 62.5 percent of total net sales for the same period in 2012. In the three months ended December 31, 2013, net sales in our retail distribution segment in the United States and Canada comprised 75.8 percent of our total net sales in this segment as compared to 76.1 percent of our total net sales in the same period of 2012. In U.S. Dollars, retail net sales in the United States and Canada increased by 2.8 percent to USD 1,036.6 million in the three months ended December 31, 2013 from USD 1,008.0 million for the same period in 2012. During the three months ended December 31, 2013, net sales in the retail distribution segment in the rest of the world (excluding the United States and Canada) comprised 24.2 percent of our total net sales in the retail distribution segment and decreased by 0.8 percent to Euro 242.6 million in the three months ended December 31, 2013 from Euro 244.5 million, or 23.9 percent of our total net sales in the retail distribution segment for the same period in 2012. (18) For a further discussion of Adjusted Measures, see page 32 - “Non-IFRS Measures”. (19) Comparable store sales reflects the change in sales from one period to another that, for comparison purposes, includes in the calculation only stores open in the more recent period that also were open during the comparable prior period in the same geographic area, and applies to both periods the average exchange rate for the prior period. 12

1 MANAGEMENT REPORT In the three months ended December 31, 2013, net sales to third parties in our manufacturing and wholesale distribution segment in Europe increased by Euro 11.6 million, or 4.7 percent, to Euro 259.6 million, comprising 40.3 percent of our total net sales in this segment, compared to Euro 248.0 million or 40.6 percent of total net sales in the segment, for the same period in 2012. Net sales to third parties in our manufacturing and wholesale distribution segment in the United States and Canada were USD 202.9 million and comprised 22.9 percent of our total net sales in this segment for the three months ended December 31, 2013, compared to USD 192.2 million, or 24.2 percent of total net sales in the segment, for the same period of 2012. In the three months ended December 31, 2013, net sales to third parties in our manufacturing and wholesale distribution segment in the rest of the world increased by Euro 21.3 million, or 9.9 percent, in the three months ended December 31, 2013 as compared to the same period of 2012, to Euro 236.8 million, comprising 36.8 percent of our total net sales in this segment, compared to Euro 215.5 million, or 35.3 percent of our net sales in this segment, in the same period of 2012. This increase is due to the general growth in demand, in particular in emerging markets. Cost of sales. Cost of sales increased by Euro 23.4 million, or 4.1 percent, to Euro 590.5 million in the three months ended December 31, 2013 from Euro 567.1 million in the same period of 2012. As a percentage of net sales, cost of sales increased to 35.9 percent in the three months ended December 31, 2013 as compared to 34.7 percent in the same period of 2012. In the three months ended December 31, 2013, the average number of frames produced daily in our facilities decreased to approximately 291,900 as compared to approximately 294,500 in the same period of 2012. Gross profit. Our gross profit decreased by Euro 9.8 million, or 0.9 percent, to Euro 1,055.4 million in the three months ended December 31, 2013 from Euro 1,065.2 million for the same period of 2012. As a percentage of net sales, gross profit increased to 64.1 percent in the three months ended December 31, 2013 as compared to 65.3 percent for the same period of 2012, due to the factors noted above. Operating expenses. Total operating expenses decreased by Euro 12.8 million, or 1.4 percent, to Euro 891.3 million in the three months ended December 31, 2013 from Euro 904.2 million in the same period of 2012. As a percentage of net sales, operating expenses decreased to 54.2 percent in the three months ended December 31, 2013, from 55.4 percent in the same period of 2012. Selling and advertising expenses (including royalty expenses) increased by Euro 1.8 million, or 0.3 percent, to Euro 694.3 million in the three months ended December 31, 2013 from Euro 692.4 million in the same period of 2012. Selling expenses decreased by Euro 20.9 million, or 3.7 percent. Advertising expenses increased by Euro 14.2 million, or 14.1 percent. Royalties increased by Euro 8.5 million, or 31.7 percent. As a percentage of net sales, selling and advertising expenses (including royalty expenses) were 42.2 percent in the three months ended December 31, 2013 and 42.4 percent in the same period of 2012. General and administrative expenses, including intangible asset amortization decreased by Euro 14.7 million, or 6.9 percent, to Euro 197.1 million in the three months ended December 31, 2013 as compared to Euro 211.7 million in the same period of 2012. As a percentage of net sales, general and administrative expenses were 12.0 percent in the three months ended December 31, 2013 as compared to 13.0 percent in the same period of 2012. Income from operations. For the reasons described above, income from operations increased by Euro 3.0 million, or 1.9 percent, to Euro 164.1 million in the three months ended December 31, 2013 from Euro 161.1 million in the same period of 2012. As a percentage of net sales, income from operations increased to 10.0 percent in the three months ended December 31, 2013 from 9.9 percent in the same period of 2012. Other income (expense) - net. Other income (expense) - net was Euro (24.2) million in the three months ended December 31, 2013 as compared to Euro (30.7) million in the same period of 2012. Net interest expense was Euro 21.8 million in the three months ended December 31, 2013 as compared to Euro 27.9 million in the same period of 2012. The decrease was mainly due to the early repayment of a portion of long-term debt in 2012 and 2013. 13

ANNUAL REPORT 2013 Net income. Income before taxes increased by Euro 9.5 million, or 7.3 percent, to Euro 139.9 million in the three months ended December 31, 2013 from Euro 130.4 million in the same period of 2012, for the reasons described above. As a percentage of net sales, income before taxes increased to 8.5 percent in the three months ended December 31, 2013 from 8.0 percent in the same period of 2012. Net income attributable to non-controlling interests in the three months ended December 31, 2013, decreased to Euro 0.3 million from Euro 0.5 million in the three months ended December 31, 2012. Net income attributable to Luxottica Group stockholders decreased by Euro 49 million, or 65.4 percent, to Euro 25.9 million in the three months ended December 31, 2013 from Euro 74.9 million in the same period of 2012. Net income attributable to Luxottica Group stockholders as a percentage of net sales decreased to 1.6 percent in the three months ended December 31, 2013 from 4.6 percent in the same period of 2012. Adjusted net income attributable to Luxottica Group stockholders (20) increased by Euro 7.7 million, or 9.1 percent, to Euro 92.6 million in 2013 from Euro 84.9 million in 2012. Adjusted net income attributable to Luxottica Group stockholders (20) as a percentage of net sales increased to 5.6 percent in 2013, from 5.2 percent in 2012. A reconciliation of adjusted net income attributable to Luxottica Group stockholders (20), a non-IFRS measure, to net income attributable to Luxottica Group stockholders, the most directly comparable IFRS measure, is presented in the table below. (millions of Euro) Q4 2013 Q4 2012 Net income attributable to Luxottica Group stockholders 25.9 74.9 Adjustment for the cost of the tax audit relating to Luxottica S.r.l. (fiscal year 2007) 26.7 - Adjustment for the accrual for the tax audits relating to Luxottica S.r.l. (fiscal years subsequent to 2007) 40.0 - Adjustment for Italian income tax audit - 10.0 Adjusted net income attributable to Luxottica Group stockholders 92.6 84.9 Basic and diluted earnings per share was Euro 0.05 in the fourth quarter of 2013 as compared to Euro 0.16 in the same period of 2012. Adjusted basic earnings (21) per share in the fourth quarter of 2013 were Euro 0.20 as compared to Euro 0.18 in the same period of 2012. Adjusted diluted earnings (21) per share in the fourth quarter of 2013 were Euro 0.19 as compared to Euro 0.18 in the same period of 2012. CASH FLOWS The following table sets forth for the periods indicated certain items included in our statements of consolidated cash flows included in Item 2 of this report. As of December 31, (thousands of Euro) 2013 2012 A) Cash and cash equivalents at the beginning of the period 790,093 905,100 B) Net cash provided by operating activities 921,847 1,040,430 C) Cash used in investing activities (479,801) (478,261) D) Cash used in financing activities (568,787) (668,358) E) Effect of exchange rate changes on cash and cash equivalents (45,355) (8,817) F) Net change in cash and cash equivalents (172,098) (115,007) G) Cash and cash equivalents at the end of the period 617,995 790,093 (20) For a further discussion of adjusted net income attributable to Luxottica stockholders, see page 32 - “Non-IFRS Measures”. (21) For a further discussion of Adjusted Earnings per Share, see page 32 - “Non-IFRS Measures”. 14

1 MANAGEMENT REPORT Operating activities. The Company’s net cash provided by operating activities in 2013 and 2012 was Euro 921.8 million and Euro 1,040.4 million, respectively. Depreciation and amortization were Euro 366.6 million in 2013 as compared to Euro 358.3 million in 2012. The increase in depreciation and amortization in 2013 as compared to 2012 is mainly due to the increase in tangible and intangible asset purchases and to the acquisition of Alain Mikli. The change in accounts receivable was Euro (16.8) million in 2013 as compared to (34.6) million in 2012. The change was led by the higher volume of sales partially offset by an improvement in the collections during 2013 as compared to 2012. The inventory change was Euro 11.8 million in 2013 as compared to Euro (80.5) million in 2012. The change was due to higher inventory stock levels in 2012 due to the SAP implementation in the Italian manufacturing plants. The change in accounts payable was Euro 12.5 million in 2013 as compared to Euro 61.5 million in 2012. The change was led by favorable payment terms and conditions negotiated during 2012. The change in other assets and liabilities was Euro (30.4) million in 2013 as compared to Euro 51.3 million in 2012. The change in 2013 as compared to 2012 was primarily driven by the decrease in the liability to employees in the retail division in North America due to the timing in payment of salaries to store personnel (Euro (16.0) million) and a decrease in bonus accruals. Income tax payments in 2013 were Euro 427.9 million as compared to Euro 265.7 million in 2012. The increase in income tax payments was related to the timing of our tax payments related to certain Italian subsidiaries in the amount of approximately Euro 103.3 million and to certain US subsidiaries in the amount of Euro 27.1 million, and the payment of Euro 38.0 million in the last quarter of 2013 related to the tax audit of Luxottica S.r.l. Interest paid was Euro 94.5 million in 2013 as compared to Euro 120.8 in 2012. The change was mainly due to repayment of long-term debt. Investing activities. The Company’s net cash used in investing activities was Euro 479.8 million, and Euro 478.3 million in 2013 and 2012, respectively. The primary investment activities in 2013 were related to: (i) the acquisition of tangible assets for Euro 274.1 million, (ii) the acquisition of intangible assets for Euro 101.1 million, primarily related to IT infrastructure, (iii) the acquisition of Alain Mikli for Euro 71.9 million and (iv) the acquisition of 36.33 percent of the share capital of Salmoiraghi & Viganò for Euro 45.0 million. The primary investment activities in 2012 were related to (i) the acquisition of tangible assets for Euro 261.5 million, (ii) the acquisition of intangible assets for Euro 117.0 million, mainly due to the implementation of a new IT infrastructure, (iii) the acquisition of Tecnol for Euro 66.4 million, (iv) the acquisition of Sun Planet for Euro 21.9 million and (v) other minor acquisitions for Euro 11.4 million. Financing activities. The Company’s net cash used in financing activities was Euro 568.8 million and Euro 668.4 million in 2013 and 2012, respectively. Cash used in financing activities in 2013 mainly related to repayment of maturing outstanding debt for Euro 327.1, aggregate dividend payments to stockholders of Euro 273.7 which were partially offset by cash proceeds from the exercise of stock options totaling Euro 75.3 million. Cash used in financing activities in 2012 mainly related to proceeds received from the issuance of bonds of Euro 500.0 million, offset by the repayment of maturing outstanding debt of Euro 935.2 million and aggregate dividend payments to stockholders of Euro 227.4 million. 15

ANNUAL REPORT 2013 CONSOLIDATED STATEMENT OF FINANCIAL POSITION (thousands of Euro) December 31, 2013 December 31, 2012 ASSETS CURRENT ASSETS: Cash and cash equivalents 617,995 790,093 Accounts receivable - net 680,296 698,755 Inventories - net 698,950 728,767 Other assets 238,761 209,250 Total current assets 2,236,002 2,426,866 NON-CURRENT ASSETS: Property, plant and equipment - net 1,183,236 1,192,394 Goodwill 3,045,216 3,148,770 Intangible assets - net 1,261,137 1,345,688 Investments 58,108 11,745 Other assets 126,583 147,036 Deferred tax assets 172,623 169,662 Total non-current assets 5,846,903 6,015,294 TOTAL ASSETS 8,082,905 8,442,160 (thousands of Euro) December 31, 2013 December 31, 2012 LIABILITIES AND STOCKHOLDERS’ EQUITY CURRENT LIABILITIES: Short-term borrowings 44,921 90,284 Current portion of long-term debt 318,100 310,072 Accounts payable 681,151 682,588 Income taxes payable 9,477 66,350 Short-term provisions for risks and other charges 123,688 66,032 Other liabilities 523,050 589,658 Total current liabilities 1,700,386 1,804,984 NON-CURRENT LIABILITIES: Long-term debt 1,716,410 2,052,107 Employee benefits 76,399 191,710 Deferred tax liabilities 268,078 227,806 Long-term provisions for risks and other charges 97,544 119,612 Other liabilities 74,151 52,702 Total non-current liabilities 2,232,583 2,643,936 STOCKHOLDERS’ EQUITY: Luxottica Group stockholders’ equity 4,142,828 3,981,372 Non controlling interests 7,107 11,868 Total stockholders’ equity 4,149,936 3,933,240 TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY 8,082,905 8,442,160 16

1 MANAGEMENT REPORT As of December 31, 2013, total assets decreased by Euro 359.3 million to Euro 8,082.9 million, compared to Euro 8,442.2 million as of December 31, 2012. In 2013, non-current assets decreased by Euro 168.4 million, due to decreases in property, plant and equipment of Euro 9.2 million, in intangible assets (including goodwill) of Euro 188.1 million, other assets of Euro 20.5 million, partially offset by increases in investments of Euro 46.4 million and deferred tax assets of Euro 3.0 million. The decrease in property, plant and equipment was due to the negative currency fluctuation effects of Euro 53.8 million, the depreciation and the disposals for the period of Euro 212.8 million and Euro 15.3 million, respectively, and was partially offset by the additions of Euro 274.1 million. The decrease in intangible assets was due to the amortization for the period of Euro 153.9 million and by the negative effects of foreign currency fluctuations of Euro 238.8 million and was partially offset by to capitalized software and other intangible asset additions of Euro 100.8 million and Euro 95.2 million related to the acquisitions that occurred in 2013. The increase in investment is mainly due to the acquisition on March 25, 2013 of 36.33 percent of the share capital of Salmoiraghi & Viganò for Euro 45.0 million. As of December 31, 2013 as compared to December 31, 2012: • Accounts receivable decreased by Euro 18.5 million, primarily due to collections in the period partially offset by the increase in net sales; • Inventory decreased by Euro 29.8 million. The reduction is mainly due to the improvement in inventory turns in 2013 with respect to 2012. Additionally, as of December 31, 2012, inventory levels were increased within the wholesale division due to the implementation of SAP in the Italian manufacturing plants which commenced in early 2013; • Other current assets decreased by Euro 29.5 million which was mainly due to advance payments made in 2013 for future contracted royalties as well as to an increase in VAT receivables of the Group’s Italian companies; • Current taxes payable decreased by Euro 56.9 million due to the timing of tax payments made by the Group in various jurisdictions; • Short-term provision for risks and other charges increased by Euro 57.6 million primarily to accrual related to tax audits of Luxottica S.r.l. for years subsequent to 2007; • Employee benefits decreased by Euro 115.3 million which was primarily due to an increase in the discount rate used to determine employee benefit liabilities; • Other current liabilities drecreased by Euro 66.6 million primiraly due to (i) the reduction of the liability to the employees in the retail division in North America due to the timing of payment of salary to store personnel, and (ii) the decrease in bonus accruals. Our net financial position as of December 31, 2013 and December 31, 2012 was as follows: As of December 31, (thousands of Euro) 2013 (audited) 2012 (audited) Cash and cash equivalents 617,995 790,093 Bank overdrafts (44,920) (90,284) Current portion of long-term debt (318,100) (310,072) Long-term debt (1,716,410) (2,052,107) Total (1,461,435) (1,662,369) Bank overdrafts consist of the utilized portion of short-term uncommitted revolving credit lines borrowed by various subsidiaries of the Group. 17

ANNUAL REPORT 2013 As of December 31, 2013, Luxottica together with our wholly-owned Italian subsidiaries, had credit lines aggregating Euro 357.8 million. The interest rate is a floating rate of Euribor plus a margin on average of approximately 90 basis points. At December 31, 2013, Euro 0.9 million was utilized under these credit lines. As of December 31, 2013, our wholly-owned subsidiary Luxottica US Holdings Corp. maintained unsecured lines of credit with an aggregate maximum availability of Euro 99.8 million (USD 138 million converted at the applicable exchange rate for the period ended December 31, 2013). The interest is at a floating rate of approximately LIBOR plus 50 basis points. At December 31, 2013, these lines of credit were not utilized by the Group. 4. Capital expenditures Capital expenditures amounted to Euro 369.7 million in 2013 and Euro 372.9 million in 2012, analyzed as follows: Operating segment (millions of Euro) 2013 2012 Manufacturing and wholesale distribution 157.2 148.0 Retail distribution 212.5 224.9 Group total 369.7 372.9 Capital expenditures in the manufacturing and wholesale distribution segment were primarily in Italy (Euro 68.8 million in 2013 and Euro 59.4 million in 2012), in China (Euro 39.6 million in 2013 and Euro 33.1 million in 2012) and in North America (Euro 37.1 million in 2013 and Euro 46.2 million in 2012). The overall increase in capital expenditures in 2013 as compared to 2012 is related to the routine technology upgrades to the manufacturing structure and to the continued roll-out of an IT platform, which was originally introduced in 2009. Capital expenditures in the retail distribution segment were primarily in North America (Euro 157.5 million in 2013 and Euro 173.4 million in 2012) and Australia and China (Euro 33.2 million in 2013 and Euro 35.1 million in 2012) and related, for both 2013 and 2012, to the opening of new stores, the remodeling of older stores whose leases were extended during the year, and to projects for upgrading the management information system. Intangible assets of Euro 4,306.4 million primarily reflect the Group’s investment in goodwill and trademarks as a result of acquisitions over the years. Amortization recognized in the statement of consolidated income was Euro 366.6 million in 2013 as compared to Euro 358.3 million in 2012. 18

1 MANAGEMENT REPORT 5. Human resources GROUP HEADCOUNT As of December 31, 2013, Luxottica Group had 73,415 employees of which 64.0 percent were dedicated to the retail segment, 10.7 percent were in the wholesale segment and 24.8 percent were in manufacturing activities and logistics. Central Corporate services represent 0.5 percent of the Group’s total workforce. In terms of the geographic distribution, 57.8 percent of Luxottica’s employees are in North America, 13.1 percent are in Europe, 21.3 percent are in Asia-Pacific and 6.6 percent are in South America. No. employees Business area 2013 % Retail 46,966 64.0% Wholesale 7,835 10.7% Operations 18,215 24.8% Corporate 399 0.5% Total 73,415 100.00% No. employees Geographic area 2013 % Europe 9,600 13.1% North America 42,455 57.8% Asia-Pacific 15,623 21.3% South America 4,814 6.6% Middle East & Africa 524 0.7% Corporate 399 0.5% Total 73,415 100.00% PLANNING AND PROFESSIONAL DEVELOPMENT In 2013 the implementation of the “Corporate Planning of Professional Requirements and Development of Technical and Managerial Careers Process” was completed. Promoted by the Human Resources Committee and directly coordinated by the CEO, the Process seeks to satisfy the growing need for leadership by promptly identifying and promoting those who, based on the results they have achieved, demonstrated learning ability and their conduct, have shown the necessary potential to take on increasing levels of responsibility within the organization. Thanks to advanced assessment tools and an IT platform that makes it possible to share organizational databases, the Process now allows for the integrated management of the succession plan for 400 key roles in the Group and the definition of professional development plans for a growing number of employees whose technical or managerial potential has been acknowledged. • 35 percent of key roles are currently entrusted to female leaders; • 76 percent of key roles are entrusted to international managers; • 72 percent of key roles are entrusted to managers promoted from within. “Your Voice”: Internal satisfaction survey In 2013, Luxottica carried out its second internal satisfaction survey. 19

ANNUAL REPORT 2013 Thanks to the participation of the 88% of the 73.415 employees, Luxottica measured the level of engagement, loyalty and confidence of those that work for the organization, wherever they are based in the world and at all operating levels. The survey confirmed that Luxottica is regarded as a top-level organization by its employees, with values that confirm the positive data that emerged from the 2011 survey and highlight growing strengths compared with benchmark global organizations. Luxottica survey • 1 Key Performance Indicator (Engagement) • 11 themes • 45 questions Engagement An employee that is satisfied with its working environment... 1 Says Talks positively about the organization Over 75% of employees say they are with colleagues, potential employees and customers proud to work for Luxottica. 2 Stays Shows an intense desire to remain Around 3 in 4 would like to keep an active part of the company working for Luxottica. 3 Serves Almost 80% of employees are willing Behaves in such a way as to guarantee to make extra effort to contribute to the success of the organization the success of Luxottica. 75% Luxottica Engagement Index 20

1 MANAGEMENT REPORT 6. Corporate governance Information about ownership structure and corporate governance is contained in the corporate governance report which is an integral part of the annual financial report. 7. Related party transactions Our related party transactions are neither atypical nor unusual and occur in the ordinary course of our business. Management believes that these transactions are fair to the Company. For further details regarding related party transactions, please refer to Note 29 of the Notes to the Consolidated Financial Statements as of December 31, 2013. 8. Risk factors Our future operating results and financial condition may be affected by various factors, including those set forth below. RISKS RELATING TO OUR INDUSTRY AND GENERAL ECONOMIC CONDITIONS a) If current economic conditions deteriorate, demand for our products will be adversely impacted, access to credit will be reduced and our customers and others with which we do business will suffer financial hardship, all of which could reduce sales and in turn adversely impact our business, results of operations, financial condition and cash flows Our operations and performance depend significantly on worldwide economic conditions. Uncertainty about global economic conditions poses a risk to our business because consumers and businesses may postpone spending in response to tighter credit markets, unemployment, negative financial news and/or declines in income or asset values, which could have a material adverse effect on demand for our products and services. Discretionary spending is affected by many factors, including general business conditions, inflation, interest rates, consumer debt levels, unemployment rates, availability of consumer credit, conditions in the real estate and mortgage markets, currency exchange rates and other matters that influence consumer confidence. Many of these factors are outside our control. Purchases of discretionary items could decline during periods in which disposable income is lower or prices have increased in response to rising costs or in periods of actual or perceived unfavorable economic conditions. If this occurs or if unfavorable economic conditions continue to challenge the consumer environment, our business, results of operations, financial condition and cash flows could be materially adversely affected. In the event of financial turmoil affecting the banking system and financial markets, additional consolidation of the financial services industry or significant failure of financial services institutions, there could be a tightening of the credit markets, decreased liquidity and extreme volatility in fixed income, credit, currency, and equity markets. In addition, the credit crisis could continue to have material adverse effects on our business, including the inability of customers of our wholesale distribution business to obtain credit to finance purchases of our products, restructurings, bankruptcies, liquidations and other unfavorable events for our consumers, customers, vendors, suppliers, logistics providers, other service providers and the financial institutions that are counterparties to our credit facilities and other derivative transactions. The likelihood that such third parties will be unable to overcome such unfavorable financial difficulties may increase. If the third parties on which we rely for goods and services or our wholesale customers are unable to overcome financial difficulties resulting from the deterioration of worldwide economic conditions or if the counterparties to our credit facilities or our derivative transactions do not 21

ANNUAL REPORT 2013 perform their obligations as intended, our business, results of operations, financial condition and cash flows could be materially adversely affected. b) If our business suffers due to changing local conditions, our profitability and future growth may be affected We currently operate worldwide and have begun to expand our operations in many countries, including certain developing countries in Asia, South America and Africa. Therefore, we are subject to various risks inherent in conducting business internationally, including the following: • exposure to local economic and political conditions; • export and import restrictions; • currency exchange rate fluctuations and currency controls; • cash repatriation restrictions; • application of the Foreign Corrupt Practices Act and similar laws; • difficulty in enforcing intellectual property and contract rights; • disruptions of capital and trading markets; • accounts receivable collection and longer payment cycles; • potential hostilities and changes in diplomatic and trade relationships; • legal or regulatory requirements; • withholding and other taxes on remittances and other payments by subsidiaries; • local antitrust and other market abuse provisions; • investment restrictions or requirements; and • local content laws requiring that certain products contain a specified minimum percentage of domestically produced components. The likelihood of such occurrences and their potential effect on us vary from country to country and are unpredictable, but any such occurrence may result in the loss of sales or increased costs of doing business and may have a material adverse effect on our business, results of operations, financial condition and prospects. c) If vision correction alternatives to prescription eyeglasses become more widely available, or consumer preferences for such alternatives increase, our profitability could suffer through a reduction of sales of our prescription eyewear products, including lenses and accessories Our business could be negatively impacted by the availability and acceptance of vision correction alternatives to prescription eyeglasses, such as contact lenses and refractive optical surgery. Increased use of vision correction alternatives could result in decreased use of our prescription eyewear products, including a reduction of sales of lenses and accessories sold in our retail outlets, which could have a material adverse impact on our business, results of operations, financial condition and prospects. d) Unforeseen or catastrophic losses not covered by insurance could materially adversely affect our results of operations and financial condition For certain risks, we do not maintain insurance coverage because of cost and/or availability. Because we retain some portion of our insurable risks, and in some cases self-insure completely, unforeseen or catastrophic losses in excess of insured limits could materially adversely affect our results of operations and financial condition. 22

1 MANAGEMENT REPORT RISKS RELATING TO OUR BUSINESS AND OPERATIONS e) If we are unable to successfully introduce new products and develop and defend our brands, our future sales and operating performance may suffer The mid- and premium-price categories of the prescription frame and sunglasses markets in which we compete are particularly vulnerable to changes in fashion trends and consumer preferences. Our historical success is attributable, in part, to our introduction of innovative products which are perceived to represent an improvement over products otherwise available in the market and our ability to develop and defend our brands, especially our Ray-Ban and Oakley proprietary brands. Our future success will depend on our continued ability to develop and introduce such innovative products and continued success in building our brands. If we are unable to continue to do so, our future sales could decline, inventory levels could rise, leading to additional costs for storage and potential write-downs relating to the value of excess inventory, and there could be a negative impact on production costs since fixed costs would represent a larger portion of total production costs due to the decline in quantities produced, which could materially adversely affect our results of operations. f) If we are not successful in completing and integrating strategic acquisitions to expand or complement our business, our future profitability and growth could be at risk As part of our growth strategy, we have made, and may continue to make, strategic business acquisitions to expand or complement our business. Our acquisition activities, however, can be disrupted by overtures from competitors for the targeted candidates, governmental regulation and rapid developments in our industry. We may face additional risks and uncertainties following an acquisition, including (i) difficulty in integrating the newly acquired business and operations in an efficient and effective manner, (ii) inability to achieve strategic objectives, cost savings and other benefits from the acquisition, (iii) the lack of success by the acquired business in its markets, (iv) the loss of key employees of the acquired business, (v) a decrease in the focus of senior management on our operations, (vi) difficulty integrating human resources systems, operating systems, inventory management systems and assortment planning systems of the acquired business with our systems, (vii) the cultural differences between our organization and that of the acquired business and (viii) liabilities that were not known at the time of acquisition or the need to address tax or accounting issues. If we fail to timely recognize or address these matters or to devote adequate resources to them, we may fail to achieve our growth strategy or otherwise realize the intended benefits of any acquisition. Even if we are able to integrate our business operations successfully, the integration may not result in the realization of the full benefits of synergies, cost savings, innovation and operational efficiencies that may be possible from the integration or in the achievement of such benefits within the forecasted period of time. g) If we are unable to achieve and manage growth, operating margins may be reduced as a result of decreased efficiency of distribution In order to achieve and manage our growth effectively, we are required to increase and streamline production and implement manufacturing efficiencies where possible, while maintaining strict quality control and the ability to deliver products to our customers in a timely and efficient manner. We must also continuously develop new product designs and features, expand our information systems and operations, and train and manage an increasing number of management level and other employees. If we are unable to manage these matters effectively, our distribution process could be adversely affected and we could lose market share in affected regions, which could materially adversely affect our business prospects. 23

ANNUAL REPORT 2013 h) If we do not correctly predict future economic conditions and changes in consumer preferences, our sales of premium products and profitability could suffer The fashion and consumer products industries in which we operate are cyclical. Downturns in general economic conditions or uncertainties regarding future economic prospects, which affect consumer disposable income, have historically adversely affected consumer spending habits in our principal markets and thus made the growth in sales and profitability of premium-priced product categories difficult during such downturns. Therefore, future economic downturns or uncertainties could have a material adverse effect on our business, results of operations and financial condition, including sales of our designer and other premium brands. The industry is also subject to rapidly changing consumer preferences and future sales may suffer if the fashion and consumer products industries do not continue to grow or if consumer preferences shift away from our products. Changes in fashion could also affect the popularity and, therefore, the value of the fashion licenses granted to us by designers. Any event or circumstance resulting in reduced market acceptance of one or more of these designers could reduce our sales and the value of our models from that designer. Unanticipated shifts in consumer preferences may also result in excess inventory and underutilized manufacturing capacity. In addition, our success depends, in large part, on our ability to anticipate and react to changing fashion trends in a timely manner. Any sustained failure to identify and respond to such trends could materially adversely affect our business, results of operations and financial condition and may result in the write-down of excess inventory and idle manufacturing facilities. i) If we do not continue to negotiate and maintain favorable license arrangements, our sales or cost of sales could suffer We have entered into license agreements that enable us to manufacture and distribute prescription frames and sunglasses under certain designer names, including Chanel, Prada, Miu Miu, Dolce & Gabbana, Bulgari, Tiffany & Co., Versace, Burberry, Polo Ralph Lauren, Donna Karan, DKNY, Paul Smith, Brooks Brothers, Stella McCartney, Tory Burch, Coach, Armani and Starck Eyes. These license agreements typically have terms of between three and ten years and may contain options for renewal for additional periods and require us to make guaranteed and contingent royalty payments to the licensor. We believe that our ability to maintain and negotiate favorable license agreements with leading designers in the fashion and luxury goods industries is essential to the branding of our products and, therefore, material to the success of our business. Accordingly, if we are unable to negotiate and maintain satisfactory license arrangements with leading designers, our growth prospects and financial results could materially suffer from a reduction in sales or an increase in advertising costs and royalty payments to designers. For the years ended December 31, 2013 and 2012, no single license agreement represented greater than 5 percent of total sales. j) As we operate in a complex international environment, if new laws, regulations or policies of governmental organizations, or changes to existing ones, occur and cannot be managed efficiently, the results could have a negative impact on our operations, our ability to compete or our future financial results Compliance with European, U.S. and other laws and regulations that apply to our international operations increases our costs of doing business, including cost of compliance, in certain jurisdictions, and such costs may rise in the future as a result of changes in these laws and regulations or in their interpretation or enforcement. We have implemented policies and procedures designed to facilitate our compliance with these laws and regulations, but there can be no assurance that our employees, contractors or agents will not violate such laws and regulations or our policies. Any such violations could individually, or in the aggregate, materially adversely affect our financial condition or operating results. 24

1 MANAGEMENT REPORT Additionally, our Oakley and Eye Safety Systems subsidiaries are U.S. government contractors and, as a result, we must comply with, and are affected by, U.S. laws and regulations related to conducting business with the U.S. government. These laws and regulations, including requirements to obtain applicable governmental approvals, clearances and certain export licenses, may impose additional costs and risks on our business. We also may become subject to audits, reviews and investigations of our compliance with these laws and regulations. k) If we are unable to protect our proprietary rights, our sales might suffer, and we may incur significant additional costs to defend such rights We rely on trade secret, unfair competition, trade dress, trademark, patent and copyright laws to protect our rights to certain aspects of our products and services, including product designs, proprietary manufacturing processes and technologies, product research and concepts and goodwill, all of which we believe are important to the success of our products and services and our competitive position. However, pending trademark or patent applications may not in all instances result in the issuance of a registered trademark or patent, and trademarks or patents granted may not be effective in thwarting competition or be held valid if subsequently challenged. In addition, the actions we take to protect our proprietary rights may be inadequate to prevent imitation of our products and services. Our proprietary information could become known to competitors, and we may not be able to meaningfully protect our rights to proprietary information. Furthermore, other companies may independently develop substantially equivalent or better products or services that do not infringe on our intellectual property rights or could assert rights in, and ownership of, our proprietary rights. Moreover, the laws of certain countries do not protect proprietary rights to the same extent as the laws of the United States or of the member states of the European Union. Consistent with our strategy of vigorously defending our intellectual property rights, we devote substantial resources to the enforcement of patents issued and trademarks granted to us, to the protection of our trade secrets or other intellectual property rights and to the determination of the scope or validity of the proprietary rights of others that might be asserted against us. However, if the level of potentially infringing activities by others were to increase substantially, we might have to significantly increase the resources we devote to protecting our rights. From time to time, third parties may assert patent, copyright, trademark or similar rights against intellectual property that is important to our business. The resolution or compromise of any litigation or other legal process to enforce such alleged third party rights, regardless of its merit or resolution, could be costly and divert the efforts and attention of our management. We may not prevail in any such litigation or other legal process or we may compromise or settle such claims because of the complex technical issues and inherent uncertainties in intellectual property disputes and the significant expense in defending such claims. An adverse determination in any dispute involving our proprietary rights could, among other things, (i) require us to coexist in the market with competitors utilizing the same or similar intellectual property, (ii) require us to grant licenses to, or obtain licenses from, third parties, (iii) prevent us from manufacturing or selling our products, (iv) require us to discontinue the use of a particular patent, trademark, copyright or trade secret or (v) subject us to substantial liability. Any of these possibilities could have a material adverse effect on our business by reducing our future sales or causing us to incur significant costs to defend our rights. l) If we are unable to maintain our current operating relationship with host stores of our retail Licensed Brands division, we could suffer a loss in sales and possible impairment of certain intangible assets Our sales depend in part on our relationships with the host stores that allow us to operate our retail Licensed Brands division, including Sears Optical and Target Optical. Our leases and licenses with Sears Optical are terminable upon short notice. If our relationship with Sears Optical or Target Optical were to end, we would suffer a loss of sales and the possible impairment of certain intangible assets. 25

ANNUAL REPORT 2013 This could have a material adverse effect on our business, results of operations, financial condition and prospects. m) If we fail to maintain an efficient distribution network or if there is a disruption to our critical manufacturing plants or distribution network in highly competitive markets, our business, results of operations and financial condition could suffer The mid- and premium-price categories of the prescription frame and sunglasses markets in which we operate are highly competitive. We believe that, in addition to successfully introducing new products, responding to changes in the market environment and maintaining superior production capabilities, our ability to remain competitive is highly dependent on our success in maintaining an efficient distribution network. If we are unable to maintain an efficient distribution network or if there is a significant disruption to our plants or network, our sales may decline due to the inability to timely deliver products to customers and our profitability may decline due to an increase in our per unit distribution costs in the affected regions, which may have a material adverse impact on our business, results of operations and financial condition. n) If we were to become subject to adverse judgments or determinations in legal proceedings to which we are, or may become, a party, our future profitability could suffer through a reduction of sales, increased costs or damage to our reputation due to our failure to adequately communicate the impact of any such proceeding or its outcome to the investor and business communities We are currently a party to certain legal proceedings as described in consolidated financial statements as of December 31, 2013. In addition, in the ordinary course of our business, we become involved in various other claims, lawsuits, investigations and governmental and administrative proceedings, some of which are or may be significant. Adverse judgments or determinations in one or more of these proceedings could require us to change the way we do business or use substantial resources in adhering to the settlements and could have a material adverse effect on our business, including, among other consequences, by significantly increasing the costs required to operate our business. Ineffective communications, during or after these proceedings, could amplify the negative effects, if any, of these proceedings on our reputation and may result in a negative market impact on the price of our securities. o) Changes in our tax rates or exposure to additional tax liabilities could affect our future results We are subject to taxes in Italy, the United States and numerous other jurisdictions. Our future effective tax rates could be affected by changes in the mix of earnings in countries with differing statutory tax rates, changes in the valuation of deferred tax assets and liabilities, or changes in tax laws or their interpretation. Any of these changes could have a material adverse effect on our profitability. We also are regularly subject to the examination of our income tax returns by the U.S. Internal Revenue Service, the Italian tax authority as well as the governing tax authorities in other countries where we operate. We routinely assess the likelihood of adverse outcomes resulting from these examinations to determine the adequacy of our provision for taxes. Currently, some of our companies are under examination by the tax authorities. There can be no assurance that the outcomes of the current ongoing examinations and possible future examinations will not materially adversely affect our business, results of operations, financial condition and prospects. 26

1 MANAGEMENT REPORT p) If there is any material failure, inadequacy, interruption or security failure of our information technology systems, whether owned by us or outsourced or managed by third parties, this may result in remediation costs, reduced sales due to an inability to properly process information and increased costs of operating our business We rely on information technology systems both managed internally and outsourced to third parties across our operations, including for management of our supply chain, point-of-sale processing in our stores and various other processes and transactions. Our ability to effectively manage our business and coordinate the production, distribution and sale of our products depends on, among other things, the reliability and capacity of these systems. The failure of these systems to operate effectively, network disruptions, problems with transitioning to upgraded or replacement systems, or a breach in data security of these systems could cause delays in product supply and sales, reduced efficiency of our operations, unintentional disclosure of customer or other confidential information of the Company leading to additional costs and possible fines or penalties, or damage to our reputation, and potentially significant capital investments and other costs could be required to remediate the problem, which could have a material adverse effect on our results of operations. q) If we record a write-down for inventories or other assets that are obsolete or exceed anticipated demand or net realizable value, such charges could have a material adverse effect on our results of operations We record a write-down for product and component inventories that have become obsolete or exceed anticipated demand or net realizable value. We review our long-lived assets for impairment whenever events or changed circumstances indicate that the carrying amount of an asset may not be recoverable, and we determine whether valuation allowances are needed against other assets, including, but not limited to, accounts receivable. If we determine that impairments or other events have occurred that lead us to believe we will not fully realize these assets, we record a write-down or a valuation allowance equal to the amount by which the carrying value of the assets exceeds their fair market value. Although we believe our inventory and other asset-related provisions are currently adequate, no assurance can be made that, given the rapid and unpredictable pace of product obsolescence, we will not incur additional inventory or asset-related charges, which charges could have a material adverse effect on our results of operations. r) Leonardo Del Vecchio, our chairman and principal stockholder, controls 61.36 percent of our voting power and is in a position to affect our ongoing operations, corporate transactions and any matters submitted to a vote of our stockholders, including the election of directors and a change in corporate control As of December 31, 2013, Mr. Leonardo Del Vecchio, the Chairman of our Board of Directors, through the company Delfin S.àr.l., has voting rights over 293,048,525 Ordinary Shares, or 61.36 percent of the outstanding Ordinary Shares. See Item 7 - “Major Shareholders and Related Party Transactions”. As a result, Mr. Del Vecchio has the ability to exert significant influence over our corporate affairs and to control the outcome of virtually all matters submitted to a vote of our stockholders, including the election of our directors, the amendment of our Articles of Association or By-laws, and the approval of mergers, consolidations and other significant corporate transactions. Mr. Del Vecchio’s interests may conflict with or differ from the interests of our other stockholders. In situations involving a conflict of interest between Mr. Del Vecchio and our other stockholders, Mr. Del Vecchio may exercise his control in a manner that would benefit himself to the potential detriment of other stockholders. Mr. Del Vecchio’s significant ownership interest could delay, prevent or cause a change in control of our company, any of which may be adverse to the interests of our other stockholders. 27

ANNUAL REPORT 2013 s) If our procedures designed to comply with Section 404 of the Sarbanes-Oxley Act of 2002 cause us to identify material weaknesses in our internal control over financial reporting, the trading price of our securities may be adversely impacted Our annual report on Form 20-F includes a report from our management relating to its evaluation of our internal control over financial reporting, as required under Section 404 of the U.S. Sarbanes-Oxley Act of 2002, as amended. There are inherent limitations on the effectiveness of internal controls, including collusion, management override and failure of human judgment. In addition, control procedures are designed to reduce, rather than eliminate, business risks. Notwithstanding the systems and procedures we have implemented to comply with these requirements, we may uncover circumstances that we determine, with the assistance of our independent auditors, to be material weaknesses, or that otherwise result in disclosable conditions. Any identified material weaknesses in our internal control structure may involve significant effort and expense to remediate, and any disclosure of such material weaknesses or other conditions requiring disclosure may result in a negative market reaction to our securities. FINANCIAL RISKS t) If the Euro or the Chinese Yuan strengthens relative to certain other currencies or if the U.S. Dollar weakens relative to the Euro, our profitability as a consolidated group could suffer Our principal manufacturing facilities are located in Italy. We also maintain manufacturing facilities in China, Brazil, India and the United States as well as sales and distribution facilities throughout the world. As a result, our results of operations could be materially adversely affected by foreign exchange rate fluctuations in two principal areas: • we incur most of our manufacturing costs in Euro and in Chinese Yuan, and receive a significant part of our revenues in other currencies such as the U.S. Dollar and the Australian Dollar. Therefore, a strengthening of the Euro or the Chinese Yuan relative to other currencies in which we receive revenues could negatively impact the demand for our products or decrease our profitability in consolidation, adversely affecting our business and results of operations; and • a substantial portion of our assets, liabilities, revenues and costs are denominated in various currencies other than Euro, with a substantial portion of our revenues and operating expenses being denominated in U.S. Dollars. As a result, our operating results, which are reported in Euro, are affected by currency exchange rate fluctuations, particularly between the U.S. Dollar and the Euro. As our international operations grow, future changes in the exchange rate of the Euro against the U.S. Dollar and other currencies may negatively impact our reported results, although we have in place policies designed to manage such risk. u) If economic conditions around the world worsen, we may experience an increase in our exposure to credit risk on our accounts receivable which may result in increased costs due to additional reserves for doubtful accounts and a reduction in sales to customers experiencing credit-related issues A substantial majority of our outstanding trade receivables are not covered by collateral or credit insurance. While we have procedures to monitor and limit exposure to credit risk on our trade and non-trade receivables, there can be no assurance such procedures will effectively limit our credit risk and avoid losses, which could have a material adverse effect on our results of operations. 28

1 MANAGEMENT REPORT 9. 2014 outlook The Group operates in an industry with significant opportunities for growth. The groundwork laid in the last few years is the foundation upon which the Group expects to continue increasing its net sales performance and improving profitability. Looking forward, the Group’s main drivers include its strong brand portfolio, continuing investments in the optical business (supporting growth in mature markets), global expansion of new sales channels and the continuous penetration of emerging markets. New way to look at the world The urbanization process continues non-stop all over the world and is a driver in a complex international economic environment. Today, urbanization is quick and massive. The Group is looking at so-called “megacities” as a great opportunity for future growth. The Group has also identified 50 “getaways cities” which are scattered throughout the five continents for expansion of our retail and wholesale channels. Emerging markets An increase in disposable income of the mid-upper class, an increased number of luxury stores and brand recognition represent Group opportunities in the emerging markets. In 2013 the Group’s performance in the emerging markets was strong with an increase in net sales of more than 20 percent as compared to 2012 at constant exchange rates. In 2014, the Group forecasts that this trend should continue and is seeking more favorable results through its investment in people and brands and the expansion of the retail channel by leveraging existing market structures or acquiring new chains. The Group is particularly focused on markets in Southeast Asia where the eyewear market is still new. Once a wholesale subsidiary in Thailand is established, the Group will increase its presence in the region, in particular, in Indonesia and Malaysia. Customer-oriented organization Becoming a customer-oriented organization means gaining a better understanding of the entire sector and concentrating more efficiently on investments. The activity of gathering and analyzing information on consumers’ behaviors is aimed at improving the clients’ experience and fostering long-term relationships. New sale channels New sales channels continue to represent an important driver for the Group’s growth. The department stores, travel retail and the e-commerce, defined as a few of the fastest growing channels, are enhancing their presence throughout markets. In particular, the department stores remain the landmark for consumers in the sun premium segment and offer great opportunities for growth. Travel retail keeps growing in line with the heightened mobility of consumers and captures their demand while laying over in airports. E-commerce offers the possibility to interact better with consumers while developing their knowledge of the Group’s brands and responding more quickly to the needs of those customers interested in buying our products. 29

ANNUAL REPORT 2013 10. Subsequent events For a description of significant events after December 31, 2013 please refer to Note 37 of the footnotes of the consolidated financial statements as of December 31, 2013. 11. Adaptation to the articles 36-39 of the regulated market Articles 36-39 of the regulated markets applies to 44 entities based on the financial statements as of December 31, 2013: In Particular the Group: • applies to all the Extra European Union subsidiaries, internal procedures under which it is requested that all Group companies release a quarterly representation letter that contains a self-certification of the completeness of the accounting information and controls in place, necessary for the preparation of the consolidated financial statements of the parent; • ensures that subsidiaries outside of Europe also declare in these representation letters their commitment to provide auditors of the Company with the information necessary to conduct their monitoring of the parent’s annual and interim period financial statements; • as set out in Part III, Title II, Chapter II, Section V of Regulation no. 11971/1999 and subsequent amendments, makes available the balance sheet and income statement of the aforementioned subsidiaries established in states outside the European Union, used to prepare the consolidated financial statements. 12. Other information As required by Section 2428 of the Italian Civil Code, it is reported that: • The Group carries out research and development activities in relation to production processes in order to improve their quality and increase their efficiency. The costs incurred for research and development are immaterial. • No atypical and/or unusual transactions, as defined by Consob Communication 6064293 dated July 28, 2006, were undertaken during 2013. • The information required by Section 123-bis par. 1 of Italian Legislative Decree 58 dated February 29, 1998, is disclosed in the corporate governance report forming an integral part of the annual financial report. • The Company is not subject to direction and coordination by others, as discussed in more detail in the corporate governance report. • The Company has made a national group tax election (sections 117-129 of the Italian Tax Code). Under this election, Luxottica Group S.p.A., as the head of the tax group for the Group’s principal Italian companies, calculates a single taxable base by offsetting taxable income against tax losses reported by participating companies in the same year. • On January 29, 2013 the Company elected to avail itself of the options provided by article 70, Section 8, and article 71, Section 1-bis, of Consob Issuers’ Regulations and, consequently, will no longer comply with the obligation to make available to the public an information memorandum in connection with transactions involving significant mergers, spin-offs, increases in capital through contributions in kind, acquisitions and disposals. 30

1.1 MANAGEMENT REPORT • APPENDIX 1.1 Appendix RECONCILIATION BETWEEN PARENT COMPANY NET INCOME AND STOCKHOLDERS’ EQUITY AND CONSOLIDATED NET INCOME AND STOCKHOLDERS’ EQUITY Net income stockholders’ equity (thousands of Euro) December 31, 2013 December 31, 2013 Parent Company financial statements 454,367 2,535,649 Elimination of intragroup dividends (96,631) - Trademarks and other intangible assets (net of tax effect) (37,550) (844,648) Elimination of internal profits on inventories (net of tax effect) (14,625) (165,757) Difference between value of investments in consolidated companies and related share of stockholders’ equity - 2,624,693 Net income of consolidated companies 243,699 - Minority interests (4,165) (7,107) Consolidated financial statements 544,695 4,142,828 31

ANNUAL REPORT 2013 Non-IFRS measures ADJUSTED MEASURES In this Management report we discussed certain performance measures that are not in accordance with IFRS. Such non-IFRS measures are not meant to be considered in isolation or as a substitute for items appearing on our financial statements prepared in accordance with IFRS. Rather, these non-IFRS measures should be used as a supplement to IFRS results to assist the reader in better understanding our operational performance. Such measures are not defined terms under IFRS and their definitions should be carefully reviewed and understood by investors. Such non-IFRS measures are explained in detail and reconciled to their most comparable IFRS measures below. In order to provide a supplemental comparison of current period results of operations to prior periods, we have adjusted for certain non-recurring transactions or events. In 2012, we made such adjustments to the following measures: operating income, operating margin, EBITDA and EBITDA margin. We have also made adjustments to net income, earnings per share, operating expenses, selling expenses and general and administrative expenses. We adjusted the above items by excluding non-recurring costs related to (i) the reorganization of the Australian retail business amounting to Euro 21.7 million (Euro 15.2 million net of the tax effect) and (ii) the tax audit of Luxottica S.r.l. (fiscal year 2007), amounting to Euro 10.0 million. In 2013, we made such adjustments to the following measures: operating income, operating margin, EBITDA and EBITDA margin. We have also adjusted net income, earnings per share, operating expenses, selling expenses and general and administrative expenses. We adjusted the above items by excluding non-recurring costs related to (i) the reorganization of the newly acquired Alain Mikli business for Euro 9.0 million (Euro 5.9 million net of the tax effect), (ii) the tax audit of Luxottica S.r.l. (fiscal year 2007) for Euro 26.7 million and (iii) the tax audits of Luxottica S.r.l. (fiscal years subsequent to 2007) for Euro 40.0 million. The adjusted measures referenced above are not measures of performance in accordance with International Financial Reporting Standards (IFRS), as issued by the International Accounting Standards Board and endorsed by the European Union. The Group believes that these adjusted measures are useful to both management and investors in evaluating the Group’s operating performance compared with that of other companies in its industry in order to provide a supplemental view of operations that exclude items that are unusual, infrequent or unrelated to our ongoing operations. Non-IFRS measures such as EBITDA, EBITDA margin, free cash flows and the ratio of net debt to EBITDA are included in this Management report in order to: • improve transparency for investors; • assist investors in their assessment of the Group’s operating performance and its ability to refinance its debt as it matures and incur additional indebtedness to invest in new business opportunities; • assist investors in their assessment of the Group’s cost of debt; • ensure that these measures are fully understood in light of how the Group evaluates its operating results and leverage; • properly define the metrics used and confirm their calculation; and • share these measures with all investors at the same time. See the tables beside for a reconciliation of the adjusted measures discussed above to their most directly comparable IFRS financial measures or, in the case of adjusted EBITDA, to EBITDA, which is also a non-IFRS measure. For a reconciliation of EBITDA to its most directly comparable IFRS measure, see the disclosure following the tables hereafter. 32

1.1 MANAGEMENT REPORT • APPENDIX

NON-IAS/IFRS MEASURE: RECONCILIATION BETWEEN REPORTED AND ADJUSTED P&L ITEMS

Luxottica Group

	FY 2013								
(millions of Euro)	Net sales	EBITDA	EBITDA margin	Operating income	Operating margin	Income before provision for income taxes	Net income	Base EPS (Euro)	Diluted EPS (Euro)
Reported	**7,312.6**	**1,422.3**	**19.5%**	**1,055.7**	**14.4%**	**956.4**	**544.7**	**1.15**	**1.14**
Adjustment for Mikli restructuring	-	9.0	0.1%	9.0	0.1%	9.0	5.9	0.16	0.16
Adjustment for cost of the tax audit relating to Luxottica S.r.l. (fiscal year 2007)	-	-	-	-	-	-	26.7	-	-
Adjustment for the accrual for the tax audits relating to Luxottica S.r.l. (fiscal years subsequent to 2007)	-	-	-	-	-	-	40.0	-	-
Adjusted	**7,312.6**	**1,431.3**	**19.6%**	**1,064.7**	**14.6%**	**965.4**	**617.3**	**1.31**	**1.30**

	FY 2012								
(millions of Euro)	Net sales	EBITDA	EBITDA margin	Operating income	Operating margin	Income before provision for income taxes	Net income	Base EPS (Euro)	Diluted EPS (Euro)
Reported	**7,086.1**	**1,328.4**	**18.7%**	**970.1**	**13.7%**	**844.4**	**534.4**	**1.15**	**1.14**
Adjustment for OPSM reorganization	-	21.7	0.3%	21.7	0.3%	21.7	15.2	0.05	0.05
Adjustment for the tax audit relating to Luxottica S.r.l. (fiscal year 2007)	-	-	-	-	-	-	10.0	-	-
Adjusted	**7,086.1**	**1,350.1**	**19.1%**	**991.8**	**14.0%**	**866.2**	**559.6**	**1.20**	**1.19**

Luxottica Group

	4Q 2013								
(millions of Euro)	Net sales	EBITDA	EBITDA margin	Operating income	Operating margin	Income before provision for income taxes	Net income	Base EPS (Euro)	Diluted EPS (Euro)
Reported	**1,645.9**	**256.4**	**15.6%**	**164.1**	**10.0%**	**139.9**	**25.9**	**0.05**	**0.05**
Adjustment for the cost of the tax audit relating to Luxottica S.r.l. (fiscal years 2007)	-	-	-	-	-	-	26.7	0.15	0.14
Adjustment for the tax audits relating to Luxottica S.r.l. (fiscal years subsequent to 2007)	-	-	-	-	-	-	40.0	-	-
Adjusted	**1,645.9**	**256.4**	**15.6%**	**164.1**	**10.0%**	**139.9**	**92.6**	**0.20**	**0.19**

	4Q 2012								
(millions of Euro)	Net sales	EBITDA	EBITDA margin	Operating income	Operating margin	Income before provision for income taxes	Net income	Base EPS (Euro)	Diluted EPS (Euro)
Reported	**1,632.3**	**255.5**	**15.7%**	**161.1**	**9.9%**	**130.4**	**74.9**	**0.16**	**0.16**
Adjustment for the tax audit relating to Luxottica S.r.l. (fiscal year 2007)	-	-	-	-	-	-	10.0	0.02	0.02
Adjusted	**1,632.3**	**255.5**	**15.7%**	**161.1**	**9.9%**	**130.4**	**84.9**	**0.18**	**0.18**

33

ANNUAL REPORT 2013 EBITDA AND EBITDA MARGIN EBITDA represents net income attributable to Luxottica Group stockholders, before non-controlling interest, provision for income taxes, other income/expense, depreciation and amortization. EBITDA margin means EBITDA divided by net sales. We believe that EBITDA is useful to both management and investors in evaluating our operating performance compared to that of other companies in our industry. Our calculation of EBITDA allows us to compare our operating results with those of other companies without giving effect to financing, income taxes and the accounting effects of capital spending, which items may vary for different companies for reasons unrelated to the overall operating performance of a company’s business. For additional information on Group’s non-IFRS measures used in this report, see “Non-IFRS Measures - Adjusted Measures” set forth above. EBITDA and EBITDA margin are not meant to be considered in isolation or as a substitute for items appearing on our financial statements prepared in accordance with IFRS. Rather, these non-IFRS measures should be used as a supplement to IFRS results to assist the reader in better understanding the operational performance of the Group. The Group cautions that these measures are not defined terms under IFRS and their definitions should be carefully reviewed and understood by investors. Investors should be aware that our method of calculating EBITDA may differ from methods used by other companies. We recognize that the usefulness of EBITDA has certain limitations, including: • EBITDA does not include interest expense. Because we have borrowed money in order to finance our operations, interest expense is a necessary element of our costs and ability to generate profits and cash flows. Therefore, any measure that excludes interest expense may have material limitations; • EBITDA does not include depreciation and amortization expense. Because we use capital assets, depreciation and amortization expense is a necessary element of our costs and ability to generate profits. Therefore, any measure that excludes depreciation and amortization expense may have material limitations; • EBITDA does not include provision for income taxes. Because the payment of income taxes is a necessary element of our costs, any measure that excludes tax expense may have material limitations; • EBITDA does not reflect cash expenditures or future requirements for capital expenditures or contractual commitments; • EBITDA does not reflect changes in, or cash requirements for, working capital needs; • EBITDA does not allow us to analyze the effect of certain recurring and non-recurring items that materially affect our net income or loss. We compensate for the foregoing limitations by using EBITDA as a comparative tool, together with IFRS measurements, to assist in the evaluation of our operating performance and leverage. The following table provides a reconciliation of EBITDA to net income, which is the most directly comparable IFRS financial measure, as well as the calculation of EBITDA margin on net sales: 34

1.1 MANAGEMENT REPORT • APPENDIX

NON-IAS/IFRS MEASURE: EBITDA AND EBITDA MARGIN

(millions of Euro)	4Q 2012	4Q 2013	FY 2012	FY 2013
Net income/(loss) (+)	74.9	25.9	534.4	544.7
Net income attributable to non controlling interest (+)	0.5	0.4	4.2	4.2
Provision for income taxes (+)	54.9	113.6	305.9	407.5
Other (income)/expense (+)	30.7	24.2	125.7	99.3
Depreciation and amortization (+)	94.4	92.3	358.3	366.6
EBITDA (=)	255.5	256.4	1,328.4	1,422.3
Net sales (/)	1,632.3	1,645.9	7,086.1	7,312.6
EBITDA margin (=)	15.7%	15.6%	18.7%	19.5%

NON-IAS/IFRS MEASURE: ADJUSTED EBITDA AND ADJUSTED EBITDA MARGIN

The adjusted figures exclude the following:

(millions of Euro)	4Q 2012 (1)	4Q 2013 (2)	FY 2012 (1)(3)	FY 2013 (2)(4)
Adjusted net income/(loss) (+)	84.9	92.6	559.6	617.3
Net income attributable to non controlling interest (+)	0.5	0.4	4.2	4.2
Adjusted provision for income taxes (+)	44.9	46.9	302.4	343.9
Other (income)/expense (+)	30.7	24.2	125.7	99.3
Depreciation and amortization (+)	94.4	92.3	358.3	366.6
Adjusted EBITDA (=)	255.5	256.4	1,350.1	1,431.3
Net sales (/)	1,632.3	1,645.9	7,086.1	7,312.6
Adjusted EBITDA margin (=)	15.7%	15.6%	19.1%	19.6%

The adjusted figures exclude the following:

(1) Non-recurring accrual for the tax audit relating to Luxottica S.r.l. (fiscal year 2007) of approximately Euro 10 million.

(2) (a) Non-recurring tax expense for the tax audit relating to Luxottica S.r.l. (fiscal year 2007) of approximately Euro 27 million.
(b) Non-recurring tax expense for the tax audits relating to Luxottica S.r.l. (fiscal years subsequent to 2007) of approximately Euro 40 million.

(3) Non-recurring OPSM reorganization costs with an approximately Euro 22 million impact on operating income and an approximately Euro 15 million adjustment to net income; and

(4) Non-recurring Alain Mikli restructuring costs with an approximately Euro 9 million impact on operating income and an approximately Euro 6 million adjustment to net income.

FREE CASH FLOW

Free cash flow represents EBITDA, as defined above, plus or minus the decrease/(increase) in working capital over the period, less capital expenditures, plus or minus interest income/(expense) and extraordinary items, minus taxes paid. Our calculation of free cash flow provides a clearer picture of our ability to generate net cash from operations, which is used for mandatory debt service requirements, to fund discretionary investments, pay dividends or pursue other strategic opportunities. Free cash flow is not meant to be considered in isolation or as a substitute for items appearing on our financial statements prepared in accordance with IFRS. Rather, this non-IFRS measure should be used as a supplement to IFRS results to assist the reader in better understanding the operational performance of the Group. For additional information on Group's non-IFRS measures used in this report, see "Non-IFRS Measures - Adjusted Measures" set forth above.

The Group cautions that this measure is not a defined term under IFRS and its definition should be carefully reviewed and understood by investors.

Investors should be aware that our method of calculation of free cash flow may differ from methods

35

ANNUAL REPORT 2013 used by other companies. We recognize that the usefulness of free cash flow as an evaluative tool may have certain limitations, including: • the manner in which we calculate free cash flow may differ from that of other companies, which limits its usefulness as a comparative measure; • free cash flow does not represent the total increase or decrease in the net debt balance for the period since it excludes, among other things, cash used for funding discretionary investments and to pursue strategic opportunities during the period and any impact of the exchange rate changes; and • free cash flow can be subject to adjustment at our discretion if we take steps or adopt policies that increase or diminish our current liabilities and/or changes to working capital. We compensate for the foregoing limitations by using free cash flow as one of several comparative tools, together with IFRS measurements, to assist in the evaluation of our operating performance. The following table provides a reconciliation of free cash flow to EBITDA and the table above provides a reconciliation of EBITDA to net income, which is the most directly comparable IFRS financial measure: NON-IFRS MEASURE: FREE CASH FLOW (millions of Euro) FY 2013 EBITDA (1) 1,431 working capital 75 Capex (370) Operating cash flow 1,136 Financial charges (2) (92) Taxes (428) Other - net (6) Free cash flow 610 (millions of Euro) 4Q 2013 EBITDA (1) 256 working capital 204 Capex (134) Operating cash flow 326 Financial charges (2) (22) Taxes (189) Other - net (3) Free cash flow 112 (1) EBITDA is not an IFRS measure; please see table on the earlier page for a reconciliation of EBITDA to net income provided above. (2) Equals interest income minus interest expense. 36

1.1 MANAGEMENT REPORT • APPENDIX NET DEBT TO EBITDA RATIO Net debt represents the sum of bank overdrafts, the current portion of long- term debt and long-term debt, less cash. The ratio of net debt to EBITDA is a measure used by management to assess the Group’s level of leverage, which affects our ability to refinance our debt as it matures and incur additional indebtedness to invest in new business opportunities. The ratio also allows management to assess the cost of existing debt since it affects the interest rates charged by the Company’s lenders. EBITDA, as defined above, and the ratio of net debt to EBITDA are not meant to be considered in isolation or as a substitute for items appearing on our financial statements prepared in accordance with IFRS. Rather, these non-IFRS measures should be used as a supplement to IFRS results to assist the reader in better understanding the operational performance of the Group. For additional information on Group’s non-IFRS measures used in this report, see “Non-IFRS Measures - Adjusted Measures” set forth above. The Group cautions that these measures are not defined terms under IFRS and their definitions should be carefully reviewed and understood by investors. Investors should be aware that Luxottica Group’s method of calculating EBITDA and the ratio of net debt to EBITDA may differ from methods used by other companies. The Group recognizes that the usefulness the ratio of net debt to EBITDA as evaluative tool may have certain limitations, including that the ratio of net debt to EBITDA is net of cash and cash equivalents, restricted cash and short-term investments, thereby reducing our debt position. Because we may not be able to use our cash to reduce our debt on a dollar for dollar basis, this measure may have material limitations. We compensate for the foregoing limitations by using EBITDA and the ratio of net debt to EBITDA as two of several comparative tools, together with IFRS measurements, to assist in the evaluation of our operating performance and leverage. See the table below for a reconciliation of net debt to long-term debt, which is the most directly comparable IFRS financial measure, as well as the calculation of the ratio of net debt to EBITDA. For a reconciliation of EBITDA to its most directly comparable IFRS measure, see the table on the earlier page. 37

ANNUAL REPORT 2013

NON-IFRS MEASURE: NET DEBT AND NET DEBT/EBITDA

(millions of Euro)	FY 2013	FY 2012
Long-term debt (+)	1,716.4	2,052.1
Current portion of long-term debt (+)	318.1	310.1
Bank overdrafts (+)	44.9	90.3
Cash (-)	(618.0)	(790.1)
Net debt (=)	1,461.4	1,662.4
LTM EBITDA	1,422.3	1,328.4
Net debt/EBITDA	1.0x	1.3x
Net debt @ avg. exchange rates [1]	1,476.0	1,679.0
Net debt @ avg. exchange rates [1]/EBITDA	1.0x	1.3x

(1) Net debt figures are calculated using the average exchange rates used to calculate EBITDA figures.

NON-IFRS MEASURE: NET DEBT AND NET DEBT/ADJUSTED EBITDA

(millions of Euro)	FY 2013 [2]	FY 2012 [3]
Long-term debt (+)	1,716.4	2,052.1
Current portion of long-term debt (+)	318.1	310.1
Bank overdrafts (+)	44.9	90.3
Cash (-)	(618.0)	(790.1)
Net debt (=)	1,461.4	1,662.4
LTM Adjusted EBITDA	1,431.3	1,350.1
Net debt/LTM Adjusted EBITDA	1.0x	1.2x
Net debt @ avg. exchange rates [1]	1,476.0	1,679.0
Net debt @ avg. exchange rates [1]/LTM EBITDA	1.0x	1.2x

(1) Net debt figures are calculated using the average exchange rates used to calculate the EBITDA figures.
(2) (a) The adjusted figures exclude non-recurring Alain Mikli restructuring costs with an approximately Euro 9 million impact on operating income and an approximately Euro 6 million adjustment to net income.
(b) The adjusted figures exclude non-recurring tax expense for the tax audit relating to Luxottica S.r.l. (fiscal year 2007) of approximately Euro 27 million.
(c) The adjusted figures exclude non-recurring tax expense for the tax audits relating to Luxottica S.r.l. (fiscal years subsequent to 2007) of approximately Euro 40 million.
(3) Adjusted figures exclude the following:
(a) non-recurring OPSM reorganization costs with an approximately Euro 22 million impact on operating income and an approximately Euro 15.0 million adjustment to net income; and
(b) non-recurring accrual for the tax audit relating to Luxottica S.r.l. (fiscal year 2007) of approximately Euro 10 million.

38

1.1 MANAGEMENT REPORT • APPENDIX Forward-looking information Throughout this report, management has made certain “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 which are considered prospective. These statements are made based on management’s current expectations and beliefs and are identified by the use of forward-looking words and phrases such as “plans”, “estimates”, “believes” or “belief”, “expects” or other similar words or phrases. Such statements involve risks, uncertainties and other factors that could cause actual results to differ materially from those which are anticipated. Such risks and uncertainties include, but are not limited to, our ability to manage the effect of the uncertain current global economic conditions on our business, our ability to successfully acquire new businesses and integrate their operations, our ability to predict future economic conditions and changes in consumer preferences, our ability to successfully introduce and market new products, our ability to maintain an efficient distribution network, our ability to achieve and manage growth, our ability to negotiate and maintain favorable license arrangements, the availability of correction alternatives to prescription eyeglasses, fluctuations in exchange rates, changes in local conditions, our ability to protect our proprietary rights, our ability to maintain our relationships with host stores, any failure of our information technology, inventory and other asset risk, credit risk on our accounts, insurance risks, changes in tax laws, as well as other political, economic, legal and technological factors and other risks and uncertainties described in our filings with the U.S. Securities and Exchange Commission. These forward-looking statements are made as of the date hereof, and we do not assume any obligation to update them. 39

ANNUAL REPORT 2013

1. Composition of the Board of Directors and the Committees - Fiscal year 2013

BOARD OF DIRECTORS

Position	Members	Executive	Non-executive	Indepen-dent	(*)	Other positions in office held (**)	Control and Risk Committee (***)	Control and Risk Committee (*)	Human Resources Committee (***)	Human Resources Committee (*)
Chairman	Leonardo Del Vecchio	X			85.7%	4				-
Vice Chairman	Luigi Francavilla	X			100%	1				
CEO	Andrea Guerra	X			100%	2				
Director	Roger Abravanel			X	85.7%	4			X	100%
Director	Mario Cattaneo			X	100%	3	X	100%		
Director	Enrico Cavatorta	X			100%	-				
Director	Claudio Costamagna			X	100%	3			X	100%
Director	Claudio Del Vecchio		X		100%	-				
Director	Sergio Erede		X		85.7%	9				
Director	Elisabetta Magistretti			X	100%	2	X	82%		
Director	Marco Mangiagalli			X	100%	2	X	91%		
Director	Anna Puccio			X	100%	-			X	100%
Director	Marco Reboa			X	100%	4	X	100%		
Number of meetings held during fiscal year 2013		**BoD: 7**			**Control and Risk Committee: 11**			**Human Resources Committee: 5**		

(*) Indicates the percentage of participation of the Directors in the meetings of the Board of Directors and of the Committees.
(**) Lists the number of offices as director or auditor performed by the directors in office in other listed companies, banks, financial, insurance companies or companies of a significant size, in compliance with the criteria implemented by the Company and described in Section II of this Report.

(***) An "X" indicates that the member of the Board of Directors is also a member of the Committee.

40

2 REPORT ON CORPORATE GOVERNANCE AND OWNERSHIP STRUCTURE 2. Board of Statutory Auditors - Fiscal year 2013 BOARD OF STATUTORY AUDITORS Percentage Of attendance at the Number of other Position Members Board meetings Positions in office held (*) Chairman Francesco Vella 100% 2 - 1 of which listed Statutory Auditor Alberto Giussani 70% 6 - 3 of which listed Statutory Auditor Barbara Tadolini 100% 10 - 1 of which listed Number of meetings during the fiscal year 2013: 10 (*) Indicates the number of offices as director or auditor performed by the interested party in other listed companies indicated in book V, title V, paragraphs V, VI and VII of the Italian Civil Code, with the number of offices held in listed companies. Pursuant to article 27 of the Company by-laws, a candidate list for the appointment of the Board of Statutory Auditors may be submitted by any stockholder who, at the time of submission, owns, on its own or jointly with other stockholders submitting the list, an interest equal or greater than the threshold determined by Consob pursuant to article no. 147-ter, paragraph 1, of Italian Legislative Decree no. 58/1998. For 2012, the year in which elections were held, this percentage was equal to 1 percent of the share capital. In the event that at the expiry of the deadline for the submission of the lists, only one list has been submitted, or lists have been submitted by stockholders who are related to each other pursuant to the applicable provisions, additional lists may be submitted up to four days after such date or up to the date that may be set by binding laws in force at that time. In such case, the above thresholds set for the submission of lists are halved. 41

ANNUAL REPORT 2013

3. Other provisions of the code of conduct

	YES	NO	Summary of the grounds for possible divergence from the Code's recommendations
Granting of authorities and transactions with related parties			
The Board of Directors granted authorities defining their:			
a) limits	YES		
b) conditions of exercise	YES		
c) and frequency of reporting?	YES		
Did the Board of Directors reserve the right to review and approve the transactions involving a significant economic asset of financial relevance (including transactions with related parties)?	YES		
Did the Board of Directors define guidelines and criteria for the identification of "significant transactions"?	YES		
Are the above-mentioned guidelines and criteria described in the Report?	YES		
Did the Board of Directors define specific procedures for the review and approval of the transactions with related parties?	YES		
Are the procedures for the approval of transactions with related parties described in the Report?	YES		
Procedures of the most recent appointment of Directors and Auditors			
Were the candidacies for the office of director submitted at least ten days in advance?	YES		
Were the candidacies for the office of director accompanied by extensive information?	YES		
Were the candidacies for the office of director accompanied by an indication of the compliance with the requirement of independence?	YES		
Were the candidacies for the office of auditor submitted at least ten days in advance?	YES		
Were the candidacies for the office of auditor accompanied by extensive information?	YES		
Meetings			
Did the Company approve Rules and Procedures for the Ordinary Meeting of Stockholders?	YES		
Are the Rules and Procedures annexed to the Report or is there an indication as to where they may be found/downloaded?	YES		They may be found and downloaded on the website www.luxottica.com in the Company/Governance/ Documents and Procedures section
Internal Control			
Did the Company appoint internal control officers?	YES		
Are the officers independent from managers of operational areas?	YES		
Organization department responsible for internal control			Internal Auditing
Investor Relations			
Did the Company appoint an investor relations manager?	YES		
Organization department and contact details (address/telephone/fax/e-mail) of the investor relations manager			Investor Relations Director Alessandra Senici Via Cantù 2, Milano Fax: +39 02 8633 4092 Tel: +39 02 8633 4662 Investorrelations@luxottica.com

42

[LOGO]

3 Consolidated Financial Statements

ANNUAL REPORT 2013 3.1 Consolidated statements of financial position At December 31, Related parties Related parties (thousands of Euro) Note 2013 (note 29) 2012 restated (*) (note 29) ASSETS CURRENT ASSETS: Cash and cash equivalents 6 617,995 - 790,093 - Accounts receivable 7 680,296 11,616 698,755 1,248 Inventories 8 698,950 - 728,767 - Other assets 9 238,761 931 209,250 13 Total current assets 2,236,002 12,547 2,426,866 1,261 NON-CURRENT ASSETS: Property, plant and equipment 10 1,183,236 - 1,192,394 - Goodwill 11 3,045,216 - 3,148,770 - Intangible assets 11 1,261,137 - 1,345,688 - Investments 12 58,108 49,097 11,745 4,265 Other assets 13 126,583 778 147,036 2,832 Deferred tax assets 14 172,623 - 169,662 - Total non-current assets 5,846,903 49,875 6,015,294 7,097 TOTAL ASSETS 8,082,905 62,422 8,442,160 8,358 (*) Prior year amounts were restated following the adoption of IAS 19 R. See note 2 of the Notes to the Consolidated Financial Statements as of December 31, 2013. 43

3.1 CONSOLIDATED STATEMENTS OF FINANCIAL POSITION At December 31, Related parties Related parties (thousands of Euro) Note 2013 (note 29) 2012 restated (*) (note 29) LIABILITIES AND STOCKHOLDERS’ EQUITY CURRENT LIABILITIES: Short-term borrowings 15 44,921 - 90,284 - Current portion of long-term debt 16 318,100 - 310,072 - Accounts payable 17 681,151 10,067 682,588 9,126 Income taxes payable 18 9,477 - 66,350 - Short-term provisions for risks and other charges 19 123,668 - 66,032 - Other liabilities 20 523,050 27 589,658 72 Total current liabilities 1,700,386 10,095 1,804,984 9,198 NON-CURRENT LIABILITIES: Long-term debt 21 1,716,410 - 2,052,107 - Employee benefits 22 76,399 - 191,710 - Deferred tax liabilities 14 268,078 - 227,806 - Long-term provisions for risks and other charges 23 97,544 - 119,612 - Other liabilities 24 74,151 - 52,702 - Total non-current liabilities 2,232,583 - 2,643,936 - STOCKHOLDERS’ EQUITY: Capital stock 25 28,653 - 28,394 - Legal reserve 25 5,711 - 5,623 - Reserves 25 3,646,830 - 3,504,908 - Treasury shares 25 (83,060) - (91,929) - Net income 25 544,696 - 534,375 - Luxottica Group stockholders’ equity 25 4,142,828 - 3,981,372 - Non-controlling interests 26 7,107 - 11,868 - Total stockholders’ equity 4,149,936 - 3,993,240 - TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY 8,082,905 10,095 8,442,160 9,198 (*) Prior year amounts were restated following the adoption of IAS 19 R. See note 2 of the Notes to the Consolidated Financial Statements as of December 31, 2013. 44

ANNUAL REPORT 2013 3.2 Consolidated statements of income At December 31, Related parties 2012 Related parties (thousands of Euro) (*) Note 2013 (note 29) restated (**) (note 29) Net sales 27 7,312,611 16,406 7,086,142 1,841 Cost of sales 27 2,524,006 46,081 2,435,993 45,051 of which non recurring - - 1,360 - Gross profit 4,788,605 (29,674) 4,650,148 (43,210) Selling 27 2,241,841 21 2,270,071 - of which non recurring 33 - - 17,323 - Royalties 27 144,588 1,173 124,403 1,341 Advertising 27 479,878 93 446,175 35 General and administrative 27 866,624 563 839,360 - of which non recurring 33 9,000 - 3,025 - Total operating expenses 3,732,931 1,849 3,680,009 1,377 Income from operations 1,055,673 (31,524) 970,139 (44,587) Other income/(expense) Interest income 27 10,072 - 18,910 - Interest expense 27 (102,132) - (138,140) - Other - net 27 7,247 3 (6,463) 3 Income before provision for income taxes 956,366 (31,520) 844,447 (44,583) 45

3.2 CONSOLIDATED STATEMENTS OF INCOME At December 31, Related parties 2012 Related parties (thousands of Euro) (*) Note 2013 (note 29) restated (**) (note 29) Provision for income taxes 27 (407,505) - (305,891) - of which non recurring (63,604) - (3,488) - Net income 548,861 - 538,556 - Of which attributable to: • Luxottica Group stockholders 544,696 - 534,375 - • non-controlling interests 4,165 - 4,181 - NET INCOME 548,861 - 538,556 - Weighted average number of shares outstanding: Basic 30 472,057,274 464,643,093 Diluted 30 476,272,565 469,573,841 EPS (in Euro): Basic 30 1.15 1.15 Diluted 30 1.14 1.14 (*) Except for earnings per share. (**) Prior year amounts were restated following the adoption of IAS 19 R. In addition, certain amounts of the prior year’s comparative information have been revised to conform to the current year presentation. See note “Basis of Preparation” of the Notes to the Consolidated Financial Statements as of December 31, 2013. 46

ANNUAL REPORT 2013 3.3 Consolidated statements of comprehensive income (thousands of Euro) Note 2013 2012 restated (*) Net income 548,861 538,556 Other comprehensive income: Items that may be reclassified subsequently to profit or loss: Cash flow hedge - net of tax of Euro 0.1 million, Euro 6.5 million and Euro 11.4 million as of December 31, 2013, 2012 and 2011, respectively 318 13,700 Currency translation differences (286,602) (64,010) Total items that may be reclassified subsequently to profit or loss (286,284) (50,310) Items that will not be reclassified to profit or loss: Actuarial (loss)/gain on defined benefit plans - net of tax of Euro 39.9 million and Euro 9.0 million as of December 31, 2013 and 2012, respectively 63,217 (17,628) Total items that will not be reclassified to profit or loss 63,217 (17,628) Total other comprehensive income/(loss) - net of tax (223,067) (67,938) Total comprehensive income for the period 325,794 470,619 Attributable to: • Luxottica Group stockholders’ equity 325,007 466,204 • non-controlling interests 787 4,415 Total comprehensive income for the period 325,794 470,619 (*) Prior year amounts were restated following the adoption of IAS 19 R. In addition, certain amounts of the prior year’s comparative information have been revised to conform to the current year presentation. See note “Basis of Preparation” of the Notes to the Consolidated Financial Statements as of December 31, 2013. 47

3.4 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

3.4 Consolidated statements of stockholders' equity

(thousands of Euro)	Capital stock – Number of shares	Capital stock – Amount	Legal reserve	Additional paid-in capital	Retained earnings	Stock options reserve	Translation of foreign operations and other	Treasury shares	Stockholders' equity	Non-controlling interests
					(note 25)					(note 26)
Balance as of January 1, 2012	467,351,677	28,041	5,600	237,015	3,355,931	203,739	(99,980)	(117,418)	3,612,928	12,192
Total comprehensive income as of December 31, 2012 restated	-	-	-	-	530,448	-	(64,244)	-	466,204	4,415
Exercise of stock options	5,886,520	353	-	87,913	-	-	-	-	88,266	-
Non-cash stock based compensation	-	-	-	-	-	37,547	-	-	37,547	-
Excess tax benefit on stock options	-	-	-	3,814	-	-	-	-	3,814	-
Granting of treasury shares to employees	-	-	-	-	(25,489)	-	-	25,489	-	-
Change in the consolidation perimeter	-	-	-	-	-	-	-	-	-	8
Dividends (Euro 0.49 per ordinary share)	-	-	-	-	(227,386)	-	-	-	(227,386)	(4,748)
Allocation of legal reserve	-	-	23	-	(23)	-	-	-	-	-
Balance as of December 31, 2012 Restated	473,238,197	28,394	5,623	328,742	3,633,481	241,286	(164,224)	(91,929)	3,981,972	11,868
Total comprehensive income as of December 31, 2013	-	-	-	-	608,230	-	(283,223)	-	325,007	787
Exercise of stock options	4,322,476	259	-	75,007	-	-	-	-	75,266	-
Non-cash stock based compensation	-	-	-	-	-	25,547	-	-	25,547	-
Excess tax benefit on stock options	-	-	-	8,314	-	-	-	-	8,314	-
Granting of treasury shares to employees	-	-	-	-	(8,869)	-	-	8,869	-	-
Change in the consolidation perimeter	-	-	-	-	(989)	-	-	-	(989)	(2,051)
Dividends (Euro 0.58 per ordinary share)	-	-	-	-	(273,689)	-	-	-	(273,689)	(3,497)
Allocation of legal reserve	-	-	88	-	(88)	-	-	-	-	-
Balance as of December 31, 2013	477,560,673	28,653	5,711	412,063	3,958,076	268,833	(447,447)	(83,060)	4,142,828	7,107

48

ANNUAL REPORT 2013 3.5 Consolidated statements of cash flows (thousands of Euro) Note 2013 2012 restated (****) Income before provision for income taxes 956,366 844,447 Stock-based compensation 34 28,078 41,365 Depreciation, amortization and impairment 10/11 366,653 358,281 Net loss on disposals of fixed assets and intangible assets 10/11 15,609 32,700 Financial expenses 100,392 138,140 Other non-cash items (*) - 14,237 Changes in accounts receivable (16,827) (34,568) Changes in inventories 11,785 (80,534) Changes in accounts payable 12,538 61,472 Changes in other assets/liabilities (30,433) 51,303 Total adjustments 487,794 582,395 Cash provided by operating activities 1,444,160 1,426,842 Interest paid (94,456) (120,762) Taxes paid (427,857) (265,651) Net cash provided by operating activities 921,847 1,040,430 Additions of property, plant and equipment 10 (274,114) (261,518) Disposals of property plant and equipment 2,366 - Purchases of businesses - net of cash acquired (**) 4 (73,015) (99,738) Sale of business 13,553 - Investments in equity investees (***) 12 (47,507) - Additions to intangible assets 11 (101,085) (117,005) Cash used in investing activities (479,801) (478,261) 49

3.5 CONSOLIDATED STATEMENTS OF CASH FLOWS (thousands of Euro) Note 2013 2012 restated (****) Long-term debt: • Proceeds 21 4,504 512,700 • Repayments 21 (327,068) (935,173) (Decrease) in short-term lines of credit (44,303) (102,018) Exercise of stock options 25 75,266 88,267 Dividends 35 (277,186) (232,134) Cash used in financing activities 568,787 (668,358) Increase/(Decrease) in cash and cash equivalents (126,742) (106,190) Cash and cash equivalents, beginning of the period 790,093 905,100 Effect of exchange rate changes on cash and cash equivalents (45,355) (8,817) Cash and cash equivalents, end of the period 617,995 790,093 (*) Other non-cash items in 2012 included expenses incurred for the reorganization of the Australian business for Euro 14.2 million. (**) Purchases of businesses - net of cash acquired in 2013 included the purchase of Alain Mikli International for Euro (71.9) million. Purchases of businesses - net of cash acquired in 2012 included the purchase of Tecnol - Técnica Nacional de Oculos Ltda for Euro (66.4) million, the purchase of a retail chain in Spain and Portugal for Euro (21.9) million and other minor acquisitions for Euro (11.4) million. (***) Increase in investment refers to the acquisition of 36.33 percent of the share capital of Salmoiraghi & Viganò in 2013. (****) Prior year amounts were restated following the adoption of IAS 19 R. See note 2 of the Notes to the Consolidated Financial Statements as of December 31, 2013. Milan, February 27, 2014 Luxottica Group S.p.A. On Behalf of the Board of Directors Andrea Guerra Chief Executive Officer 50

ANNUAL REPORT 2013 3.6 Notes General information Luxottica Group S.p.A. (the “Company”) is a corporation with a registered office in Milan, Italy, at Via C. Cantù 2. The Company and its subsidiaries (collectively, the “Group”) operate in two industry segments: (1) manufacturing and wholesale distribution; and (2) retail distribution. Through its manufacturing and wholesale distribution operations, the Group is engaged in the design, manufacturing, wholesale distribution and marketing of proprietary brands and designer lines of mid-to premium priced prescription frames and sunglasses, as well as of performance optics products. Through its retail operations, as of December 31, 2013, the Company owned and operated 6,472 retail locations worldwide and franchised an additional 579 locations principally through its subsidiaries Luxottica Retail North America, Inc., Sunglass Hut Trading, LLC, OPSM Group Limited, Oakley, Inc. (“Oakley”) and Multiópticas Internacional S.L. In line with prior years, the retail division’s fiscal year is a 52- or 53-week period ending on the Saturday nearest December 31. The accompanying consolidated financial statements include the operations of all retail divisions for the 52-week periods for fiscal years 2013 and 2012. The use of a calendar fiscal year by these entities would not have had a material impact on the consolidated financial statements. The Company is controlled by Delfin S.à r.l., a company subject to Luxembourg law. These consolidated financial statements were authorized to be issued by the Board of Directors of the Company at its meeting on February 27, 2014. Basis of preparation The consolidated financial statements as of December 31, 2013 have been prepared in accordance with the Legislative Decree no. 38 of February 28, 2005, “Exercise of the options of article 5 of the 51

3.6 NOTES European Regulation no. 1606/2002 and in compliance with the International Financial Reporting Standards (“IFRS”) issued by the International Accounting Standards Board (“IASB”) and endorsed by the European Union, as of the date of approval of these consolidated financial statements by the Board of Directors of the Company. IFRS are all the international accounting standards (“IAS”) and all the interpretations of the International Financial Reporting Interpretations Committee (“IFRIC”), previously named “Standing interpretation Committee” (SIC). The Group also applied the Consob resolution no. 15519 of July 19, 2006 and the Consob communication no. 6064293 of July 28, 2006. During 2009 and 2010, Consob, in agreement with the Bank of Italy and ISVAP issued two documents (no. 2 and 4), “Information to be provided in financial reports about business continuity, financial risks, checks for the reduction in value of assets and uncertainties regarding the use of estimates” and “Disclosure in financial reports on long lived asset impairment tests, terms of borrowing agreements, debt restructurings and the “fair value hierarchy” for which applicable disclosures have been included in this document. The principles and standards utilized in preparing these consolidated financial statements have been consistently applied through all periods presented. Prior year amounts were restated following the adoption of IAS 19 R. See note 2 for additional information. In addition, certain prior year comparative information in the financial statements has been revised to conform to the current year presentation. The revision relates to the reclassification of the warehouse and freight-in shipping expenses of certain subsidiaries of the Company from operating expenses, primarily general and administrative expenses, to cost of sales. The Company has determined that the revision, totaling Euro 56.9 million in 2012, is immaterial to the previously reported financial statements and it does not impact any of the key Group’s financial indicators. These consolidated financial statements are composed of a consolidated statement of income, a consolidated statement of comprehensive income, a consolidated statement of financial position, a consolidated statement of cash flows, a consolidated statement of changes in equity and related notes to the Consolidated Financial Statements. The Company’s reporting currency for the presentation of the consolidated financial statements is the Euro. Unless otherwise specified, the figures in the statements and within these Notes to the Consolidated Financial Statements are expressed in thousands of Euro. The Company presents its consolidated statement of income using the function of expense method. The Company presents current and non-current assets and current and non-current liabilities as separate classifications in its consolidated statements of financial position. This presentation of the consolidated statement of income and of the consolidated statement of financial position is believed to provide the most relevant information. The consolidated statement of cash flows was prepared and presented utilizing the indirect method. The financial statements were prepared using the historical cost convention, with the exception of certain financial assets and liabilities for which measurement at fair value is required. 52

ANNUAL REPORT 2013 The consolidated financial statements have been prepared on a going concern basis. Management believes that there are no financial or other indicators presenting material uncertainties that may cast significant doubt upon the Group’s ability to meet its obligations in the foreseeable future and in particular in the next 12 months. 1. Consolidation principles, composition of the Goup and significant accounting policies CONSOLIDATION PRINCIPLES Subsidiaries Subsidiaries are any entities over which the Group has control. The Group controls an entity when the Group is exposed to, or has the rights to, variable returns from its involvement with the entity and has the ability to affect those returns through its power over the entity. Power is generally presumed with an ownership of more than one-half of the voting rights. The existence and effect of potential voting rights that are currently exercisable or convertible are considered when assessing whether the Group controls another entity. Subsidiaries are fully consolidated from the date on which control is transferred to the Group. They are deconsolidated from the date that control ceases. The Group uses the acquisition method of accounting to account for business combinations. The consideration transferred for the acquisition of a subsidiary is measured as the fair value of the assets transferred, the liabilities incurred and the equity interests issued by the Group. The consideration transferred includes the fair value of any asset or liability resulting from a contingent consideration arrangement. Acquisition related costs are expensed as incurred. Identifiable assets acquired and liabilities and contingent liabilities assumed in a business combination are measured initially at their fair values at the acquisition date. On an acquisition-by-acquisition basis, the Group recognizes any non-controlling interest in the acquiree at either fair value or the non-controlling interest’s proportionate share of the acquiree’s net assets. The excess of the consideration transferred, the amount of any non-controlling interest in the acquiree and the acquisition date fair value of any previous equity interest in the acquiree over the fair value of the Group’s share of the identifiable net assets acquired is recorded as goodwill. If this is less than the fair value of the net assets of the subsidiary acquired in the case of a bargain purchase, the Group makes a new assessment of the net assets acquired and any residual difference is recognized directly in the consolidated statement of income. In business combinations achieved in stages, the Group remeasures its previously held equity interest in the acquiree at its acquisition date fair value and recognizes the resulting gain or loss, if any, in operating income reflecting the Group’s strategy to continue growing through acquisitions. Intercompany transactions, balances and unrealized gains and losses on transactions between Group companies are eliminated. Accounting policies of subsidiaries have been changed where necessary to ensure consistency with the policies adopted by the Group.

 The individual financial statements used in the preparation of the consolidated financial statements are prepared and approved by the administrative bodies of the individual companies. Transactions with non-controlling interests Transactions with non-controlling interests are treated as transactions with equity owners of the Group. For purchases from non-controlling interests, the difference between any consideration paid and the 53

3.6 NOTES relevant share acquired of the carrying value of net assets of the subsidiary is recorded in equity. Gains or losses on disposals to non-controlling interests are also recorded in equity. When the Group ceases to have control or significant influence, any retained interest in the entity is remeasured to its fair value, with the change in carrying amount recognized in profit or loss. Associates Associates are any entities over which the Group has significant influence but not control, generally with ownership of between 20 percent and 50 percent of the voting rights. Investments in associates are accounted for using the equity method of accounting and are initially recognized at cost. The Group’s share of its associates’ post-acquisition profits or losses is recognized in the consolidated statement of income, and its share of post-acquisition movements in other comprehensive income is recognized in other comprehensive income. The cumulative post-acquisition movements are adjusted against the carrying amount of the investment. When the Group’s share of losses in an associate equals or exceeds its interest in the associate, including any other unsecured receivables, the Group does not recognize further losses, unless it has incurred obligations or made payments on behalf of the associate. Unrealized gains on transactions between the Group and its associates are eliminated to the extent of the Group’s interest in the associates. Unrealized losses are also eliminated unless the transaction provides evidence of an impairment of the asset transferred. Accounting policies of associates have been changed where necessary to ensure consistency with the policies adopted by the Group. Investments in associates are tested for impairment in case there are indicators that their recoverable amount is lower than their carrying value. Dilution gains and losses arising in investments in associates are recognized in the consolidated statement of income. Other companies Investments in entities in which the Group does not have either control or significant influence, generally with ownership of less than 20 percent, are originally recorded at cost and subsequently measured at fair value. Changes in fair value are recorded in the consolidated statement of comprehensive income. Translation of the financial statements of foreign companies The Group records transactions denominated in foreign currency in accordance with IAS 21 - The Effect of Changes in Foreign Exchange Rates. The results and financial position of all the Group entities (none of which have the currency of a hyper-inflationary economy) that have a functional currency different from the presentation currency are translated into the presentation currency as follows: a) assets and liabilities for each consolidated statement of financial position presented are translated at the closing rate at the date of that consolidated statement of financial position; b) income and expenses for each consolidated statement of income are translated at average exchange rates (unless this average is not a reasonable approximation of the cumulative effect of the rates prevailing on the transaction dates, in which case income and expenses are translated at the rate on the dates of the transactions); and c) all resulting exchange differences are recognized in other comprehensive income. 54

ANNUAL REPORT 2013 Goodwill and fair value adjustments arising from the acquisition of a foreign entity are treated as assets and liabilities of the foreign entity and translated at the closing rate. The exchange rates used in translating the results of foreign operations are reported in the Exchange Rates Attachment to the Notes to the Consolidated Financial Statements. COMPOSITION OF THE GROUP During 2013, the composition of the Group changed due to the acquisition of Alain Mikli International S.A. (“Alain Mikli”). On March 25, 2013, the Group subscribed to shares as part of a capital injection corresponding to a 36.33 percent equity stake in the Italian optical retailer Samoiraghi & Viganò. The price paid for the investment, which is accounted for using the equity method, was Euro 45 million. Please refer to Note 4 “Business Combinations”, and Note 11 “Goodwill and Intangible assets” for a description of the primary changes to the composition of the Group. SIGNIFICANT ACCOUNTING POLICIES Cash and cash equivalents Cash comprises cash on hand and demand deposits. Cash equivalents are short-term, highly liquid investments that are readily convertible to known amounts of cash and which are subject to an insignificant risk of changes in value. Investments qualify as cash equivalents only when they have a maturity of three months or less from the date of the acquisition. Accounts receivable and other receivables Accounts receivable and other receivables are carried at amortized cost. Losses on receivables are measured as the difference between the receivables’ carrying amount and the present value of estimated future cash flows discounted at the receivables’ original effective interest rate computed at the time of initial recognition. The carrying amount of the receivables is reduced through an allowance for doubtful accounts. The amount of the losses on written-off accounts is recorded in the consolidated statement of income within selling expenses. Subsequent collections of previously written-off receivables are recorded in the consolidated statement of income as a reduction of selling expenses. Inventories Inventories are stated at the lower of the cost determined by using the average annual cost method by product line, which approximates the weighted average cost, and the net realizable value. Provisions for write-downs for raw materials and finished goods which are considered obsolete or slow moving are computed taking into account their expected future utilization and their realizable value. The realizable value represents the estimated sales price, net of estimated sales and distribution costs. 55

3.6 NOTES Property, plant and equipment Property, plant and equipment are measured at historical cost. Historical cost includes expenditures that are directly attributable to the acquisition of the items. After initial recognition, property, plant and equipment is carried at cost less accumulated depreciation and any accumulated impairment loss. The depreciable amount of the items of property, plant and equipment, measured as the difference between their cost and their residual value, is allocated on a straight-line basis over their estimated useful lives as follows: Estimated useful life Buildings and building improvements From 19 to 40 years Machinery and equipment From 3 to 12 years Aircraft 25 years Other equipment From 5 to 8 years Leasehold Improvements The lower of useful life and the residual duration of the lease contract Depreciation stops when is classified as held for sales, in compliance with IFRS 5 “Non-Current Assets Held for Sale and Discontinued Operations”. Subsequent costs are included in the asset’s carrying amount or recognized as a separate asset, as appropriate, only when it is probable that future economic benefits associated with the item will flow to the Group and the cost of the item can be measured reliably. The carrying amount of the replaced part is derecognized. Repairs and maintenance costs are charged to the consolidated statement of income during the financial period in which they are incurred. Borrowing costs that are directly attributable to the acquisition, construction or production of a qualifying item of property, plant and equipment are capitalized as part of the cost of that asset. The net carrying amount of the qualifying items of property, plant and equipment as well as their useful lives are assessed and, if necessary, at each balance sheet date. Their net carrying amount written down if it is lower than their recoverable amount.

 Upon disposal or when no future economic benefits are expected from the use of an item of property, plant and equipment, its carrying amount is derecognized. The gain or loss arising from derecognition is included in profit and loss. Assets held for sale Assets held for sale include non-current assets (or disposal groups) whose carrying amount will be primarily recovered through a sale transaction rather than through continuing use and whose sale is highly probable in the short term. Assets held for sale are measured at the lower of their carrying amount and their fair value, less costs to sell. Finance and operating leases Leases in which a significant portion of the risks and rewards of ownership are retained by the lessor are classified as operating leases. Payments made under operating leases (net of any incentives received from the lessor) are charged to the consolidated statement of income on a straight-line basis over the lease term. Leases where lessees bear substantially all the risks and rewards of ownership are classified as finance leases. Finance leases are capitalized at the lease’s commencement at the lower of the fair value of the leased property and the present value of the minimum lease payments. 56

ANNUAL REPORT 2013 Each finance lease payment is allocated between the liability and finance charges. The corresponding rental obligations, net of finance charges, are included in “long-term debt” in the statement of financial position. The interest element of the finance cost is charged to the consolidated statement of income over the lease period. The assets acquired under finance leases are depreciated over the shorter of the useful life of the asset and the lease term. Intangible assets (a) Goodwill Goodwill represents the excess of the cost of an acquisition over the fair value of the Group’s share of the net identifiable assets of the acquired subsidiary at the date of acquisition. Goodwill is tested at least annually for impairment and carried at cost less accumulated impairment losses. Impairment losses on goodwill are not reversed. Gains and losses on the disposal of an entity include the carrying amount of goodwill relating to the entity sold. (b) Trademarks and other intangible assets Separately acquired trademarks and licenses are shown at historical cost. Trademarks, licenses and other intangible assets, including distribution networks and franchisee agreements, acquired in a business combination are recognized at fair value at the acquisition date. Trademarks and licenses have a finite useful life and are carried at cost less accumulated amortization and accumulated impairment losses. Amortization is calculated using the straight-line method to allocate the cost of trademarks and licenses over their estimated useful lives. Contractual customer relationships acquired in a business combination are recognized at fair value at the acquisition date. The contractual customer relations have a finite useful life and are carried at cost less accumulated amortization and accumulated impairment losses. Amortization is recognized over the expected life of the customer relationship. All intangible assets are subject to impairment tests, as required by IAS 36 - Impairment of Assets, if there are indications that the assets may be impaired. Trademarks are amortized on a straight-line basis over periods ranging between 15 and 25 years. Distributor network, customer relation contracts and lists are amortized on a straight-line basis or on an accelerated basis (projecting diminishing cash flows) over periods ranging between 3 and 25 years. Other intangible assets are amortized on a straight-line basis over periods ranging between 3 and 7 years. Impairment of assets Intangible assets with an indefinite useful life, for example goodwill, are not subject to amortization and are tested at least annually for impairment. Tangible assets and intangible assets with a definite useful life are subject to amortization and are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. An impairment loss is recognized for the amount by which the asset’s carrying amount exceeds its recoverable amount. The recoverable amount is the higher of an asset’s fair value less costs to sell and value in use. For the purposes of assessing impairment, tangible and intangible assets are grouped at the lowest levels for which there are separately identifiable cash flows (cash-generating units). Intangible assets with a definite useful life are reviewed at each reporting date to assess whether there is an indication that an impairment loss recognized in prior periods may no longer exist or has decreased. If such an indication exists, the loss is reversed and the carrying amount 57

3.6 NOTES of the asset is increased to its recoverable amount, which may not exceed the carrying amount that would have been determined if no impairment loss had been recorded. The reversal of an impairment loss is recorded in the consolidated statement of income. Financial assets The financial assets of the Group fall into the following categories: (a) Financial assets at fair value through profit and loss Financial assets at fair value through profit or loss are financial assets held for trading. A financial asset is classified in this category if acquired principally for the purpose of selling in the short term. Derivatives are also categorized as held for trading unless they are designated as hedges. Assets in this category are classified as current or non-current assets based on their maturity and are initially recognized at fair value. Transaction costs are immediately recognized in the consolidated statement of income. After initial recognition, financial assets at fair value through profit and loss are measured at their fair value each reporting period. Gains and losses deriving from changes in fair value are recorded in the consolidated statement of income in the period in which they occur. Dividend income from financial assets at fair value through profit or loss is recognized in the consolidated statement of income as part of other income when the Group’s right to receive payments is established. (b) Loans and receivables Loans and receivables are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market. They are included in current assets, except for those with maturities greater than 12 months or which are not expected to be repaid within 12 months after the end of the reporting period. These are classified as non-current assets. The Group’s loans and receivables are comprised of trade and other receivables. Loans and receivables are initially measured at their fair value plus transaction costs. After initial recognition, loans and receivables are measured at amortized cost, using the effective interest method. (c) Financial assets available for sale Available-for-sale financial assets are non-derivative financial assets that are either designated in this category or not classified in any of the other categories. They are included in non-current assets unless the investment matures or management intends to dispose of it within 12 months of the end of the reporting period. Financial assets available for sale are initially measured at their fair value plus transaction costs. After initial recognition, financial assets available for sale are carried at fair value. Any changes in fair value are recognized in other comprehensive income. Dividend income from financial assets held for sale is recognized in the consolidated statement of income as part of other income when the Group’s right to receive payments is established. A regular way purchase or sale of financial assets is recognized using the settlement date. Financial assets are derecognized when the rights to receive cash flows from the investments have expired or have been transferred and the Group has transferred substantially all risks and rewards of ownership. The fair value of listed financial instruments is based on the quoted price on an active market. If the market for a financial asset is not active (or if it refers to non-listed securities), the Group defines the fair value by utilizing valuation techniques. These techniques include using recent arms-length market 58

ANNUAL REPORT 2013 transactions between knowledgeable willing parties, if available, reference to the current fair value of another instrument that is substantially the same, discounted cash flows analysis, and pricing models based on observable market inputs, which are consistent with the instruments under valuation. The valuation techniques are primarily based on observable market data as opposed to internal sources of information. At each reporting date, the Group assesses whether there is objective evidence that a financial asset is impaired. In the case of investments classified as financial assets held for sale, a prolonged or significant decline in the fair value of the investment below its cost is also considered an indicator that the asset is impaired. If any such evidence exists for an available-for-sale financial asset, the cumulative loss, measured as the difference between the cost of acquisition and the current fair value, net any impairment loss previously recognized in the consolidated statement of income, is removed from equity and recognized in the consolidated statement of income. Any impairment loss recognized on an investment classified as an available-for-sale financial asset is not reversed. Derivative financial instruments Derivative financial instruments are accounted for in accordance with IAS 39 - Financial Instruments: Recognition and Measurement. At the date the derivative contract is entered into, derivative instruments are accounted for at their fair value and, if they are not designated as hedging instruments, any changes in fair value after initial recognition are recognized as components of net income for the year. If, on the other hand, derivative instruments meet the requirements for being classified as hedging instruments, any subsequent changes in fair value are recognized according to the following criteria, as illustrated below. The Group designates certain derivatives as instruments for hedging specific risks associated with highly probable transactions (cash flow hedges). For each derivative financial instrument designated as a hedging instrument, the Group documents the relationship between the hedging instrument and the hedged item, as well as the risk management objectives, the hedging strategy and the methodology to measure the hedging effectiveness. The hedging effectiveness of the instruments is assessed both at the hedge inception date and on an ongoing basis. A hedging instrument is considered highly effective when both at the inception date and during the life of the instrument, any changes in fair value of the derivative instrument offset the changes in fair value or cash flows attributable to the hedged items. If the derivative instruments are eligible for hedge accounting, the following accounting criteria are applicable: • Fair value hedge - when a derivative financial instrument is designated as a hedge of the exposure to changes in fair value of a recognized asset or liability (“hedged item”), both the changes in fair value of the derivative instrument as well as changes in the hedged item are recorded in the consolidated statement of income. The gain or loss related to the ineffective portion of the derivative instrument is recognized as financial income/expense. • Cash flow hedge - when a derivative financial instrument is designated as a hedge of the exposure to variability in future cash flows of recognized assets or liabilities or highly probable forecasted transactions (“cash flow hedge”), the effective portion of any gain or loss on the derivative financial instrument is recognized directly in other comprehensive income (“OCI”) . The cumulative gain or loss is removed from OCI and recognized in the consolidated statement of income at the same time as the economic effect arising from the hedged item affects income. The gain or loss related to the ineffective portion of the derivative instrument is recognized in the consolidated statement 59

3.6 NOTES of income. When a forecasted transaction is no longer expected to occur, the cumulative gain or loss that was reported in equity is immediately transferred to the consolidated statement of income. When a hedge no longer meets the criteria for hedge accounting, any cumulative gain or loss existing in OCI at that time remains in equity, and is recognized when the economic effect arising from the hedged item affects income. The Group utilizes derivative financial instruments, primarily Interest Rate Swap and Currency Swap contracts, as part of its risk management policy in order to reduce its exposure to interest rate and exchange rate fluctuations. Despite the fact that certain currency swap contracts are used as an economic hedge of the exchange rate risk, these instruments do not fully meet the criteria for hedge accounting pursuant to IAS 39, and are marked to market at the end of each reporting period, with changes in fair value are recognized in the consolidated statement of income. Accounts payable and other payables Accounts payable are obligations to pay for goods or services that have been acquired in the ordinary course of business from suppliers. Accounts payable are classified as current liabilities if payment is due within one year or less from the reporting date. If not, they are presented as non-current liabilities. Accounts payable are recognized initially at fair value and subsequently measured at amortized cost using the effective interest method. Long-term debt Long-term debt is initially recorded at fair value, less directly attributable transaction costs, and subsequently measured at its amortized cost by applying the effective interest method. If there is a change in expected cash flows, the carrying amount of the long-term debt is recalculated by computing the present value of estimated future cash flows at the financial instrument’s original effective interest rate. Long-term debt is classified under non-current liabilities when the Group retains the unconditional right to defer the payment for at least 12 months after the balance sheet date and under current liabilities when payment is due within 12 months from the balance sheet date. Long-term debt is removed from the statement of financial position when it is extinguished, i.e. when the obligation specified in the contract is discharged, canceled or expires. Current and deferred taxes The tax expense for the period comprises current and deferred tax. Tax expenses are recognized in the consolidated statement of income, except to the extent that they relate to items recognized in OCI or directly in equity. In this case, tax is also recognized in OCI or directly in equity, respectively. The current income tax charge is calculated on the basis of the tax laws enacted or substantially enacted at the balance sheet date in the countries where the Group operates and generates taxable income. Management periodically evaluates positions taken in tax returns with respect to situations in which applicable tax regulation is subject to interpretation and establishes provisions, where appropriate, on the basis of amounts expected to be paid to the tax authorities. Interest and penalties associated with these positions are included in “provision for income taxes” within the consolidated statement of income. Deferred income tax is recognized on temporary differences arising between the tax bases of assets and liabilities and their carrying amounts in the consolidated financial statements. However, deferred tax liabilities are not recognized if they arise from the initial recognition of goodwill. Deferred income tax is not accounted for if it arises from initial recognition of an asset or liability in a transaction other 60

ANNUAL REPORT 2013 than a business combination that at the time of the transaction affects neither accounting nor taxable profit or loss. Deferred income tax is determined using tax rates (and laws) that have been enacted or substantially enacted as of the balance sheet date and are expected to apply when the related deferred income tax asset is realized or the deferred income tax liability is settled. Deferred income tax assets are recognized only to the extent that it is probable that future taxable profit will be available against which the temporary differences can be utilized. Deferred income tax is provided on temporary differences arising on investments in subsidiaries and associates, except for deferred tax liabilities where the timing of the reversal of the temporary difference is controlled by the Group and it is probable that the temporary difference will not reverse in the foreseeable future. Deferred income tax assets and liabilities are offset when there is a legally enforceable right to offset current tax assets against current tax liabilities and when the deferred income tax assets and liabilities relate to income taxes levied by the same taxation authority on either the same taxable entity or different taxable entities where there is an intention to settle the balances on a net basis. Employee benefits The Group has both defined benefit and defined contribution plans. A defined benefit plan is a pension plan that is not a defined contribution plan. Typically, defined benefit plans define an amount of pension benefit that an employee will receive upon retirement, usually dependent on one or more factors such as age, years of service and compensation. The liability recognized in the consolidated statement of financial position in respect of defined benefit pension plans is the present value of the defined benefit obligation at the end of the reporting period less the fair value of plan assets, together with adjustments for unrecognized past-service costs. The defined benefit obligation is calculated annually by independent actuaries using the projected unit credit method. The present value of the defined benefit obligation is determined by discounting the estimated future cash outflows using interest rates of high-quality corporate bonds that are denominated in the currency in which the benefits will be paid and that have terms to maturity approximating the terms of the related pension obligation. Actuarial gains and losses due to changes in actuarial assumptions or to changes in the plan’s conditions are recognized as incurred in the consolidated statement of comprehensive income. For defined contribution plans, the Group pays contributions to publicly or privately administered pension insurance plans on a mandatory, contractual or voluntary basis. The Group has no further payment obligations once the contributions have been paid. The contributions are recognized as employee benefits expenses when they are due. Prepaid contributions are recognized as an asset to the extent that a cash refund or a reduction in future payments is available. Provisions for risks Provisions for risks are recognized when: • the Group has a present obligation, legal or constructive, as a result of a past event; • it is probable that the outflow of resources will be required; and • the amount of the obligation can be reliably estimated. Provisions are measured at the present value of the expenditures expected to be required to settle the obligation using a pre-tax rate that reflects current market assessments of the time value of money and the risks specific to the obligation. The increase in the provision due to passage of time is recognized as interest expense. Risks that are possible are disclosed in the notes. Risks that are remote are not disclosed or provided for. 61

3.6 NOTES Share-based payments The Company operates a number of equity-settled, share-based compensation plans, under which the entity receives services from employees as consideration for equity instruments (options). The fair value of the employee services received in exchange for the grant of the options is recognized as an expense. The total amount to be expensed is determined by reference to the fair value of the options granted. The total expense is recognized over the vesting period, which is the period over which all of the specified vesting conditions are to be satisfied. At the end of each reporting period, the Company revises its estimates of the number of options that are expected to vest based on the non-market vesting conditions. It recognizes the impact of the revision to original estimates, if any, in the consolidated statement of income, with a corresponding adjustment to equity. Recognition of revenues Revenue is recognized in accordance with IAS 18 - Revenue. Revenue includes sales of merchandise (both wholesale and retail), insurance and administrative fees associated with the Group’s managed vision care business, eye exams and related professional services, and sales of merchandise to franchisees along with other revenues from franchisees such as royalties based on sales and initial franchise fee revenues. Wholesale division revenues are recognized from sales of products at the time title and the risks and rewards of ownership of the goods are assumed by the customer. The products are not subject to formal customer acceptance provisions. In some countries, the customer has the right to return products for a limited period of time after the sale, as such, the Group records an accrual for the estimated amounts to be returned against revenue. This estimate is based on the Group’s right of return policies and practices along with historical data and sales trends. There are no other post-shipment obligations. Revenues received for the shipping and handling of goods are included in sales and the costs associated with shipments to customers are included in operating expenses. Retail division revenues are recognized upon receipt by the customer at the retail location. In some countries, the Group allows retail customers to return goods for a period of time and, as such, the Group records an accrual for the estimated amounts to be returned against revenue. This accrual is based on the historical return rate as a percentage of net sales and the timing of the returns from the original transaction date. There are no other post-shipment obligations. Additionally, the retail division enters into discount programs and similar relationships with third parties that have terms of twelve or more months. Revenues under these arrangements are recognized upon receipt of the products or services by the customer at the retail location. Advance payments and deposits from customers are not recorded as revenues until the product is delivered. The retail division also includes managed vision care revenues consisting of both fixed fee and fee for service managed vision care plans. For fixed fee plans, the plan sponsor pays the Group a monthly premium for each enrolled subscriber. Premium revenue is recognized as earned during the benefit coverage period. Premiums are generally billed in the month of benefit coverage. Any unearned premium revenue is deferred and recorded within other current liabilities on the consolidated statement of financial position. For fee for service plans, the plan sponsor pays the Company a fee to process its claims. Revenue is recognized as the services are rendered. For these programs, the plan sponsor is responsible for funding the cost of claims. Accruals are established for amounts due under these relationships estimated to be uncollectible. Franchise revenues based on sales by franchisees (such as royalties) are accrued and recognized as earned. Initial franchise fees are recorded as revenue when all material services or conditions relating to the sale of the franchise have been substantially performed or satisfied by the Group and when the related store begins operations. Allowances are established for amounts due under these relationships when they are determined to be uncollectible. 62

ANNUAL REPORT 2013 The Group licenses to third parties the rights to certain intellectual property and other proprietary information and recognizes royalty revenues when earned. The wholesale and retail divisions may offer certain promotions during the year. Free frames given to customers as part of a promotional offer are recorded in cost of sales at the time they are delivered to the customer. Discounts and coupons tendered by customers are recorded as a reduction of revenue at the date of sale. Use of accounting estimates The preparation of financial statements in conformity with IFRS requires the use of certain critical accounting estimates and assumptions which influence the value of assets and liabilities as well as revenues and costs reported in the consolidated statement of financial position and in the consolidated statement of income, respectively or the disclosures included in the notes to the consolidated financial statements in relation to potential assets and liabilities existing as of the date the consolidated financial statements were authorized for issue. Estimates are based on historical experience and other factors. The resulting accounting estimates could differ from the related actual results. Estimates are periodically reviewed and the effects of each change are reflected in the consolidated statement of income in the period in which the change occurs. The current economic and financial crisis has resulted in the need to make assumptions on future trends that are characterized by a significant degree of uncertainty and, therefore, the actual results in future years may significantly differ from the estimate. The most significant accounting principles which require a higher degree of judgment from management are illustrated below. a) Valuation of receivables. Receivables from customers are adjusted by the related allowance for doubtful accounts in order to take into account their recoverable amount. The determination of the amount of write-downs requires judgment from management based on available documentation and information, as well as the solvency of the customer, and based on past experience and historical trends; b) Valuation of inventories. Inventories which are obsolete and slow moving are periodically evaluated and written down in the case that their recoverable amount is lower than their carrying amount. Write-downs are calculated on the basis of management assumptions and estimates which are derived from experience and historical results; c) Valuation of deferred tax assets. The valuation of deferred tax assets is based on forecasted results which depend upon factors that could vary over time and could have significant effects on the valuation of deferred tax assets; d) Income taxes. The Group is subject to different tax jurisdictions. The determination of tax liabilities for the Group requires the use of assumptions with respect to transactions whose fiscal consequences are not yet certain at the end of the reporting period. The Group recognizes liabilities which could result from future inspections by the fiscal authorities on the basis of an estimate of the amounts expected to be paid to the taxation authorities. If the result of the above mentioned inspections differs from that estimated by Group management, there could be significant effects on both current and deferred taxes; e) Valuation of goodwill. Goodwill is subject to an annual impairment test. This calculation requires management’s judgment based on information available within the Group and the market, as well as on past experience; f) Valuation of intangible assets with a definite useful life (trademarks and other intangible). The useful lives of these intangible are assessed for appropriateness on a annual basis; and g) Benefit plans. The Group participates in benefit plans in various countries. The present value of pension liabilities is determined using actuarial techniques and certain assumptions. These assumptions include the discount rate, the expected return on plan assets, the rates of future 63

3.6 NOTES compensation increases and rates relative to mortality and resignations. Any change in the abovementioned assumptions could result in significant effects on the employee benefit liabilities. Earnings per share The Company determines earnings per share and earnings per diluted share in accordance with IAS 33 - Earnings per Share. Basic earnings per share are calculated by dividing profit or loss attributable to ordinary equity holders of the parent entity by the weighted average number of shares outstanding during the period. For the purpose of calculating the diluted earnings per share, the Company adjusts the profit and loss attributable to ordinary equity holders, and the weighted average number of shares outstanding, for the effect of all dilutive potential ordinary shares. Treasury shares Treasury shares are recorded as a reduction of stockholders’ equity. The original cost of treasury shares, as well as gains or losses on the purchase, sale or cancellation of treasury shares, are recorded in the consolidated statement of changes in equity. 2. New accounting principles New and amended accounting standards and interpretations, if not early adopted, must be adopted in the financial statements issued after the applicable effective date. NEW STANDARDS AND AMENDMENTS WHICH ARE EFFECTIVE FOR REPORTING PERIODS BEGINNING ON OR AFTER JANUARY 1, 2013 Amendments to IAS 19 - Employee benefits. The amendments to the standard require that the expense for a funded benefit plan include net interest expense or income, calculated by applying the discount rate to the net defined benefit asset or liability. Furthermore actuarial gains and losses are recognized immediately in the OCI and will not be recycled to profit and loss in subsequent periods. The amendments, endorsed by the European Union in 2012, are applied retrospectively to all periods presented. As a result of the application of this new standard, in 2012 income from operations and net income attributable to Luxottica stockholders decreased by Euro 11.9 million and Euro 7.3 million, respectively, and OCI increased by Euro 7.3 million. Amendments to IAS 1 - Financial statements presentation regarding other comprehensive income. The amendments require separate presentation of items of other comprehensive income that are reclassified subsequently to profit or loss (recyclable) and those that are not reclassified to profit or loss (non recyclable). The amendments do not change the existing option to present an entity’s performance in two statements and do not address the content of performance statements. The amendments were endorsed by the European Union in 2012. The new presentation requirements have been applied to all periods presented. IFRS 13 - Fair value measurements. The standard provides a precise definition of fair value and a single source of fair value measurement. The requirements do not extend the use of fair value accounting but provide guidance on how it should be applied where its use is already required or permitted by other standards within IFRS. The standard, published by the IASB in May 2011, was endorsed by the European Union in 2012. The standard had no significant impact on the consolidated financial statements of the Group as the methodologies to calculate the fair value introduced by the new standard do not differ from those already used by the Group. 64

ANNUAL REPORT 2013 Amendments to IFRS 7 - Financial Instruments: Disclosures on offsetting financial assets and financial liabilities. The amendments enhance current offsetting disclosures in order to facilitate the comparison between those entities that prepare IFRS financial statements and those that prepare financial statements in accordance with generally accepted accounting principles in the United States (US GAAP). The standard, published by the IASB in December 2011, was endorsed by the European Union in 2012. The standard had no significant impact on the consolidated financial statements of the Group. On May 17, 2012 the IASB issued the following IFRS amendments, which had no significant impact on consolidated financial statements of the Group. The amendments were endorsed by the European Union in March 2013. • IFRS 1 - First time adoption. • IAS 1 - Financial statement presentation. • IAS 16 - Property, plant and equipment. • IAS 32 - Financial instruments: Presentation. • IAS 34 - Interim financial reporting. NEW STANDARDS AND AMENDMENTS WHICH ARE EFFECTIVE FOR REPORTING PERIODS BEGINNING AFTER JANUARY 1, 2014 AND EARLY ADOPTED IFRS 10 - Consolidated financial statements. The standard builds on existing principles by identifying the concept of control as the determining factor in whether an entity should be included within the consolidated financial statements. The standard provides additional guidance to assist in determining control. The standard, published in May 2011, had no impact on the consolidated financial statements of the Group. IFRS 11 - Joint ventures. The standard focuses on the rights and obligations of the arrangement, rather than on its legal form. There are two types of joint arrangements. Joint operations arise where the joint operators have rights and obligations related to the arrangements. Joint ventures arise where the joint operators have rights to the net assets of the arrangement. The standard builds on existing principles by identifying the concept of control as the determining factor in whether an entity should be included within the consolidated financial statements. The standard provides additional guidance to assist in determining control. Proportionate consolidation is no longer allowed. The standard, published in May 2011, had no impact on the consolidated financial statements of the Group. IFRS 12 - Disclosures of interests in other entities. The standard includes disclosure requirements for all forms of interests in other entities. The standard, published in May 2011, had no significant impact on the consolidated financial statements of the Group. Amendments to IFRS 10, 11 and 12. The amendments provide guidelines on the comparative information. The standard, published in July 2012, had no impact on the consolidated financial statements of the Group. IAS 27 (revised 2011) - Separate financial statements. The standard includes the provisions on separate financial statements that are left after the control provisions of IAS 27 have been included in the new IFRS 10. The standard, published in May 2011, had no impact on the consolidated financial statements of the Group. IAS 28 (revised 2011) - Associates and Joint ventures. The standard includes the requirements for joint ventures, as well as associates, to be accounted using the equity method following the issue of IFRS 11. The standard, published in May 2011, had no impact on the consolidated financial statements of the Group. 65

3.6 NOTES AMENDMENTS AND INTERPRETATIONS OF EXISTING PRINCIPLES WHICH ARE EFFECTIVE FOR REPORTING PERIODS BEGINNING AFTER JANUARY 1, 2014 AND NOT EARLY ADOPTED IFRS 9 - Financial instruments, issued in November 2009. The standard is the first step in the process to replace IAS 39 - Financial instruments: recognition and measurement. IFRS 9 introduces new requirements for classifying and measuring financial assets. The new standard reduces the number of categories of financial assets pursuant to IAS 39 and requires that all financial assets be: (i) classified on the basis of the model which a company has adopted in order to manage its financial activities and on the basis of the cash flows from financing activities; (ii) initially measured at fair value plus any transaction costs in the case of financial assets not measured at fair value through profit and loss; and (iii) subsequently measured at their fair value or at the amortized cost. IFRS 9 also provides that embedded derivatives which fall within the scope of IFRS 9 must no longer be separated from the primary contract which contains them and states that a company may decide to directly record - within the consolidated statement of comprehensive income - any changes in the fair value of investments which fall within the scope of IFRS 9. The standard is not applicable until January 1, 2015, but is available for early adoption. The Group is assessing the full impact of adopting IFRS 9. Amendments to IAS 32 - Financial instruments. The amendments clarify some of the requirements for offsetting financial assets and financial liabilities on the balance sheet. The standard, published in December 2011, is effective for annual periods beginning on or after January 1, 2014. The adoption of the standard will not have a significant impact on the consolidated financial statements of the Group. Amendments to IAS 36 - Impairment of assets. The amendments address the disclosure of information about the recoverable amount of impaired assets if that amount is based on fair value less cost of disposals. The amendments are effective for annual periods beginning on or after January 1, 2014. The adoption of the standard will not have a significant impact on the consolidated financial statements of the Group. 3. Financial risks The assets of the Group are exposed to different types of financial risk: market risk (which includes exchange rate risks, interest rate risk relative to fair value variability and cash flow uncertainty), credit risk and liquidity risk. The risk management strategy of the Group aims to stabilize the results of the Group by minimizing the potential effects due to volatility in financial markets. The Group uses derivative financial instruments, principally interest rate and currency swap agreements, as part of its risk management strategy. Financial risk management is centralized within the Treasury department which identifies, evaluates and implements financial risk hedging activities, in compliance with the Financial Risk Management Policy guidelines approved by the Board of Directors, and in accordance with the Group operational units. The Policy defines the guidelines for any kind of risk, such as the exchange rate risk, the interest rate risk, credit risk and the utilization of derivative and non-derivative instruments. The Policy also specifies the management activities, the permitted instruments, the limits and proxies for responsibilities. A) EXCHANGE RATE RISK The Group operates at the international level and is therefore exposed to exchange rate risk related to the various currencies with which the Group operates. The Group only manages transaction risk. The transaction exchange rate risk derives from commercial and financial transactions in currencies other than the functional currency of the Group, i.e., the Euro. 66

ANNUAL REPORT 2013 The primary exchange rate to which the Group is exposed is the Euro/USD exchange rate. The exchange rate risk management policy defined by the Group’s management states that transaction exchange rate risk must be hedged for a percentage between 50 percent and 100 percent by trading forward currency contracts or permitted option structures with third parties. This exchange rate risk management policy is applied to all subsidiaries, including companies which have been recently acquired. If the Euro/USD exchange rate increases by 10 percent as compared to the actual 2013 and 2012 average exchange rates and all other variables remain constant, the impact on net income and equity would have been a decrease of Euro 72.8 million and Euro 56.7 million, in 2013 and 2012, respectively. If the Euro/USD exchange rate decreases by 10 percent as compared to the actual 2013 and 2012 average exchange rates and all other variables remain constant, the impact on net income and equity would have been an increase of Euro 89.0 million and Euro 69.3 million in 2013 and 2012, respectively. Even if exchange rate derivative contracts are stipulated to hedge future commercial transactions as well as assets and liabilities previously recorded in the financial statements in foreign currency, these contracts, for accounting purposes, may not be accounted for as hedging instruments. B) PRICE RISK The Group is generally exposed to price risk associated with investments in bond securities which are classified as assets at fair value through profit and loss. As of December 31, 2013 and 2012, the Group investment portfolio was fully divested. As a result, there was no exposure to price risk on such dates. C) CREDIT RISK Credit risk exists in relation to accounts receivable, cash, financial instruments and deposits in banks and other financial institutions. c1) The credit risk related to commercial counterparties is locally managed and monitored by a group credit control department for all entities included in the Wholesale distribution segment. Credit risk which originates within the retail segment is locally managed by the companies included in the retail segment. Losses on receivables are recorded in the financial statements if there are indicators that a specific risk exists or as soon as risks of potential insolvency arise, by determining an adequate accrual for doubtful accounts. The allowance for doubtful accounts used for the Wholesale segment and in accordance with the credit policy of the Group is determined by assigning a rating to customers according to the following categories: 1. “GOOD” (active customers), for which no accrual for doubtful accounts is recorded for accounts receivable overdue for less than 90 days. Beyond 90 days overdue a specific accrual is made in accordance with the customer’s credit worthiness (customers “GOOD UNDER CONTROL”); and 2. “RISK” (no longer active customers), for which the outstanding accounts receivable are fully provided. The following are examples of events that may fall into the definition of RISK: a) significant financial difficulties of the customers; b) a material contract violation, such as a general breach or default in paying interest or principal; c) the customer declares bankruptcy or is subject to other insolvency proceedings; and d) all cases in which there is documented proof certifying the non-recoverability of the 67

3.6 NOTES receivables (i.e., the inability to trace the debtor, seizures). Furthermore, the assessment of the losses incurred in previous years is taken into account to determine the balance of the bad debt provision. The Group does not have significant concentrations of credit risk. In any case, there are proper procedures in place to ensure that the sales of products and services are made to reliable customers on the basis of their financial position as well as past experience and other factors. Credit limits are defined according to internal and external evaluations that are based on thresholds approved by the Board of Directors. The utilization of the credit limits is regularly monitored through automatic controls. Moreover, the Group has entered into an agreement with an insurance company in order to cover the credit risk associated with customers of Luxottica Trading and Finance Ltd. in those countries where the Group does not have a direct presence. c2) With regards to credit risk related to the management of financial resources and cash availabilities, the risk is managed and monitored by the Group Treasury Department through financial guidelines to ensure that all the Group subsidiaries maintain relations with primary bank counterparties. Credit limits with respect to the primary financial counterparties are based on evaluations and analyses that are implemented by the Group Treasury Department. Within the Group there are various shared guidelines governing the relations with the bank counterparties, and all the companies of the Group comply with the “Financial Risk Policy” directives. Usually, the bank counterparties are selected by the Group Treasury Department and cash availabilities can be deposited, over a certain limit, only with counterparties with elevated credit ratings (A rating from S&P and A2 rating from Moody’s), as defined in the policy. Operations with derivatives are limited to counterparties with solid and proven experience in the trading and execution of derivatives and with elevated credit ratings, as defined in the policy, in addition to being subordinate to the undersigning of an ISDA Master Agreement. In particular, counterparty risk of derivatives is mitigated through the diversification of the counterparty banks with which the Group deals. In this way, the exposure with respect to each bank is never greater than 25 percent of the total notional amount of the derivatives portfolio of the Group. During the course of the year, there were no situations in which credit limits were exceeded. Based on the information available to the Group, there were no potential losses deriving from the inability of the abovementioned counterparties to meet their contractual obligations. D) LIQUIDITY RISK The management of the liquidity risk which originates from the normal operations of the Group involves the maintenance of an adequate level of cash availabilities as well as financial availabilities through an adequate amount of committed credit lines. With regards to the policies and actions that are used to mitigate liquidity risks, the Group takes adequate actions in order to meet its obligations. In particular, the Group: • utilizes debt instruments or other credit lines in order to meet liquidity requirements; • utilizes different sources of financing and, as of December 31, 2013, had unused lines of credit of approximately Euro 1,242.6 million (of which Euro 500.0 million are committed lines); • is not subject to significant concentrations of liquidity risk, both from the perspective of financial assets as well as in terms of financing sources; 68

ANNUAL REPORT 2013

- utilizes different sources of bank financing but also a liquidity reserve in order to promptly meet any cash requirements;
- implements systems to concentrate and manage the cash liquidity (Cash Pooling) in order to more efficiently manage the Group financial flows, thereby avoiding the dispersal of liquid funds and minimizing financial charges; and
- monitors, through the Treasury Department, forecasts on the utilization of liquidity reserves of the Group based on expected cash flows.

The following tables include a summary, by maturity date, of assets and liabilities at December 31, 2013 and December 31, 2012. The reported balances are contractual and undiscounted figures. With regards to forward foreign currency contracts, the tables relating to assets report the flows relative to only receivables. These amounts will be counterbalanced by the payables, as reported in the tables relating to liabilities.

(thousands of Euro)	Less than 1 year	From 1 to 3 years	From 3 to 5 years	Beyond 5 years
As of December 31, 2013				
Cash and cash equivalents	617,995	-	-	-
Derivatives receivable	6,039	-	-	-
Accounts receivable	680,296	-	-	-
Other current assets	84,546	-	-	-

(thousands of Euro)	Less than 1 year	From 1 to 3 years	From 3 to 5 years	Beyond 5 years
As of December 31, 2012				
Cash and cash equivalents	790,093	-	-	-
Derivatives receivable	6,048	-	-	-
Accounts receivable	698,755	-	-	-
Other current assets	48,377	-	-	-

(thousands of Euro)	Less than 1 year	From 1 to 3 years	From 3 to 5 years	Beyond 5 years
As of December 31, 2013				
Debt owed to banks and other financial institutions	334,964	613,565	191,511	894,470
Derivatives payable	1,471	-	-	-
Accounts payable	681,151	-	-	-
Other current liabilities	473,411	-	-	-

(thousands of Euro)	Less than 1 year	From 1 to 3 years	From 3 to 5 years	Beyond 5 years
As of December 31, 2012				
Debt owed to banks and other financial institutions	416,538	1,107,256	229,120	1,086,670
Derivatives payable	1,119	-	-	-
Accounts payable	682,588	-	-	-
Other current liabilities	534,422	-	-	-

69

3.6 NOTES E) INTEREST RATE RISK The interest rate risk to which the Group is exposed primarily originates from long-term debt. Such debt accrues interest at both fixed and floating rates. With regard to the risk arising from fixed-rate debt, the Group does not apply specific hedging policies since it does not deem the risk to be material. Floating-rate debt exposes the Group to a risk from the volatility of the interest rates (cash flow risk). In relation to this risk, and for the purposes of the related hedging, the Group utilizes derivate contracts, specifically Interest Rate Swap (IRS) agreements, which exchange the floating rate for a fixed rate, thereby reducing the risk from interest rate volatility. The risk policy of the Group requires the maintenance of a percentage of fixed-rate debt that is greater than 25 percent and less than 75 percent of total debt. This percentage is managed by entering into fixed rate debt agreements or by utilizing IRS agreements, when required. On the basis of various scenarios, the Group calculates the impact of rate changes on the consolidated statement of income. For each scenario, the same interest rate change is utilized for all currencies. The various scenarios only include those liabilities at floating rates that are not hedged with fixed interest rate swaps. On the basis of these scenarios, the impact as of December 31, 2013 and net of tax effect of an increase/decrease of 100 basis points on net income, in a situation with all other variables unchanged, would have been a maximum decrease of Euro 3.0 million (Euro 3.0 million as of December 31, 2012) or a maximum increase of Euro 3.0 million (Euro 3.0 million as of December 31, 2012). All IRS agreements expired as of May 29, 2013. As of December 31, 2012, in the event that interest rates increased/decreased by 100 basis points, with all other variables unchanged, the stockholders’ equity reserves would have been greater/(lower) by Euro 0.2 million, net of tax effect in connection with the increase/decrease of the fair value of the derivatives used for the cash flow hedges. As of December 31, 2013 Plus 100 basis points Minus 100 basis points (millions of Euro) Net income Reserve Net income Reserve Liabilities (3.0) - 3.0 - Hedging derivatives (cash flow hedges) - - - - As of December 31, 2012 Plus 100 basis points Minus 100 basis points (millions of Euro) Net income Reserve Net income Reserve Liabilities (3.0) - 3.0 - Hedging derivatives (cash flow hedges) - 0.2 - - 70

ANNUAL REPORT 2013

For the purposes of fully disclosing information about financial risks, a reconciliation between classes of financial assets and liabilities and the types of financial assets and liabilities identified on the basis of IFRS 7 requirements is reported below:

	December 31, 2013							
(thousands of Euro)	Financial assets at fair value through profit and loss	Loans and receivables	Investments held until maturity	Financial assets available for sale	Financial liabilities at fair value through profit and loss	Hedging derivatives	Total	Note (*)
Cash and cash equivalents	-	617,995	-	-	-	-	617,995	6
Accounts receivable	-	680,296	-	-	-	-	680,296	7
Other current assets	6,039	84,546	-	-	-	-	90,856	9
Other non-current assets	-	57,390	-	-	-	-	57,390	13
Short-term borrowings	-	44,921	-	-	-	-	44,921	15
Current portion of long-term debt	-	318,100	-	-	-	-	318,100	16
Accounts payable	-	681,151	-	-	-	-	681,151	17
Other current liabilities	-	473,411	-	-	1,471		474,882	20
Long-term debt	-	1,716,410	-	-	-	-	1,716,410	21
Other non-current liabilities	-	71,688	-	-	-	-	71,688	24

(*) The numbers reported above refer to the paragraphs within these notes to the consolidated financial statements in which the financial assets and liabilities are further explained.

	December 31, 2012							
(thousands of Euro)	Financial assets at fair value through profit and loss	Loans and receivables	Investments held until maturity	Financial assets available for sale	Financial liabilities at fair value through profit and loss	Hedging derivatives	Total	Note (*)
Cash and cash equivalents	-	790,093	-	-	-	-	790,093	6
Accounts receivable	-	698,755	-	-	-	-	698,755	7
Other current assets	6,048	48,377	-	-	-	-	54,425	9
Other non-current assets	-	62,718	-	-	-	-	62,718	13
Short-term borrowings	-	90,284	-	-	-	-	90,284	15
Current portion of long-term debt	-	310,072	-	-	-	-	310,072	16
Accounts payable	-	682,588	-	-	-	-	682,588	17
Other current liabilities	-	534,422	-	-	681	438	535,541	20
Long-term debt	-	2,052,107	-	-	-	-	2,052,107	21
Other non-current liabilities	-	52,702	-	-	-	-	52,702	24

(*) The numbers reported above refer to the paragraphs within these notes to the consolidated financial statements in which the financial assets and liabilities are further explained.

F) DEFAULT RISK: NEGATIVE PLEDGES AND FINANCIAL COVENANTS

The financing agreements of the Group (see note 21) require compliance with negative pledges and financial covenants, as set forth in the respective agreements, with the exception of our bond issues dated November 10, 2010 and March 19, 2012, which require compliance only with negative pledges.

With regards to negative pledges, in general, the clauses prohibit the Company and its subsidiaries from granting any liens or security interests on any of their assets in favor of third parties without the

71

3.6 NOTES consent of the lenders over a threshold equal to 30 percent of the Group consolidated stockholders’ equity. In addition, the sale of assets of the Company and its subsidiaries is limited to a maximum threshold of 30 percent of consolidated assets. Default with respect to the abovementioned clauses - and following a grace period during which the default can be remedied - would be considered a material breach of the contractual obligations pursuant to the financing agreements of the Group. Financial covenants require the Group to comply with specific levels of financial ratios. The most significant covenants establish a threshold for the ratio of net debt of the Group to EBITDA (Earnings before interest, taxes, depreciation and amortization) as well as EBITDA to financial charges and priority debt to share equity. The covenants are reported in the following table: Net Financial Position/Pro forma EBITDA < 3.5 x EBITDA/Pro forma financial charges > 5 x Priority Debt/Share Equity < 20 x In the case of a failure to comply with the abovementioned ratios, the Group may be called upon to pay the outstanding debt if it does not correct such default within a period of 15 business days from the date of reporting such default. Compliance with these covenants is monitored by the Group at the end of each quarter and, as of December 31, 2013, the Group was fully in compliance with these covenants. The Group also analyzes the trend of these covenants in order to monitor its compliance and, as of today, the analysis indicates that the ratios of the Group are below the thresholds which would result in default. G) FAIR VALUE In order to determine the fair value of financial instruments, the Group utilizes valuation techniques which are based on observable market prices (Mark to Model). These techniques therefore fall within Level 2 of the hierarchy of Fair Values identified by IFRS 13. The IFRS 13 refer to valuation hierarchy techniques which are based on three levels: • Level 1: Inputs are quoted prices in an active market for identical assets or liabilities; • Level 2: Inputs used in the valuations, other than the prices listed in Level 1, are observable for each financial asset or liability, both directly (prices) and indirectly (derived from prices); and • Level 3: Unobservable inputs used when observable inputs are not available in situations where there is little, if any, market activity for the asset or liability. In order to select the appropriate valuation techniques to utilize, the Group complies with the following hierarchy: a) Utilization of quoted prices in an active market for identical assets or liabilities (Comparable Approach); b) Utilization of valuation techniques that are primarily based on observable market prices; and c) Utilization of valuation techniques that are primarily based on non-observable market prices. The Group determined the fair value of the derivatives existing on December 31, 2013 through valuation techniques which are commonly used for instruments similar to those traded by the Group. The models applied to value the instruments are based on a calculation obtained from the Bloomberg information service. The input data used in these models are based on observable market prices (the Euro and USD interest rate curves as well as official exchange rates on the date of valuation) obtained from Bloomberg. 72

ANNUAL REPORT 2013 The following table summarizes the financial assets and liabilities of the Group valued at fair value: Classification within the Consolidated December 31, Fair value measurements at reporting date using: (thousands of Euro) Statement of Financial Position 2013 Level 1 Level 2 Level 3 Foreign Exchange Contracts Other current assets 6,039 - 6,039 - Foreign Exchange Contracts Other current liabilities 1,471 - 1,471 - Classification within the Consolidated December 31, Fair value measurements at reporting date using: (thousands of Euro) Statement of Financial Position 2012 Level 1 Level 2 Level 3 Foreign Exchange Contracts Other current assets 6,048 - 6,048 - Foreign Exchange Contracts Other current liabilities 1,119 - 1,119 - As of December 31, 2013 and 2012, the Group did not have any Level 3 fair value measurements. The Group maintains policies and procedures with the aim of valuing the fair value of assets and liabilities using the best and most relevant data available. The Group portfolio of foreign exchange derivatives includes only forward foreign exchange contracts on the most traded currency pairs with maturity less than one year. The fair value of the portfolio is valued using internal models that use observable market inputs including Yield Curves and Spot and Forward prices. 4. Business combinations On January 23, 2013, the Company completed the acquisition of Alain Mikli International, a French luxury and contemporary eyewear company. The consideration for the acquisition was Euro 85.2 million. The purchase price paid in 2013, including the assumption of approximately Euro 15.0 million of Alain Mikli’s net debt, totaled Euro 91.0 million, excluding advance payments made in 2012 and receivables from Alain Mikli. Net sales generated by Alain Mikli International in 2012 were approximately Euro 55.5 million. The acquisition furthers the Group’s strategy of continually strengthening of its brand portfolio. The valuation process to calculate the fair value of the acquired Alain Mikli net assets was concluded as of the date these financial statements were authorized for issue. The difference between the consideration paid and the net assets acquired was recorded as goodwill and intangible assets of Euro 58.7 million and Euro 33.5 million, respectively. The goodwill is not tax deductible and primarily reflects the synergies that the Group estimates it will derive from the acquisition. 73

3.6 NOTES The following table summarizes the consideration paid, the fair value of assets acquired and liabilities assumed at the acquisition date: (thousands of Euro) Consideration 85,179 Cash and cash equivalents acquired (3,771) Debt acquired 18,304 Total consideration 99,712 Recognized amount of net identifiable assets Accounts receivable - net 9,975 Inventory 11,397 Other current receivables 4,156 Fixed assets 3,470 Trademarks and other intangible assets 33,800 Investments 113 Other long-term receivables 6,642 Accounts payable (10,708) Other current liabilities (5,590) Income tax payable (231) Deferred tax liabilities (9,014) Other long-term liabilities (2,996) Total net identifiable assets 41,012 Goodwill 58,700 Total 99,712 Transaction related costs of approximately Euro 1.2 million were expensed as incurred. On April 25, 2013, Sunglass Hut Mexico (“SGH Mexico”), a subsidiary of the Company, acquired the sun business of Grupo Devlyn S.A.P.I. de C.V. (“Devlyn”). As a result of the acquisition the shareholders of Devlyn received a minority stake in SGH Mexico of 20 percent and a put option to sell the shares to the Company, while the Company was granted a call option on the minority stake. The exercise price of the options was estimated based on the expected EBITDA, net sales and net financial position at the end of the lock up period identified in the contract. The acquisition of the Company’s interest in Devlyn was accounted for as a business combination in accordance with IFRS 3. In particular, the Group recorded provisional goodwill of approximately Euro 6.0 million and a liability for the present value of the put option of approximately Euro 9.5 million. The valuation of the net assets acquired will be completed within the twelve month period subsequent to the acquisition. The transaction furthers the Group’s strategy of increasing its presence in Latin America. 5. Segment information In accordance with IFRS 8 - Operating segments, the Group operates in two industry segments: (1) Manufacturing and Wholesale Distribution, and (2) Retail Distribution. The criteria applied to identify the reporting segments are consistent with the way the Group is managed. In particular, the disclosures are consistent with the information periodically analyzed by the Group’s Chief Executive Officer, in his role as Chief Operating Decision Maker, to make decisions about resources to be allocated to the segments and assess their performance. 74

ANNUAL REPORT 2013 Total assets for each reporting segment are no longer disclosed as they are not regularly reported to the highest authority in the Group’s decision making process. Inter segment Manufacturing transactions and Wholesale Retail and corporate Consolidated (thousands of Euro) Distribution Distribution adjustments (c) 2013 2013 Net sales (a) 2,991,297 4,321,314 - 7,312,611 Income from operations (b) 649,108 585,516 (178,951) 1,055,673 Interest income - - - 10,072 Interest expense - - - (102,132) Other - net - - - (7,274) Income before provision for income taxes - - - 956,366 Provision for income taxes - - - (407,505) Net income - - - 548,861 Of which attributable to: • Luxottica stockholders - - - 544,696 • Non-controlling interests - - - 4,165 Capital expenditures 157,165 212,547 - 369,711 Depreciation and amortization 108,993 172,804 84,834 366,631 2012 Net sales (a) 2,773,073 4,313,069 - 7,086,142 Income from operations restated (b) 604,494 552,691 (187,046) 970,139 Interest income - - - 18,910 Interest expense - - - (138,140) Other, net - - - (6,463) Income before provision for income taxes restated - - - 844,447 Provision for income taxes restated - - - (305,891) Net income restated - - - 538,556 Of which attributable to: • Luxottica stockholders restated - - - 534,375 • Non-controlling interests - - - 4,181 Capital expenditures 148,001 224,890 - 372,891 (1) Depreciation and amortization 100,956 170,988 86,337 358,281 (a) Net sales of both the Manufacturing and Wholesale Distribution segment and the Retail Distribution segment include sales to third party customers only. (b) Income from operations of the Manufacturing and Wholesale Distribution segment is related to net sales to third party customers only, excluding the “manufacturing profit” generated on the intercompany sales to the Retail Distribution segment. Income from operations of the Retail Distribution segment is related to retail sales, considering the cost of goods acquired from the Manufacturing and Wholesale Distribution segment at manufacturing cost, thus including the relevant “manufacturing profit” attributable to those sales. (c) Inter-segment transactions and corporate adjustments include corporate costs not allocated to a specific segment and amorti-zation of acquired intangible assets. 75

3.6 NOTES Information by geographic area The geographic segments include Europe, North America (which includes the United States of America, Canada and Caribbean islands), Asia-Pacific (which includes Australia, New Zealand, China, Hong Kong, Singapore and Japan) and Other (which includes all other geographic locations, including South and Central America and the Middle East). Sales are attributed to geographic segments based on the customer’s location, whereas long-lived assets, net are the result of the combination of legal entities located in the same geographic area. Years ended December 31 North (thousands of Euro) Europe (1) America (2) Asia-Pacific (3) Other Consolidated 2013 Net sales 1,442,789 4,123,783 917,762 828,277 7,312,611 Long-lived assets, net (at year end) 335,979 578,462 220,139 48,656 1,183,236 2012 Net sales 1,317,332 4,122,889 897,491 748,430 7,086,142 Long-lived assets, net (at year end) 342,394 591,358 213,401 45,241 1,192,394 (1) Long-lived assets, net located in Italy represented 26 percent of the Group’s total fixed assets in 2013 and 2012, respectively. Net sales recorded in Italy were Euro 0.3 billion in 2013 and 2012, respectively. (2) Long-lived assets, net located in the United States represented 45 percent and 47 percent of the Group’s total fixed assets in 2013 and 2012, respectively. Net sales recorded in the United States were Euro 3.8 billion in each of 2013 and 2012. (3) Long-lived assets, net located in China represented 12 percent and 10 percent of the Group’s total fixed assets in 2013 and 2012, respectively. 76

ANNUAL REPORT 2013 Information on the consolidated statement of financial position Current assets 6. Cash and cash equivalents Cash and cash equivalents are comprised of the following items: As of December 31 (thousands of Euro) 2013 2012 Cash at bank and post office 607,499 779,683 Checks 7,821 7,506 Cash and cash equivalents on hand 2,676 2,904 Total 617,995 790,093 7. Accounts receivable Accounts receivable consist exclusively of trade receivables and are recognized net of allowances to adjust their carrying amount to the estimated realizable value. Accounts receivable are due within 12 months: As of December 31 (thousands of Euro) 2013 2012 Accounts receivable 715,527 733,854 Allowance for doubtful accounts (35,231) (35,098) Total accounts receivable 680,296 698,755 The following table shows the allowance for doubtful accounts roll-forward: (thousands of Euro) 2013 2012 Balance as of January 1 35,098 35,959 Increases 5,534 3,941 Decreases (4,313) (4,212) Translation difference and other (1,088) (590) Balance as of December 31 35,231 35,098 The book value of the accounts receivable approximates their fair value. As of December 31, 2013, the gross amount of accounts receivable was equal to Euro 715,5 million (Euro 733.9 million as of December 31, 2012), including an amount of Euro 23.4 million covered by insurance and other guarantees (3.3 percent of gross receivables). The bad debt fund as of December 31, 2013 amounted to Euro 35.2 million (Euro 35.1 million as of December 31, 2012). Write-downs of accounts receivable are determined in accordance with the Group credit policy described in note 3 “Financial Risks.” Accruals and reversals of the allowance for doubtful accounts are recorded within selling expenses in the consolidated statement of income. 77

3.6 NOTES

The maximum exposure to credit risk, as of the end of the reporting date, was represented by the fair value of accounts receivable which approximates their carrying amount.

The Group believes that its exposure to credit risk does not call for other guarantees or credit enhancements.

The table below summarizes the quantitative information required by IFRS 7 based on the categories of receivables pursuant to Group policies:

December 31, 2013 (thousands of Euro)	Gross receivables	Allowance for doubtful accounts	Maximum exposure to credit risk	Amount of accounts receivable overdue but not included in the allowance for doubtful accounts	Overdue accounts receivable not included in the allowance for doubtful accounts 0 - 30 days overdue	Overdue accounts receivable not included in the allowance for doubtful accounts > 30 days overdue
Receivables of the Wholesale segment classified as GOOD	543,789	(6,134)	537,655	41,298	31,060	10,237
Receivables of the Wholesale segment classified as GOOD - UNDER CONTROL	15,176	(2,224)	12,951	21,046	5,752	15,294
Receivables of the Wholesale segment classified as RISK	28,530	(23,200)	5,330	4,599	255	4,343
Receivables of the Retail segment	128,033	(3,673)	124,360	14,173	5,590	8,586
Total	**715,527**	**(35,231)**	**680,296**	**81,116**	**42,657**	**38,460**

December 31, 2012 (thousands of Euro)	Gross receivables	Allowance for doubtful accounts	Maximum exposure to credit risk	Amount of accounts receivable overdue but not included in the allowance for doubtful accounts	Overdue accounts receivable not included in the allowance for doubtful accounts 0 - 30 days overdue	Overdue accounts receivable not included in the allowance for doubtful accounts > 30 days overdue
Receivables of the Wholesale segment classified as GOOD	567,162	(9,530)	557,632	62,558	38,215	24,344
Receivables of the Wholesale segment classified as GOOD - UNDER CONTROL	12,224	(2,528)	9,695	3,438	515	2,923
Receivables of the Wholesale segment classified as RISK	20,071	(18,712)	1,359	1,744	456	1,288
Receivables of the Retail segment	134,398	(4,329)	130,069	13,120	7,446	5,674
Total	**733,854**	**(35,098)**	**698,755**	**80,860**	**46,631**	**34,229**

As of December 31, 2013, the amount of overdue receivables which were not included in the bad debt fund was equal to 11.3 percent of gross receivables (11.0 percent as of December 31, 2012) and 11.9 percent of receivables net of the bad debt fund (11.6 percent as of December 31, 2012). The Group does not expect any additional losses over amounts already provided for.

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ANNUAL REPORT 2013 8. Inventories Inventories are comprised of the following items: As of December 31 (thousands of Euro) 2013 2012 Raw materials 163,809 154,403 Work in process 36,462 59,565 Finished goods 612,814 625,386 Less: inventory obsolescence reserves (114,135) (110,588) Total 698,950 728,767 The movements in the allowance for inventories reserve are as follows: Balance Balance at beginning at end (thousands of Euro) of period Provision Other(*) Utilization of period 2012 90,562 67,894 (3,930) (43,938) 110,588 2013 110,588 74,094 (355) (70,193) 114,135 (*) Other includes translation differences for the period. 9. Other assets Other assets comprise the following items: As of December 31 (thousands of Euro) 2013 2012 Sales taxes receivable 47,105 15,476 Short-term borrowings 770 835 Prepaid expenses 1,418 2,569 Other assets 41,293 35,545 Total financial assets 90,586 54,425 Income tax receivable 46,554 47,354 Advances to suppliers 19,546 15,034 Prepaid expenses 51,469 74,262 Other assets 30,606 18,175 Total other assets 148,175 154,825 Total other assets 238,761 209,250 79

3.6 NOTES Other financial assets include receivables from foreign currency derivatives amounting to Euro 6.0 million as of December 31, 2013 (Euro 6.0 million as of December 31, 2012), as well as other financial assets of the North America retail division totaling Euro 12.1 million as of December 31, 2013 (Euro 13.2 million as of December 31, 2012). Other assets include the short-term portion of advance payments made to certain designers for future contracted minimum royalties totaling Euro 30.6 million as of December 31, 2013 (Euro 18.2 million as of December 31, 2012). Prepaid expenses mainly relate to the timing of payments of monthly rental expenses incurred by the Group’s North America and Asia-Pacific retail divisions. The net book value of financial assets is approximately equal to their fair value and this value also corresponds to the maximum exposure of the credit risk. The Group has no guarantees or other instruments to manage credit risk. 80

ANNUAL REPORT 2013

Non-current assets

10. Property, plant and equipment

Changes in items of property, plant and equipment are reported below:

(thousands of Euro)	Land and buildings, including leasehold improvements	Machinery and equipment	Aircraft	Other equipment	Total
As of January 1, 2012					
Historical cost	893,948	983,164	38,087	582,779	2,497,978
Accumulated depreciation	(405,526)	(613,127)	(8,776)	(311,113)	(1,338,542)
Total as of January 1 , 2012	**488,422**	**370,037**	**29,311**	**271,666**	**1,159,436**
Increases	55,700	112,415	-	101,300	269,415
Decreases	(13,713)	-	-	(15,288)	(29,001)
Business combinations	850	8,904	-	2,765	12,519
Translation difference and other	2,478	9,349	-	(18,820)	(6,993)
Depreciation expense	(58,104)	(95,008)	(1,561)	(58,310)	(212,983)
Total balance as of December 31, 2012	**475,633**	**405,697**	**27,750**	**283,313**	**1,192,394**
Historical cost	913,679	1,074,258	38,087	615,957	2,641,981
Accumulated depreciation	(438,046)	(668,561)	(10,337)	(332,644)	(1,449,588)
Total as of December 31, 2012	**475,633**	**405,697**	**27,750**	**283,313**	**1,192,394**
Increases	49,600	105,885	58	118,570	274,114
Decreases	(4,235)	(4,337)	-	(6,707)	(15,279)
Business combinations	2,367	85	-	857	3,309
Translation difference and other	(7,751)	12,423	-	(63,217)	(58,545)
Depreciation expense	(59,603)	(93,856)	(1,555)	(57,742)	(212,757)
Total balance as of December 31, 2012	**456,011**	**425,898**	**26,252**	**275,075**	**1,183,236**
Of which:					
Historical cost	910,968	1,107,816	38,145	612,555	2,669,485
Accumulated depreciation	(454,957)	(681,918)	(11,894)	(337,480)	(1,486,249)
Total balance as of December 31, 2013	**456,011**	**425,898**	**26,252**	**275,075**	**1,183,236**

The 2013 increase in Property, plant and equipment due to business combinations was mainly due to the acquisition of Alain Mikli. Please refer to note 4 "Business Combinations" for further details on the Alain Mikli acquisition. The increase in 2012 was mainly due to the acquisitions of Tecnol and Sunplanet.

Of the total depreciation expense of Euro 212.8 million (Euro 213.0 million in 2012), Euro 72.3 million (Euro 69.5 million in 2012, respectively) is included in cost of sales, Euro 110.1 million (Euro114.8 million in 2012) in selling expenses; Euro 5.3 million (Euro3.9 million in 2012) in advertising expenses; and Euro 25.0 million (Euro 24.8 million in 2012) in general and administrative expenses.

Capital expenditures in 2013 and 2012 mainly relate to routine technology upgrades to the manufacturing infrastructure, opening of new stores and the remodeling of older stores where the leases were extended during the period.

81

3.6 NOTES

Other equipment includes Euro 70.9 million for assets under construction as of December 31, 2013 (Euro 66.9 million as of December 31, 2012) mainly relating to the opening and renovation of North America retail stores.

Leasehold improvements totaled Euro 149.5 million and Euro 153.1 million as of December 31, 2013 and December 31, 2012 respectively.

11. Goodwill and intangible assets

Changes in goodwill and intangible assets as of December 31, 2012 and 2013, were as follows:

(thousands of Euro)	Goodwill	Trade names and trademarks	Customer relations, contracts and lists	Franchise agreements	Other	Total
As of January 1, 2012						
Historical cost	3,090,563	1,576,008	229,733	22,181	464,999	5,383,484
Accumulated amortization		(660,958)	(68,526)	(7,491)	(205,026)	(942,001)
Total	**3,090,563**	**915,050**	**161,208**	**14,690**	**259,973**	**4,441,484**
Increases	-	187	-	-	116,819	117,005
Decreases	-	-	-	-	(3,751)	(3,751)
Business combinations	107,123	12,057	21,806	-	11,146	152,132
Translation difference and other	(48,916)	(6,572)	(3,370)	(255)	(8,003)	(67,117)
Impairment and amortization expense	-	(70,882)	(15,468)	(1,117)	(57,831)	(145,298)
Balance as of December 31, 2012	**3,148,770**	**849,839**	**164,177**	**13,319**	**318,352**	**4,494,457**
Historical cost	3,148,770	1,563,447	247,730	21,752	547,254	5,528,953
Accumulated amortization		(713,608)	(83,553)	(8,433)	(228,902)	(1,034,496)
Total as of December 31, 2012	**3,148,770**	**849,839**	**164,177**	**13,319**	**318,352**	**4,494,457**
Increases	-	41	-	-	100,741	100,783
Decreases	-	-	-	-	(3,470)	(3,470)
Business combinations	67,328	23,806	-	-	4,107	95,241
Translation difference and other	(170,882)	(44,110)	(11,064)	(536)	(169)	(226,761)
Amortization expense	-	(68,683)	(14,640)	(1,081)	(69,494)	(153,897)
Balance as of December 31, 2013	**3,045,216**	**760,894**	**138,473**	**11,702**	**350,068**	**4,306,353**
Historical cost	3,045,216	1,490,809	231,621	20,811	624,468	5,412,925
Accumulated amortization	-	(729,915)	(93,148)	(9,109)	(274,400)	(1,106,572)
Total as of December 31, 2013	**3,045,216**	**760,894**	**138,473**	**11,702**	**350,068**	**4,306,353**

The 2013 and 2012 increases in goodwill and intangible assets due to business combinations were mainly due to the acquisition of Alain Mikli (Euro 92.2 million) and Tecnol (Euro 127.2 million). Please refer to note 4 "Business Combinations" for further details.

Of the total amortization expense of intangible assets of Euro 153.9 million (Euro 145.3 million in 2012) Euro 140.5 million (Euro 132.8 million in 2012) is included in general and administrative expenses, Euro 8.5 million (Euro 6.3 million in 2012) is included in selling costs and Euro 4.9 million (Euro 6.2 million in 2012) is included in cost of sales.

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ANNUAL REPORT 2013 Other intangible assets includes internally generated assets of Euro 61.4 million (Euro 57.4 million as of December 31, 2012).The increase in intangible assets is mainly due to the implementation of a new IT infrastructure, which started in 2008. IMPAIRMENT OF GOODWILL Pursuant to IAS 36 - Impairment of Assets, the Group has identified the following four cash-generating units (“CGUs”): Wholesale, Retail North America, Retail Asia-Pacific and Retail Other. The cash-generating units reflect the distribution model adopted by the Group. The CGUs are periodically assessed based on the organizational changes that are made in the Group. There were no changes to the CGUs for fiscal 2013 and 2012. The value of goodwill allocated to each CGU is reported in the following table: (thousands of Euro) 2013 2012 Wholesale 1,201,605 1,203,749 Retail North America 1,332,758 1,388,263 Retail Asia-Pacific 324,988 376,414 Retail Other 185,865 180,344 Total 3,045,216 3,148,770 The reduction in goodwill, mainly due to the weakening of the Euro which is the currency in which the Group operates (Euro 170.2 million), was partially offset by the increases due to the acquisition of Alain Mikli for Euro 58.7 million and of Devlyn for Euro 6.0 million. The information required by paragraph 134 of IAS 36 is provided below only for the Wholesale and Retail North America CGUs, since the value of goodwill allocated to these two units is a significant component of the Group’s total goodwill. The recoverable amount of each CGU has been verified by comparing its net assets carrying amounts to its value in use. The main assumptions for determining the value in use are reported below and refer to both cash generating units: • Growth rate: 2.0 percent (2.0 percent as of December 31, 2012); • Discount rate: 7.5 percent (7.8 percent as of December 31, 2012). The above long-term average growth rate does not exceed the rate which is estimated for the products, industries, and countries in which the Group operates. The discount rate has been determined on the basis of market information on the cost of money and the specific risk of the industry (Weighted Average Cost of Capital, WACC). In particular, the Group used a methodology to determine the discount rate which was in line with that utilized in the previous year, considering the rates of return on long-term government bonds and the average capital structure of a group of comparable companies. The recoverable amount of cash-generating units has been determined by utilizing post-tax cash flow forecasts based on the Group’s 2014-2016 three-year plan, on the basis of the results attained in previous years as well as management expectations - split by geographic area - regarding future trends in the eyewear market for both the Wholesale and Retail distribution segments. At the end of the three year projected cash flow period, a terminal value was estimated in order to reflect the value of the CGU in

 83

3.6 NOTES future years. The terminal values were calculated as a perpetuity at the same growth rate as described above and represent the present value, in the last year of the forecast, of all future perpetual cash flows. The impairment test performed as of the balance sheet date resulted in a recoverable value greater than the carrying amount (net operating assets) of the abovementioned CGUs. In percentage terms, the surplus of the recoverable amount of the CGU over the carrying amount was equal to 514 percent and 28 percent of the carrying amount of the Wholesale and Retail North America cash-generating units, respectively. A reduction in the recoverable amount of the cash-generating unit to a value that equals its carrying amount would require either of the following: (i) an increase in the discount rate to approximately 32.7 percent for Wholesale and 9.05 percent for Retail North America; or (ii) the utilization of a negative growth rate for Wholesale and zero for Retail North America. In addition, reasonable changes to the abovementioned assumptions used to determine the recoverable amount (i.e., growth rate changes of +/-0.5 percent and discount rate changes of +/-0.5 percent) would not significantly affect the impairment test results. 12. Investments Investments amounted to Euro 58.1 million (Euro 11.7 million as of December 31, 2012). The balance mainly related to the investment in Eyebiz Laboratories Pty Limited for Euro 4.7 million (Euro 4.3 million as of December 31, 2012) and the acquisition of the 36.33 percent equity stake in Salmoiraghi & Viganò, an Italian optical retailer, which was valued at Euro 45.0 million and was completed on March 25, 2013. Transaction related costs of Euro 0.9 million were expensed as incurred. The investment balance includes goodwill of Euro 20.4 million and trademarks of Euro 14.7 million. The following tables provide a roll forward of Group’s investment from the acquisition date as well as the assets, liabilities and net sales of Salmoiraghi & Viganò: As of December 31, 2013 As of January 1, 2013 - Addition 45,000 Share of profit from associate (2,433) As of December 31, 2013 42,567 As of December 31, 2013 Total assets 177,495 Total liabilities 141,833 Net sales 118,641 Share of profit (2,433) Percentage held 36.33% The investment was analyzed under the applicable impairment test as of December 31, 2013 and it was determined that no loss is to be recorded in the consolidated financial statements as of December 31, 2013. 84

ANNUAL REPORT 2013 13. Other non-current assets As of December 31 (thousands of Euro) 2013 2012 Other financial assets 57,390 62,718 Other assets 69,193 84,318 Total other non-current assets 126,583 147,036 Other financial assets primarily include security deposits totaling Euro 28.7 million (Euro 34.3 million as of December 31, 2012). The carrying value of financial assets approximates their fair value and this value also corresponds to the Group’s maximum exposure to credit risk. The Group does not have guarantees or other instruments for managing credit risk. Other assets primarily include advance payments made to certain licensees for future contractual minimum royalties totaling Euro 69.2 million (Euro 73.8 million as of December 31, 2012). 14. Deferred tax assets and deferred tax liabilities The balance of deferred tax assets and liabilities as of December 31, 2013 and December 31, 2012 is as follows: As of December 31 (thousands of Euro) 2013 2012 Deferred tax assets 172,623 169,662 Deferred tax liabilities 268,078 227,806 Deferred tax liabilities (net) 95,455 58,144 The analysis of deferred tax assets and deferred tax liabilities, without taking into consideration the offsetting of balances within the same tax jurisdiction, is as follows: As of December 31 (thousands of Euro) 2013 2012 Deferred tax assets Deferred tax assets to be recovered after more than 12 months 163,907 187,602 Deferred tax assets to be recovered within 12 months 190,813 212,561 Total 354,720 400,163 Deferred tax liabilities Deferred tax liabilities to be recovered after more than 12 months 10,610 18,129 Deferred tax liabilities to be recovered within 12 months 439,565 440,178 Total 450,175 458,307 Deferred tax liabilities (net) 95,455 58,144 85

3.6 NOTES

The gross movement in the deferred income tax accounts is as follows:

(thousands of Euro)	2013	2012
As of January 1	**58,144**	**78,636**
Exchange rate difference and other movements	8,491	16,932
Business combinations	9,009	4,898
Income statements	(13,174)	(28,910)
Tax charge/(credit) directly to equity	32,985	(13,412)
At December 31	**95,455**	**58,144**

The movement of deferred income tax assets and liabilities during the year, without taking into consideration the offsetting of balances within the same tax jurisdiction, is as follows:

Deferred tax assets (thousands of Euro)	As of January 1, 2012	Exchange rate difference and other movements	Business combinations	Income statements	Tax charged/ (credited) to equity	As of December 31, 2012
Inventories	78,264	(2,013)	5,127	21,678	-	103,056
Self-insurance reserves	10,923	(137)	-	557	-	11,343
Net operating loss carry forwards	16,191	3,657	(948)	(12,441)	-	6,459
Rights of return	11,194	3,234	1,103	551	-	16,082
Deferred tax on derivatives	7,484	55	-	(1,017)	(6,484)	38
Employee related reserves	90,473	(13,837)	-	13,652	14,120	104,408
Occupancy reserves	18,275	(837)	-	928	-	18,366
Trade names	84,278	(2,553)	-	767	(67)	82,425
Fixed assets	10,369	3,658	-	202	-	14,229
Other	50,288	(18,286)	6,037	5,653	67	43,759
Total	**377,739**	**(27,059)**	**11,319**	**30,530**	**7,636**	**400,163**

Deferred tax liabilities (thousands of Euro)	As of January 1, 2012	Exchange rate difference and other movements	Business combinations	Income statements	Tax charged/ (credited) to equity	As of December 31, 2012
Dividends	6,155	-	-	(592)	-	5,563
Trade names	233,729	(5,585)	23,433	(17,620)	-	233,957
Fixed assets	66,120	(24,358)	-	13,729	-	55,491
Other intangibles	140,682	16,372	(7,305)	2,093	-	151,842
Other	9,688	3,444	80	4,009	(5,767)	11,454
Total	**456,375**	**(10,127)**	**16,208**	**1,619**	**(5,767)**	**458,307**

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ANNUAL REPORT 2013

Deferred tax assets (thousands of Euro)	As of January 1, 2013	Exchange rate difference and other movements	Business combinations	Income statements	Tax charged/ (credited) to equity	As of December 31, 2013
Inventories	103,056	(5,486)	(16)	4,345	-	101,899
Self-insurance reserves	11,343	(431)	-	907	-	11,819
Net operating loss carry forwards	6,459	481	387	8,368	-	15,695
Rights of return	16,082	1,714	1	(1,404)	-	16,394
Deferred tax on derivatives	38	1	-	83	(121)	-
Employee related reserves	104,408	(10,608)	-	(5,875)	(33,893)	54,032
Occupancy reserves	18,366	(1,730)	(169)	1,240	-	17,707
Trade names	82,425	(8,700)	2,248	(5,033)	-	70,939
Fixed assets	14,229	(3,318)	179	(292)	-	10,798
Other	43,759	3,421	(87)	8,344	-	55,437
Total	**400,163**	**(24,656)**	**2,543**	**10,682**	**(34,014)**	**354,720**

Deferred tax liabilities (thousands of Euro)	As of January 1, 2013	Exchange rate difference and other movements	Business combinations	Income statements	Tax charged/ (credited) to equity	As of December 31, 2013
Dividends	5,563	-	-	1,819	-	7,383
Trade names	233,957	(17,321)	11,529	(20,284)	-	207,881
Fixed assets	55,491	(9,181)	41	5,548	-	51,899
Other intangibles	151,842	2,214	-	4,781	(6)	158,830
Other	11,454	8,125	(18)	5,645	(1,023)	24,181
Total	**458,307**	**(16,163)**	**11,552**	**(2,491)**	**(1,029)**	**450,175**

Deferred income tax assets are recognized for tax loss carry forwards to the extent that the realization of the related tax benefit through future profit is probable. The Group did not recognize deferred income tax assets of Euro 52.2 million in respect of losses amounting to Euro 201.9 million that can be carried forward against future taxable income. Additional losses of certain subsidiaries amounting to Euro 25.9 million can be indefinitely carried forward. The breakdown of the net operating losses by expiration date is as follows:

Year ending December 31 (thousands of Euro)	
2014	20,866
2015	27,921
2016	19,077
2017	21,209
2018	24,033
Subsequent years	62,841
Total	**175,946**

The Group does not provide for an accrual for income taxes on undistributed earnings of its non-Italian operations to the related Italian parent company of Euro 2.5 billion and Euro 2.0 billion in 2013 and 2012, respectively, that are intended to be permanently invested. In connection with the 2013 earnings of certain subsidiaries, the Group has provided for an accrual for income taxes related to dividends from earnings to be paid in 2014.

87

3.6 NOTES Current liabilities 15. Short-term borrowings Short-term borrowings at December 31, 2013 and 2012 reflect current account overdrafts with various banks as well as uncommitted short-term lines of credits with different financial institutions. The interest rates on these credit lines are floating. The credit lines may be used, if necessary, to obtain letters of credit. As of December 31, 2013 and 2012, the Company had unused short-term lines of credit of approximately Euro 742.6 million and Euro 700.4 million, respectively. The Company and its wholly owned Italian subsidiary Luxottica S.r.l. maintain unsecured lines of credit with primary banks for an aggregate maximum credit of Euro 259.0 million. These lines of credit are renewable annually, can be cancelled at short notice and have no commitment fees. At December 31, 2013, Euro 0.9 million was outstanding under these credit lines. Luxottica US Holdings Corp. (“US Holdings”) maintains unsecured lines of credit with three separate banks for an aggregate maximum credit of Euro 99.8 million (USD 138 million). These lines of credit are renewable annually, can be cancelled at short notice and have no commitment fees. At December 31, 2013, there were no amounts borrowed against these lines. However, there was Euro 36.9 million in aggregate face amount of standby letters of credit outstanding related to guarantees on these lines of credit. The blended average interest rate on these lines of credit is approximately LIBOR plus spread that may range from 0 to 0.20 percent, depending on the different lines of credit. The book value of short-term borrowings is approximately equal to their fair value. 16. Current portion of long-term debt This item consists of the current portion of loans granted to the Company, as further described below in note 21 “Long-term debt.” 17. Accounts payable Accounts payable were Euro 681.2 million as of December 31, 2013 (Euro 682.6 million as of December 31, 2012). The carrying value of accounts payable is approximately equal to their fair value. 88

ANNUAL REPORT 2013

18. Income taxes payable

The balance of income taxes payable is detailed below:

	As of December 31	
(thousands of Euro)	2013	2012
Current year income taxes payable	44,072	107,377
Income taxes advance payment	(34,595)	(41,027)
Total	**9,477**	**66,350**

19. Short-term provisions for risks and other charges

The balance is detailed below:

(thousands of Euro)	Legal risk	Self-insurance	Tax provision	Other risks	Returns	Total
Balance as of December 31, 2011	**4,899**	**5,620**	**1,796**	**9,927**	**31,094**	**53,337**
Increases	1,647	7,395	10,525	11,229	18,233	49,029
Decreases	(5,981)	(8,186)	(132)	(8,383)	(12,736)	(35,419)
Business combinations	-	-	-	-	-	-
Foreign translation difference reclassification and other movements	14	60	(39)	(296)	(534)	(914)
Balance as of December 31, 2012	**578**	**4,769**	**12,150**	**12,477**	**36,057**	**66,032**
Increases	923	7,969	42,258	12,842	20,552	84,544
Decreases	(909)	(6,823)	(11,089)	(10,711)	(20,582)	(50,114)
Business combinations	-	-	-	-	1,848	1,848
Foreign translation difference reclassifications and other movements	405	(381)	20,609	164	580	21,377
Balance as of December 31, 2013	**997**	**5,535**	**63,928**	**14,772**	**38,455**	**123,688**

The Company is self-insured for certain losses relating to workers' compensation, general liability, auto liability, and employee medical benefits for claims filed and for claims incurred but not reported. The Company's liability is estimated using historical claims experience and industry averages; however, the final cost of the claims may not be known for over five years.

Legal risk includes provisions for various litigated matters that have occurred in the ordinary course of business.

The tax provision mainly includes the accrual related to a tax audit on Luxottica S.r.l. for fiscal years subsequent to 2007 of approximately Euro 40.0 million.

89

3.6 NOTES 20. Other liabilities As of December 31 (thousands of Euro) 2013 2012 Premiums and discounts 2,674 4,363 Leasing rental 16,535 24,608 Insurance 10,008 9,494 Sales taxes payable 37,838 28,550 Salaries payable 228,856 245,583 Due to social security authorities 33,640 36,997 Sales commissions payable 9,008 9,252 Royalties payable 3,742 2,795 Derivative financial liabilities 1,729 1,196 Other liabilities 130,742 172,704 Total financial liabilities 474,882 535,541 Deferred income 9,492 2,883 Advances from customers 33,396 45,718 Other liabilities 5,390 5,516 Total liabilities 48,168 54,117 Total other current liabilities 523,050 589,658 90

ANNUAL REPORT 2013

Non-current liabilities

21. Long-term debt

Long-term debt was Euro 2,034.5 million and Euro 2,362.2 million as of December 31, 2013 and 2012.

The roll-forward of long-term debt as of December 31, 2013 and 2012, is as follows:

	Luxottica Group S.p.A. credit agreement with various financial institutions	Senior unsecured guaranteed notes	Credit agreement with various financial institutions	Credit agreement with various financial institutions for Oakley acquisition	Other loans with banks and other third parties, interest at various rates, payable in installments through 2014	Total
Balance as of January 1, 2013	**367,743**	**1,723,225**	**45,664**	**174,922**	**50,624**	**2,362,178**
Proceeds from new and existing loans	-	-	-	-	5,254	5,254
Repayments	(70,000)	(15,063)	(45,500)	(173,918)	(22,587)	(327,587)
Loans assumed in business combinations	-	-	-	-	16,073	16,073
Amortization of fees and interests	735	1,877	124	96	4,419	7,251
Translation difference	-	(26,068)	(288)	(1,100)	(1,722)	(29,179)
Balance as of December 31, 2013	**298,478**	**1,683,970**	**-**	**-**	**52,061**	**2,034,510**

	Luxottica Group S.p.A. credit agreement with various financial institutions	Senior unsecured guaranteed notes	Credit agreement with various financial institutions	Credit agreement with various financial institutions for Oakley acquisition	Other loans with banks and other third parties, interest at various rates, payable in installments through 2014	Total
Balance as of January 1, 2012	**487,363**	**1,226,245**	**225,955**	**772,743**	**30,571**	**2,742,876**
Proceeds from new and existing loans	-	500,000	-	-	33,133	533,133
Repayments	(120,000)	-	(181,149)	(607,247)	(38,159)	(946,555)
Loans assumed in business combinations	-	-	-	-	30,466	30,466
Amortization of fees and interests	380	9,104	484	16	(4,312)	5,672
Foreign translation difference	-	(12,124)	374	9,411	(1,075)	(3,415)
Balance as of December 31, 2012	**367,743**	**1,723,225**	**45,664**	**174,922**	**50,624**	**2,362,178**

The Group uses debt financing to raise financial resources for long-term business operations and to finance acquisitions. The Group continues to seek debt refinancing at favorable market rates and actively monitors the debt capital markets in order to take action to issue debt, when appropriate. Our debt agreements contain certain covenants, including covenants that limit our ability to incur additional indebtedness (for more details see note 3(f) - Default risk: negative pledges and financial covenants). As of December 31, 2013, we were in compliance with these financial covenants.

91

3.6 NOTES

The table below summarizes the Group's long-term debt as of December 31, 2013.

Type	Series	Issuer/Borrower	Issue date	CCY	Amount	Outstanding amount at the reporting date	Coupon/Pricing	Interest rate as of December 31, 2012	Maturity
2009 Term Loan		Luxottica Group S.p.A.	11.11.2009	Euro	300,000,000	300,000,000	Euribor +1.00%/2.75%	1.234%	11.30.2014
Private Placement	B	Luxottica US Holdings	06.01.2008	USD	127,000,000	127,000,000	6.420%	6.420%	06.01.2015
Bond (Listed on Luxembourg Stock Exchange)		Luxottica Group S.p.A.	11.10.2010	Euro	500,000,000	500,000,000	4.000%	4.000%	11.10.2015
Private Placement	D	Luxottica US Holdings	01.29.2010	USD	50,000,000	50,000,000	5.190%	5.190%	01.29.2017
2012 Revolving Credit Facility		Luxottica Group S.p.A.	04.17.2012	Euro	500,000,000	-	Euribor +1.30%/2.25%	-	04.10.2017
Private Placement	G	Luxottica Group S.p.A.	09.30.2010	Euro	50,000,000	50,000,000	3.750%	3.750%	09.15.2017
Private Placement	C	Luxottica US Holdings	06.01.2008	USD	128,000,000	128,000,000	6.770%	6.770%	06.01.2018
Private Placement	F	Luxottica US Holdings	01.29.2010	USD	75,000,000	75,000,000	5.390%	5.390%	01.29.2019
Bond (Listed on Luxembourg Stock Exchange)		Luxottica Group S.p.A.	03.19.2012	Euro	500,000,000	500,000,000	3.625%	3.625%	03.19.2019
Private Placement	E	Luxottica US Holdings	01.29.2010	USD	50,000,000	50,000,000	5.750%	5.750%	01.29.2020
Private Placement	H	Luxottica Group S.p.A.	09.30.2010	Euro	50,000,000	50,000,000	4.250%	4.250%	09.15.2020
Private Placement	I	Luxottica US Holdings	12.15.2011	USD	350,000,000	350,000,000	4.350%	4.350%	12.15.2021

The floating rate measures under "Coupon/Pricing" are based on the corresponding Euribor (Libor for USD loans) plus a margin in the range, indicated in the table, based on the "Net Debt/EBITDA" ratio, as defined in the applicable debt agreement.

Certain credit facilities that matured on or before December 31, 2013, including the USD Term Loan 2004 - Tranche B, Oakley Term Loan 2007 Tranche D and Tranche E and Revolving Credit Facility Intesa 250, were hedged by interest rate swap agreements with various banks. The Tranche B swaps expired on March 10, 2012 and the Tranche D and E swaps expired on October 12, 2012. The Revolving Credit Facility Intesa 250 swaps expired on May 29, 2013.

On March 19, 2012, the Group completed an offering in Europe to institutional investors of Euro 500 million of senior unsecured guaranteed notes due March 19, 2019. The Notes are listed on the Luxembourg Stock Exchange under ISIN XS0758640279. Interest on the Notes accrues at 3.625 percent per annum. The Notes are guaranteed on a senior unsecured basis by US Holdings and Luxottica S.r.l. On January 20, 2014 the Notes were assigned an A- credit rating by Standard & Poor's.

On April 29, 2013, the Group Board of Directors authorized a Euro 2 billion "Euro Medium Term Note Programme" pursuant to which Luxottica Group S.p.A. may from time to time offer notes to investors in certain jurisdictions (excluding the United States, Canada, Japan and Australia). The notes issued under this program are expected to be listed on the Luxembourg Stock Exchange.

On April 17, 2012, the Group and US Holdings entered into a multicurrency (Euro/USD) revolving credit facility with a group of banks providing for loans in the aggregate principal amount of Euro 500 million (or the equivalent in U.S. Dollars) guaranteed by Luxottica Group, Luxottica S.r.l. and US Holdings. The agent for this credit facility is UniCredit AG Milan Branch and the other lending banks are Bank of America Securities Limited, Citigroup Global Markets Limited, Crédit Agricole Corporate and Investment Bank - Milan Branch, Banco Santander S.A., The Royal Bank of Scotland Plc and UniCredit S.p.A. The facility matures on April 10, 2017 and was not drawn as of December 31, 2013.

The fair value of long-term debt as of December 31, 2013 was equal to Euro 2,144.9 million (Euro 2,483.5 million as of December 31, 2012). The fair value of the debt equals the present value of future cash flows, calculated by utilizing the market rate currently available for similar debt and adjusted in order to take into account the Group's current credit rating. The above fair value does not include capital lease obligations.

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ANNUAL REPORT 2013

On December 31, 2013, the Group had unused uncommitted lines (revolving) of Euro 500 million.

Long-term debt, including capital lease obligations, as of December 31, 2013, matures as follows:

Year ended December 31 (thousands of Euro)	
2014	318,100
2015	613,565
2016	-
2017	98,745
2018 and subsequent years	987,236
Effect deriving from the adoption of the amortized cost method	16,864
Total	**2,034,510**

The net financial position and disclosure required by the Consob communication n. DEM/6064293 dated July 28, 2006 and by the CESR recommendation dated February 10, 2005 "Recommendation for the consistent application of the European Commission regulation on Prospectus" is as follows:

			As of December 31	
	(thousands of Euro)	Notes	2013 audited	2012 audited
A	Cash and cash equivalents	6	617,995	790,093
B	Other availabilities		-	-
C	Hedging instruments on foreign exchange rates	9	6,039	6,048
D	**Availabilities (A + B + C)**		**624,035**	**796,141**
E	**Current Investments**		**-**	**-**
F	Bank overdrafts	15	44,921	90,284
G	Current portion of long-term debt	16	318,100	310,072
H	Hedging instruments on foreign exchange rates	20	1,471	681
I	Hedging instruments on interest rates	20	-	438
J	**Current Liabilities (F + G + H + I)**		**364,492**	**401,475**
K	**Net Liquidity (J - E - D)**		**(259,543)**	**(394,666)**
L	Long-term debt	21	32,440	328,882
M	Notes payables	21	1,683,970	1,723,225
N	Hedging instruments on interest rates		-	-
O	**Total Non Current Liabilities (L + M + N)**		**1,716,410**	**2,052,107**
P	**Net Financial Position (K + O)**		**1,456,867**	**1,657,441**

93

3.6 NOTES A reconciliation between the net financial position above and the net financial position presented in the Management Report is as follows: As of December 31 (thousands of Euro) 2013 2012 Net Financial Position, as presented in the notes 1,456,867 1,657,441 Hedging instruments on foreign exchange rates 6,039 6,048 Hedging instruments on interest rates - ST - (438) Hedging instruments on foreign exchange rates (1,471) (681) Hedging instruments on interest rates - LT - - Net Financial Position 1,461,435 1,662,370 Our net financial position with respect to related parties is not material. Long-term debt includes finance lease liabilities of Euro 25.6 million (Euro 29.2 million as of December 31, 2012). (thousands of Euro) 2013 2012 Gross finance lease liabilities: • no later than 1 year 4,967 5,098 • later than 1 year and no later than 5 years 15,109 15,771 • later than 5 years 10,082 13,845 30,158 34,714 Future finance charges on finance lease liabilities 4,568 5,472 Present values of finance lease liabilities 25,590 29,242 The present value of finance lease liabilities is as follows: (thousands of Euro) 2013 2012 • no later than 1 year 3,799 3,546 • later than 1 year and no later than 5 years 12,338 12,703 • later than 5 years 9,453 12,993 Total 25,590 29,242 22. Employee benefits Employee benefits amounted to Euro 76.4 million (Euro 191.7 million as of December 31, 2012). The balance mainly included liabilities for termination indemnities of Euro 46.8 million (Euro 49.3 million as of December 31, 2012), and liabilities for employee benefits of the U.S. subsidiaries of the Group of Euro 29.6 million (Euro 142.4 million as of December 31, 2012). The reduction is mainly due to the increase of the discount rates used to calculate the liability. Liabilities for termination indemnities mainly include post-employment benefits of the Italian companies’ employees (hereinafter “TFR”), which at December 31, 2013 amounted to Euro 38.1 million (Euro 39.7 million as of December 31, 2012). Effective January 1, 2007, the TFR system was reformed, and under the new law, employees are given the ability to choose where the TFR compensation is invested, whereas such compensation otherwise would 94

ANNUAL REPORT 2013 be directed to the National Social Security Institute or Pension Funds. As a result, contributions under the reformed TFR system are accounted for as a defined contribution plan. The liability accrued until December 31, 2006 continues to be considered a defined benefit plan. Therefore, each year, the Group adjusts its accrual based upon headcount and inflation, excluding changes in compensation level. This liability as of December 31, 2013 represents the estimated future payments required to settle the obligation resulting from employee service, excluding the component related to the future salary increases. Contribution expense to pension funds was Euro 19.4 million and Euro 18.6 million for the years 2013 and 2012, respectively. In application of IAS 19, the valuation of TFR liability accrued as of December 31, 2006 was based on the Projected Unit Credit Cost method. The main assumptions utilized are reported below: 2013 2012 Economic assumptions Discount rate 3.15% 3.25% Annual TFR increase rate 3.00% 3.00% Those determined by Those determined by the General Accounting the General Accounting Department of the Department of the Italian Government, Italian Government, Death probability: named RG48 named RG48 Assuming the Assuming the attainment of the attainment of the first of the retirement first of the retirement requirements applicable requirements applicable for the Assicurazione for the Assicurazione Generale Obbligatoria Generale Obbligatoria (General Mandatory (General Mandatory Retirement probability: Insurance) Insurance) Movements in liabilities during the course of the year are detailed in the following table: (thousands of Euro) 2013 2012 Liabilities at the beginning of the period 39,708 36,257 Expenses for interests 1,248 1,606 Actuarial loss (income) (201) 4,532 Benefits paid (2,660) (2,687) Liabilities at the end of the period 38,095 39,708 PENSION FUNDS Qualified Pension Plans - US Holdings sponsors a qualified noncontributory defined benefit pension plan, the Luxottica Group Pension Plan (“Lux Pension Plan”), which provides for the payment of benefits to eligible past and present employees of US Holdings upon retirement. Pension benefits are gradually accrued based on length of service and annual compensation under a cash balance formula. Participants become vested in the Lux Pension Plan after three years of vesting service as defined by the Lux Pension Plan. In 2013, the Lux Pension Plan was amended so that employees hired on or after January 1, 2014 would not be eligible to participate. Nonqualified Pension Plans and Agreements - US Holdings also maintains a nonqualified, unfunded supplemental executive retirement plan (“Lux SERP”) for participants of its qualified pension plan to provide benefits in excess of amounts permitted under the provisions of prevailing tax law. The 95

3.6 NOTES

pension liability and expense associated with this plan are accrued using the same actuarial methods and assumptions as those used for the qualified pension plan. This plan's benefit provisions mirror those of the Lux Pension Plan.

US Holdings also sponsors the Cole National Group, Inc. Supplemental Pension Plan. This plan is a nonqualified unfunded SERP for certain participants of the former Cole pension plan who were designated by the Board of Directors of Cole on the recommendation of Cole's chief executive officer at such time. This plan provides benefits in excess of amounts permitted under the provisions of the prevailing tax law. The pension liability and expense associated with this plan are accrued using the same actuarial methods and assumptions as those used for the qualified pension plan.

All plans operate under the U.S. regulatory framework. The plans are subject to the provisions of the Employee Retirement Income Security Act of 1974 ("ERISA), as amended. The Luxottica Group ERISA Plans Compliance and Investment Committee controls and manages the operation and administration of the plans. The plans expose the Company to actuarial risks, such as longevity risk, currency risk, and interest rate risk. The Lux Pension Plan exposes the Company to market (investment) risk.

The following tables provide key information pertaining to the Lux Pension Plan and SERPs.

Lux Pension Plan (thousands of Euro)	Benefit Obligation	Plan Assets	Total
At January 1, 2012	**483,738**	**(355,563)**	**128,175**
Service Cost	22,366	2,958	25,323
Interest expense/(income)	24,189	(19,033)	5,156
Remeasurement:			
Unexpected return on plan assets	-	(33,504)	(33,504)
(Gain)/loss from financial assumption changes	59,781	-	59,781
(Gain)/loss from demographic assumption changes	310	-	310
Experience (gains)/losses	(6,020)	-	(6,020)
Employer contributions	-	(48,898)	(48,898)
Benefit payment	(15,210)	15,210	-
Translation difference	11,590	9,056	2,534
At December 31, 2012	**557,564**	**(429,775)**	**127,789**
At January 1, 2013	**557,564**	**(429,775)**	**127,789**
Service Cost	24,896	2,034	26,930
Interest expense/(income)	23,476	(18,822)	4,654
Remeasurement:			
Unexpected return on plan assets	-	(56,886)	(56,886)
(Gain)/loss from financial assumption changes	(51,367)	-	(51,367)
(Gain)/loss from demographic assumption changes	240	-	240
Experience (gains)/losses	5,086	-	5,086
Employer contributions	-	(38,566)	(38,566)
Benefit payment	(41,479)	41,479	-
Translation difference	(22,679)	21,239	(1,439)
At December 31, 2013	**495,737**	**(479,297)**	**16,440**

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ANNUAL REPORT 2013

SERP (thousands of Euro)	Benefit Obligation	Plan Assets	Total
At January 1, 2012	**12,343**	**-**	**12,343**
Service Cost	510	-	510
Interest expense/(income)	488	-	488
Remeasurement:			
Unexpected return on plan assets	-		-
(Gain)/loss from financial assumption changes	574		574
(Gain)/loss from demographic assumption changes	2	-	2
Experience (gains)/losses	578	-	578
Employer contributions	-	(3,915)	(3,915)
Benefit payment	(18)	18	-
Settlements	(3,897)	3,897	-
Translation difference	(192)	-	(192)
At December 31, 2012	**10,388**	**-**	**10,388**
At January 1, 2013	**10,388**	**-**	**10,388**
Service Cost	211	-	211
Interest expense/(income)	423	-	423
Remeasurement:		-	
Unexpected return on plan assets	-		-
(Gain)/loss from financial assumption changes	(272)		(272)
(Gain)/loss from demographic assumption changes	2	-	2
Experience (gains)/losses	619	-	619
Employer contributions	-	(2,281)	(2,281)
Benefit payment	(20)	20	-
Settlements	(2,261)	2,261	-
Translation difference	(401)	-	(401)
At December 31, 2013	**8,689**	**-**	**8,689**

The following tables show the main assumptions used to determine the benefit cost and the benefit obligation for the periods indicated below.

	Pension Plan		SERPs	
	2013	2012	2013	2012
Weighted average assumptions used to determine benefit obligations:				
Discount rate	5.10%	4.30%	5.10%	4.30%
Rate of compensation increase	6%-4%-3%	5%-3%-2%	6%-4%-3%	5%-3%-2%
Mortality Table	Static 2013	Static 2012	Static 2013	Static 2012

US Holdings' discount rate is developed using a third party yield curve derived from non-callable bonds of at least an Aa rating by Moody's Investor Services or at least an AA rating by Standard & Poor's. Each bond issue is required to have at least USD 250 million par outstanding. The yield curve compares the future expected benefit payments of the Lux Pension Plan to these bond yields to determine an

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3.6 NOTES

equivalent discount rate. US Holdings uses an assumption for salary increases based on a graduated approach of historical experience. US Holdings' experience shows salary increases that typically vary by age.

The sensitivity of the defined benefit obligation to changes in the significant assumptions is:

		Impact on defined benefit obligation			
		Increase in assumption		Decrease in assumption	
(thousands of Euro)	Change in assumption	Pension Plan	SERPs	Pension Plan	SERPs
Discount rate	1.0%	(58,638)	(587)	71,122	671
Rate of compensation increase	1% for each age group	6,190	323	(5,422)	(238)

The sensitivity analyses are based on a change in an assumption while holding all other assumptions constant. In practice, this is unlikely to occur. When calculating the sensitivity of the defined benefit obligations to significant actuarial assumptions, the same method (present value of the defined benefit obligation calculated with the projected unit credit method at the end of the reporting period) has been applied as when calculating the liabilities recognized within the statements of financial position.

Plan assets - The Lux Pension Plan's investment policy is to invest plan assets in a manner to ensure over a long-term investment horizon that the plan is adequately funded; maximize investment return within reasonable and prudent levels of risk; and maintain sufficient liquidity to make timely benefit and administrative expense payments. This investment policy was developed to provide the framework within which the fiduciary's investment decisions are made, establish standards to measure the investment manager's and investment consultant's performance, outline the roles and responsibilities of the various parties involved, and describe the ongoing review process. The investment policy identifies target asset allocations for the plan's assets at 40 percent Large Cap U.S. Equity, 10 percent Small Cap U.S. Equity, 15 percent International Equity, and 35 percent Fixed Income Securities, but an allowance is provided for a range of allocations to these categories as described in the table below.

	Asset Class as a Percent of Total Assets	
Asset Category	Minimum	Maximum
Large Cap U.S. Equity	37%	43%
Small Cap U.S. Equity	8%	12%
International Equity	13%	17%
Fixed Income Securities	32%	38%
Cash and Equivalents	0%	5%

The actual allocation percentages at any given time may vary from the targeted amounts due to changes in stock and bond valuations as well as timing of contributions to, and benefit payments from, the pension plan trusts. The Lux Pension Plan's investment policy intends that any divergence from the targeted allocations should be of a short duration, but the appropriate duration of the divergence will be determined by the Investment Subcommittee of the Luxottica Group Employee Retirement Income Security Act of 1974 ("ERISA") Plans Compliance and Investment Committee with the advice of investment managers and/or investment consultants, taking into account current market conditions. During 2013, the Committee reviewed the Lux Pension Plan's asset allocation monthly and if the allocation was not within the above ranges, the Committee re-balanced the allocations if appropriate based on current market conditions.

Plan assets are invested in diversified portfolios consisting of an array of asset classes within the above target allocations and using a combination of active and passive strategies. Passive strategies involve investment in an exchange traded fund that closely tracks an index fund. Active strategies employ multiple investment management firms. Risk is controlled through diversification among asset

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classes, managers, styles, market capitalization (equity investments) and individual securities. Certain transactions and securities are prohibited from being held in the Lux Pension Plan's trusts, such as ownership of real estate other than real estate investment trusts, commodity contracts, and American Depositary Receipts ("ADR") or common stock of the Group. Risk is further controlled both at the asset class and manager level by assigning benchmarks and excess return targets. The investment managers are monitored on an ongoing basis to evaluate performance against the established market benchmarks and return targets.

Quoted market prices are used to measure the fair value of plan assets, when available. If quoted market prices are not available, the inputs utilized by the fund manager to derive net asset value are observable and no significant adjustments to net asset value were necessary.

Contributions - US Holdings expects to contribute Euro 48.5 million to its pension plan and Euro 1.5 million to the SERP in 2014.

Duration - The weighted average duration of the pension defined benefit obligation is 12.9 years while the weighted average duration of the SERPs is 8.9 years. The following table provides the undiscounted estimated future benefit payments:

Estimated Future Benefit Payments (thousands of Euro)	Pension Plan	SERPs
2014	14,009	1,521
2015	16,658	199
2016	19,364	199
2017	22,785	469
2018	25,066	725
2019-2023	176,241	3,415

Other benefits - US Holdings provides certain post-employment medical, disability and life insurance benefits. The Group's accrued liability related to this obligation as of December 31, 2013 and 2012, was Euro 1.1 million and Euro 1.2 million, respectively.

US Holdings sponsors the following additional benefit plans, which cover certain present and past employees of some of its US subsidiaries:

a) US Holdings provides, under individual agreements, post-employment benefits for continuation of health care benefits and life insurance coverage to former employees after employment. As of each of December 31, 2013 and 2012, the accrued liability related to these benefits was Euro 0.5 million;
b) US Holdings maintains the Cole National Group, Inc. Supplemental Retirement Benefit Plan, which provides supplemental retirement benefits for certain highly compensated and management employees who were previously designated by the former Board of Directors of Cole as participants. This is an unfunded noncontributory defined contribution plan. Each participant's account is credited with interest earned on the average balance during the year. This plan was frozen as to future salary credits on the effective date of the Cole acquisition in 2004. The plan liability was Euro 0.6 million and Euro 0.7 million at December 31, 2013 and 2012, respectively.

US Holdings sponsors certain defined contribution plans for its United States and Puerto Rico employees. The cost of contributions incurred in 2013 and 2012 was Euro 6.3 million and Euro 8.4 million, respectively, and was recorded in general and administrative expenses in the consolidated statement of income. US Holdings also sponsors a defined contribution plan for all U.S. Oakley associates with at least six months of service. The cost for contributions incurred in 2013 and 2012 was Euro 2.2 million and Euro 1.8 million, respectively.

The Group continues to participate in superannuation plans in Australia and Hong Kong. The plans provide benefits on a defined contribution basis for employees upon retirement, resignation, disablement or death. Contributions to defined contribution superannuation plans are recognized as

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3.6 NOTES

an expense as the contributions are paid or become payable to the fund. Contributions are accrued based on legislated rates and annual compensation.

Health benefit plans - US Holdings partially subsidizes health care benefits for eligible retirees. Employees generally become eligible for retiree health care benefits when they retire from active service between the ages of 55 and 65. Benefits are discontinued at age 65. During 2009, US Holdings provided for a one-time special election of early retirement to certain associates age 50 or older with 5 or more years of service. Benefits for this group are also discontinued at age 65 and the resulting special termination benefit is immaterial.

The plan liability of Euro 3.2 million and Euro 3.5 million at December 31, 2013 and 2012, respectively, is included in other non-current liabilities on the consolidated statement of financial position.

The cost of this plan in 2013 and 2012 as well as the 2014 expected contributions are immaterial.

For 2014, a 8.5 percent (9.0 percent for 2013) increase in the cost of covered health care benefits was assumed. This rate was assumed to decrease gradually to 5 percent for 2021 and remain at that level thereafter. The health care cost trend rate assumption could have a significant effect on the amounts reported. A 1.0 percent increase or decrease in the health care trend rate would not have a material impact on the consolidated financial statements. The weighted-average discount rate used in determining the accumulated postretirement benefit obligation was 5.1 percent at December 31, 2013 and 4.3 percent at December 31, 2012.

23. Non-current provisions for risk and other charges

The balance is detailed below:

(thousands of Euro)	Legal risk	Self-insurance	Tax provision	Other risks	Total
Balance as of December 31, 2011	**8,598**	**23,763**	**36,397**	**11,643**	**80,400**
Increases	2,824	7,129	12,089	2,015	24,057
Decreases	(2,812)	(6,323)	(5,128)	(1,196)	(15,460)
Business combinations	-	-	17,541	17,234	34,775
Translation difference, reclassification and other movements	132	(520)	8	(3,781)	(4,161)
Balance as of December 31, 2012	**8,741**	**24,049**	**60,907**	**25,915**	**119,612**
Increases	4.060	9.014	6.987	436	20.497
Decreases	(2.172)	(8.586)	(265)	6.780	(4.243)
Business combinations	383	-	-	240	623
Translation difference, reclassification and other movements	(1.069)	(997)	(22.073)	(14.808)	(38,945)
Balance as of December 31, 2013	**9,944**	**23,481**	**45,556**	**18,563**	**97,544**

Other risks include (i) accruals for risks related to sales agents of certain Italian companies of Euro 5.8 million (Euro 6.7 million as of December 31, 2012) and (ii) accruals for decommissioning the costs of certain subsidiaries of the Group operating in the Retail segment of Euro 3.1 million (Euro 2.8 million as of December 31, 2012).

The Company is self insured for certain types of losses (please refer to note 19 "Short-term provisions for risks and other charges" for further details).

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ANNUAL REPORT 2013 24. Other non-current liabilities The balance of other non-current liabilities was Euro 74.2 million and Euro 52.7 million as of December 31, 2013 and 2012, respectively. The balance mainly includes “Other liabilities” of the North American retail division of Euro 40.3 million and Euro 40.6 million as of December 31, 2013 and 2012, respectively. 25. Luxottica Group stockholders’ equity CAPITAL STOCK The share capital of Luxottica Group S.p.A. as of December 31, 2013 amounted to Euro 28,653,640.38 and was comprised of 477,560,673 ordinary shares with a par value of Euro 0.06 each. The share capital of Luxottica Group S.p.A. as of December 31, 2012 amounted to Euro 28,394,291.82 and was comprised of 473,238,197 ordinary shares with a par value of Euro 0.06 each. Following the exercise of 4,322,476 options to purchase ordinary shares granted to employees under existing stock option plans, the share capital increased by Euro 259,348.56 during 2013. The total options exercised in 2013 were 4,322,476, of which 21,300 refer to the 2004 Plan, 198,000 refer to the 2005 Plan, 1,100,000 refer to the Extraordinary 2006 Plan, 10,000 refer to the 2007 Plan, 344,770 refer to the 2008 Plan, 500,566 refer to the 2009 Plan (reassignment of the 2006/2007 Plans), 1,087,500 refer to the 2009 Extraordinary Plan (reassignment of the 2006 extraordinary plan), 192,000 refer to the 2009 Ordinary Plan, and 868,340 refer to the 2010 Plan. LEGAL RESERVE This reserve represents the portion of the Company’s earnings that are not distributable as dividends, in accordance with article 2430 of the Italian Civil Code. ADDITIONAL PAID-IN CAPITAL This reserve increases with the expensing of options or excess tax benefits from the exercise of options. RETAINED EARNINGS These include subsidiaries’ earnings that have not been distributed as dividends and the amount of consolidated companies’ equities in excess of the corresponding carrying amounts of investments. This item also includes amounts arising as a result of consolidation adjustments. TRANSLATION RESERVE Translation differences are generated by the translation into Euro of financial statements prepared in currencies other than Euro. 101

3.6 NOTES TREASURY RESERVE Treasury reserve was equal to Euro 83.1 million as of December 31, 2013 (Euro 91.9 million as of December 31, 2012). The decrease of Euro 8.8 million was due to grants to certain top executives of 523,800 treasury shares as a result of the Group having achieved the financial targets identified by the Board of Directors under the 2010 PSP. As a result of these equity grants, the number of Group treasury shares was reduced from 4,681,025 as of December 31, 2012 to 4,157,225 as of December 31, 2013. 26. Non-controlling interests Equity attributable to non-controlling interests was Euro 7.1 million and Euro 11.9 million as of December 31, 2013 and December 31, 2012, respectively. The decrease is primarily due to the payment of dividends of Euro 3.5 million and the acquisition of the remaining outstanding share capital of the subsidiary RayBan Sun Optics India Limited and partially offset by results for the period equal to Euro 4.2 million. 27. Information on the consolidated statement of income OTHER INCOME/(EXPENSE) The composition of other income/(expense) is as follows: Interest expense (thousands of Euro) 2013 2012 Interest expense on bank overdrafts (213) (2,869) Interest expense on loans (87,650) (121,049) Financial expense on derivatives (7,548) (7,684) Other interest expense (6,721) (6,539) Total interest expense (102,132) (138,140) Interest income (thousands of Euro) 2013 2012 Interest income on bank accounts 6,449 14,928 Financial income on derivatives 1,070 1,689 Interest income on loans 2,553 2,293 Total interest income 10,072 18,910 Other - net (thousands of Euro) 2013 2012 Other - net from derivative financial instruments and translation differences (7,951) (1,109) Other - net 704 (5,354) Total other - net (7,247) (6,463) 102

ANNUAL REPORT 2013 PROVISION FOR INCOME TAXES The income tax provision is as follows: Income tax provision (thousands of Euro) 2013 2012 Current taxes (420,668) (334,801) Deferred taxes 13,164 28,910 Total income tax provision (407,505) (305,891) The reconciliation between the Italian statutory tax rate and the effective rate is shown below: As of December 31 2013 2012 Italian statutory tax rate 31.4% 31.4% Aggregate effect of different tax rates in foreign jurisdictions 5.0% 3.3% Accrual for tax audit of Luxottica S.r.l. (fiscal years 2007 and subsequent periods) 7.0% 1.2% Aggregate other effects (0.8%) 0.4% Effective rate 42.6% 36.3% For the analysis of the main changes occurred in the profit and loss in 2013 as compared to 2012 please refer to note 3 of the management report “Financial Results”. 28. Commitments and risks LICENSING AGREEMENTS The Group has entered into licensing agreements with certain designers for the production, design and distribution of sunglasses and prescription frames. Under these licensing agreements - which typically have terms ranging from 3 to 10 years - the Group is required to pay a royalty generally ranging from 5 percent to 14 percent of net sales. Certain contracts also provide for the payment of minimum annual guaranteed amounts and a mandatory marketing contribution (the latter typically amounts to between 5 percent and 10 percent of net sales). These agreements can typically be terminated early by either party for a variety of reasons, including but not limited to non-payment of royalties, failure to reach minimum sales thresholds, product alteration and, under certain conditions, a change in control of Luxottica Group S.p.A. Minimum payments required in each of the years subsequent to December 31, 2013 are detailed as follows: Year ending December 31 (thousands of Euro) 2014 99,643 2015 87,763 2016 71,691 2017 62,412 2018 53,912 Subsequent years 161,520 Total 536,941 103

3.6 NOTES

RENTALS, LEASING AND LICENSES

The Group leases through its worldwide subsidiaries various retail stores, plants, warehouses and office facilities as well as certain of its data processing and automotive equipment under operating lease arrangements. These agreements expire between 2014 and 2026 and provide for renewal options under various conditions. The lease arrangements for the Group's U.S. retail locations often include escalation clauses and provisions requiring the payment of incremental rentals, in addition to any established minimums contingent upon the achievement of specified levels of sales volume. The Group also operates departments in various host stores, paying occupancy costs solely as a percentage of sales. Certain agreements which provide for operations of departments in a major retail chain in the United States contain short-term cancellation clauses.

Total rental expense for each year ended December 31 is as follows:

(thousands of Euro)	2013	2012
Minimum lease payments	359,479	360,082
Additional lease payments	126,400	99,377
Sublease payments	(22,871)	(25,754)
Total	**463,008**	**433,705**

Future rental commitments, including contracted rent payments and contingent minimums, are as follows:

Year ending December 31 (thousands of Euro)	
2014	290,405
2015	247,900
2016	203,001
2017	150,397
2018	111,217
Subsequent years	222,600
Total	**1,225,521**

OTHER COMMITMENTS

The Group is committed to pay amounts in future periods for endorsement contracts, supplier purchase and other long-term commitments. Endorsement contracts are entered into with selected athletes and others who endorse Oakley products. Oakley is often required to pay specified minimal annual commitments and, in certain cases, additional amounts based on performance goals. Certain contracts provide additional incentives based on the achievement of specified goals. Supplier commitments have been entered into with various suppliers in the normal course of business. Other commitments mainly include auto, machinery and equipment lease commitments.

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ANNUAL REPORT 2013

Future minimum amounts to be paid for endorsement contracts and supplier purchase commitments at December 31, 2013 are as follows:

Year ending December 31 (thousands of Euro)	Endorsement contracts	Supply commitments	Other commitments
2014	12,007	24,870	10,131
2015	8,087	12,262	5,358
2016	5,689	7,827	1,243
2017	3,437	7,971	106
2018	236	8,147	-
Subsequent years	372	12,395	-
Total	29,827	73,473	16,838

GUARANTEES

The United States Shoe Corporation, a wholly owned subsidiary within the Group, has guaranteed the lease payments for five stores in the United Kingdom. These lease agreements have varying termination dates through June 30, 2017. At December 31, 2013, the Group's maximum liability amounted to Euro 1.7 million (Euro 2.6 million at December 31, 2012).

A wholly owned U.S. subsidiary guaranteed future minimum lease payments for lease agreements on certain stores. The lease agreements were signed directly by the franchisees as part of certain franchising agreements. Total minimum guaranteed payments under this guarantee were Euro 1.1 million (USD 1.5 million) at December 31, 2013 (Euro 1.0 million at December 31, 2012). The commitments provided for by the guarantee arise if the franchisee cannot honor its financial commitments under the lease agreements. A liability has been accrued using an expected present value calculation. Such amount is immaterial to the consolidated financial statements as of December 31, 2013 and 2012.

LITIGATION

French Competition Authority Investigation

Our French subsidiary Luxottica France S.a.s., together with other major competitors in the French eyewear industry, has been the subject of an anti-competition investigation conducted by the French Competition Authority relating to pricing practices in such industry. The investigation is ongoing and, to date, no formal action has yet been taken by the French Competition Authority. As a consequence, it is not possible to estimate or provide a range of potential liability that may be involved in this matter. The outcome of any such action, which the Group intends to vigorously defend, is inherently uncertain, and there can be no assurance that such action, if adversely determined, will not have a material adverse effect on our business, results of operations and financial condition.

Other proceedings

The Company and its subsidiaries are defendants in various other lawsuits arising in the ordinary course of business. It is the opinion of the management of the Company that it has meritorious defenses against all such outstanding claims, which the Company will vigorously pursue, and that the outcome of such claims, individually or in the aggregate, will not have a material adverse effect on the Company's consolidated financial position or results of operations.

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3.6 NOTES

29. Related party transactions

LICENSING AGREEMENTS

The Group executed an exclusive worldwide license for the production and distribution of Brooks Brothers brand eyewear. The brand is held by Brooks Brothers Group, Inc. ("BBG"), which is owned and controlled by a director of the Company, Claudio Del Vecchio. The license expires on December 31, 2014 but is renewable until December 31, 2019. Royalties paid under this agreement to BBG were Euro 0.8 million in 2013 and Euro 0.7 million in 2012.

SERVICE REVENUES

During the years ended December 31, 2013 and 2012, US Holdings performed consulting and advisory services relating to risk management and insurance for Brooks Brothers Group, Inc. Amounts received for the services provided for those years were Euro 0.1 million in each year. Management believes that the compensation received for these services was fair to the Company.

INCENTIVE STOCK OPTION PLANS

On September 14, 2004, the Company announced that its primary stockholder, Leonardo Del Vecchio, had allocated 2.11 percent of the shares of the Company - equal to 9.6 million shares, owned by him through the company La Leonardo Finanziaria S.r.l. and currently owned through Delfin S.àr.l., a financial company owned by the Del Vecchio family, to a stock option plan for the senior management of the Company. The options became exercisable on June 30, 2006 following the meeting of certain economic objectives and, as such, the holders of these options became entitled to exercise such options beginning on that date until their termination in 2014. During 2013, 3.1 million options (3.9 million in 2012) from this grant were exercised. As of December 31, 2013, 0.3 million options were outstanding.

A summary of related party transactions as of December 31, 2013 and 2012 is provided below.

As of December 31, 2013 Related parties (thousands of Euro)	Consolidated Statement of Income		Consolidated Statement of Financial Position	
	Revenues	Costs	Assets	Liabilities
Brooks Brothers Group, Inc.	348	1,000	68	254
Eyebiz Laboratories Pty Limited	1,667	45,814	6,922	9,415
Salmoiraghi & Viganò	13,812	-	53,245	-
Others	583	1,115	2,186	426
Total	**16,409**	**47,930**	**62,422**	**10,095**

As of December 31, 2012 Related parties (thousands of Euro)	Consolidated Statement of Income		Consolidated Statement of Financial Position	
	Revenues	Costs	Assets	Liabilities
Brooks Brothers Group, Inc.	-	802	13	40
Eyebiz Laboratories Pty Limited	1,194	44,862	7,898	9,086
Others	650	764	447	72
Total	**1,844**	**46,428**	**8,358**	**9,198**

Total remuneration due to key managers amounted to approximately Euro 24.4 million and Euro 43.2 million in 2013 and 2012, respectively.

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ANNUAL REPORT 2013 30. Earnings per share Basic and diluted earnings per share were calculated as the ratio of net income attributable to the stockholders of the Company for 2013 and 2012 amounting to Euro 544.7 million and Euro 534.4 million, respectively, to the number of outstanding shares - basic and dilutive of the Company. Basic earnings per share in 2013 were equal to Euro 1.15, compared to Euro 1.15 in 2012. Diluted earnings per share in 2013 were equal to Euro 1.14 compared to Euro 1.14 in 2012. The table reported below provides the reconciliation between the average weighted number of shares utilized to calculate basic and diluted earnings per share: 2013 2012 Weighted average shares outstanding - basic 472,057,274 464,643,093 Effect of dilutive stock options 4,215,291 4,930,749 Weighted average shares outstanding - dilutive 476,272,565 469,573,841 Options not included in calculation of dilutive shares as the average value was greater than the average price during the respective period or performance measures related to the awards have not yet been met 1,768,735 3,058,754 31. Atypical and/or unusual operations There were no atypical and/or unusual transactions, as defined by the Consob communication no. 60644293 dated July 28, 2006, that occurred in 2013 and 2012. 32. Derivative financial instruments Derivatives are classified as current or non-current assets and liabilities. The fair value of derivatives is classified as a long-term asset or liability for the portion of cash flows expiring after 12 months, and as a current asset or liability for the portion expiring within 12 months. The table below shows the assets and liabilities related to derivative contracts in effect as of December 31, 2013 and 2012: 2013 2012 (thousands of Euro) Assets Liabilities Assets Liabilities Interest rate swaps - cash flow hedge - - - (438) Forward contracts - cash flow hedge 6,039 (1,471) 6,048 (681) Total 6,039 (1,471) 6,048 (1,119) of which: Non-current portion Interest rate swaps - cash flow hedge - - - - Forward contracts - cash flow hedge - - - - Total - - - - Current portion 6,039 (1,471) 6,048 (1,119) 107

3.6 NOTES The table below shows movements in the stockholders’ equity due to the reserve for cash flow hedges: (thousands of Euro) Balance as of January 1, 2012 (14,018) Fair value adjustment of derivatives designated as cash flow hedges 3,163 Tax effect on fair value adjustment of derivatives designated as cash flow hedges (2,512) Amounts reclassified to the consolidated statement of income 17,044 Tax effect on amounts reclassified to the consolidated statement of income (3,995) Balance as of December 31, 2012 (318) Fair value adjustment of derivatives designated as cash flow hedges (129) Tax effect on fair value adjustment of derivatives designated as cash flow hedges 35 Amounts reclassified to the consolidated statement of income 567 Tax effect on amounts reclassified to the consolidated statement of income (155) Balance as of December 31, 2013 - Interest rate swaps As of December 31, 2013 interest rate swap instruments have all expired. 33. Non-recurring transactions In the three-month period ended June 30, 2013 the Group incurred non-recurring expenses totaling Euro 9.0 million, related to the restructuring of the newly acquired Alain Mikli business, a French luxury and contemporary eyewear company. The Group recorded a tax benefit related to these expenses of approximately Euro 3.1 million. In the fourth quarter of 2013 the Group recorded non-recurring expenses of (i) Euro 26.7 million related to the settlement of the tax audit of Luxottica S.r.l. (fiscal year 2007), and (ii) of Euro 40.0 million related to tax audit relating to Luxottica S.r.l. (fiscal years subsequent to 2007). On January 24, 2012, the Board of Directors of Luxottica approved the reorganization of the retail business in Australia. As a result of this reorganization the Group closed approximately 10 percent of its Australian and New Zealand stores, redirecting resources into its market leading OPSM brand. As a result of the reorganization, the Group incurred non-recurring expenses of approximately Euro 21.7 million. The Group also recorded a non-recurring tax benefit of Euro 6.5 million related to the reorganization of the retail business in Australia and a non-recurring tax expense of Euro 10.0 million for the tax audit related to Luxottica S.r.l (fiscal year 2007). 34. Share based payments Beginning in April 1998, certain officers and other key employees of the Company and its subsidiaries were granted stock options of Luxottica Group S.p.A. under the Company’s stock option plans (the “plans”). In order to strengthen the loyalty of some key employees - with respect to individual targets, and in order to enhance the overall capitalization of the Company - the Company’s stockholders meetings approved three stock capital increases on March 10, 1998, September 20, 2001 and June 14, 2006, respectively, through the issuance of new common shares to be offered for subscription to employees. On the basis of these stock capital increases, the authorized share capital was equal to Euro 29,457,295.98. These options become exercisable at the end of a three-year vesting period. 108

ANNUAL REPORT 2013

Certain options may contain accelerated vesting terms if there is a change in ownership (as defined in the plans).

The stockholders' meeting has delegated the Board of Directors to effectively execute, in one or more installments, the stock capital increases and to grant options to employees. The Board can also:

- establish the terms and conditions for the underwriting of the new shares;
- request the full payment of the shares at the time of their underwriting;
- identify the employees to grant the options based on appropriate criteria; and
- regulate the effect of the termination of the employment relationships with the Company or its subsidiaries and the effects of the employee death on the options granted by specific provision included in the agreements entered into with the employees.

Upon execution of the proxy received from the Stockholders' meeting, the Board of Directors has granted a total of 55,909,800 options of which, as of December 31, 2013, 27,060,673 have been exercised.

In total, the Board of Directors approved the following stock option plans:

Plan	Granted	Exercised
1998 Ordinary Plan	3,380,400	2,716,600
1999 Ordinary Plan	3,679,200	3,036,800
2000 Ordinary Plan	2,142,200	1,852,533
2001 Ordinary Plan	2,079,300	1,849,000
2002 Ordinary Plan	2,348,400	2,059,000
2003 Ordinary Plan	2,397,300	2,199,300
2004 Ordinary Plan	2,035,500	1,988,000
2005 Ordinary Plan	1,512,000	1,305,000
2006 Ordinary Plan (*)	1,725,000	70,000
2007 Ordinary Plan (*)	1,745,000	15,000
2008 Ordinary Plan	2,020,500	1,405,300
2009 Ordinary Plan	1,050,000	609,500
2009 Ordinary Plan: reassignment of options granted under the 2006 and 2007 Ordinary Plans to non-US beneficiaries	2,060,000	1,416,500
2009 Ordinary Plan: reassignment of options granted under the 2006 and 2007 Ordinary Plans to US beneficiaries	825,000	559,500
2002 Performance Plan	1,170,000	-
2004 Performance Plan	1,000,000	1,000,000
2006 Performance Plan - US beneficiaries (*)	3,500,000	-
2006 Performance Plan - non-US beneficiaries (*)	9,500,000	1,100,000
2009 Performance Plan: reassignment of options granted under the 2006 performance plans to non-US domiciled beneficiaries	4,250,000	1,800,000
2009 Performance Plan: reassignment of options granted under the 2006 performance plans to US domiciled beneficiaries	1,450,000	1,200,000
2010 Ordinary Plan	1,924,500	873,340
2011 Ordinary Plan	2,039,000	5,000
2012 Ordinary Plan	2,076,500	-
Total	**55,909,800**	**27,060,673**

(*) The plan was reassigned in 2009.

On May 13, 2008, a Performance Shares Plan for senior managers within the Company as identified by the Board of Directors (the "Board") of the Company (the "2008 PSP") was adopted. The beneficiaries of the 2008 PSP are granted the right to receive ordinary shares, without consideration, if certain

109

3.6 NOTES financial targets set by the Board of Directors are achieved over a specified three-year period. The 2008 PSP, which expired in 2013, had a term of five years, during which time the Board authorized the issuance of five grants to the 2008 PSP beneficiaries. Pursuant to the PSP plan adopted in 2008, on April 28, 2011, the Board granted certain of our key employees 665,000 rights to receive ordinary shares (“PSP 2011”), which can be increased by 15 percent up to a maximum of 764,750 units, if certain consolidated cumulative earnings per share targets are achieved over the three-year period from 2011 through 2013. Management believes that the Group will reach 90% of the target. As of December 31, 2013 120,750 units granted had been forfeited. Pursuant to the PSP plan adopted in 2008, on May 7, 2012, the Board granted certain of our key employees 601,000 rights to receive ordinary shares (“PSP 2012”), which may be increased by 20 percent up to a maximum of 721,200 units, if certain consolidated cumulative earning per share targets are achieved over the three-year period from 2012 through 2014. Management expects that the target will be met. As of December 31, 2013, 67,200 units had been forfeited. On April 29, 2013, a Performance Shares Plan for senior managers within the Company as identified by the Board (the “2013 PSP”) was adopted. The beneficiaries of the 2013 PSP are granted the right to receive ordinary shares, without consideration, if certain financial targets set by the Board of Directors are achieved over a specified three-year period. On the same date, the Board granted certain of our key employees 1,067,900 rights to receive ordinary shares which may be increased by 20 percent up to a maximum of 1,281,480 units, if certain consolidated cumulative earning per share targets are achieved over the three-year period from 2013 through 2015. Management expects that the target will be met. As of December 31, 2013, none of the 22,440 units granted had been forfeited. The information required by IFRS 2 on stock option plans is reported below. The fair value of the stock options was estimated on the grant date using the binomial model and following weighted average assumptions: PSP 2013 Share price at the grant date (in Euro) 40.82 Expected option life 3 years Dividend yield 1.92% The fair value of the units granted under the 2013 PSP was Euro 38.56 per unit. 110

ANNUAL REPORT 2013

Movements reported in the various stock option plans in 2013 are reported below:

	Exercise price	Currency	Number of options outstanding as of December 31, 2012	Granted options	Forfeited options	Exercised options	Expired options	Number of options outstanding as of December 31, 2013
2004 Ordinary Plan	13.79	Euro	21,300	-	-	(21,300)	-	-
2005 Ordinary Plan	16.89	Euro	225,000	-	-	(198,000)	-	27,000
2006 Performance Plan B	20.99	Euro	1,100,000	-	-	(1,100,000)	-	-
2007 Ordinary Plan	24.03	Euro	15,000	-	-	(10,000)	-	5,000
2008 Ordinary Plan	18.08	Euro	608,470	-	-	(344,770)	-	263,700
2009 Ordinary Plan for citizens not resident in the U.S.	13.45	Euro	136,500	-	-	(87,000)	-	49,500
2009 Ordinary Plan for citizens resident in the U.S.	14.99	Euro	236,000	-	-	(105,000)	-	131,000
2009 Plan - reassignment of 2006/2007 plans for citizens not resident in the U.S.	13.45	Euro	792,566	-	-	(369,066)	-	423,500
2009 Plan - reassignment of 2006/2007plans for citizens resident in the U.S.	15.03	Euro	212,000	-	-	(131,500)	-	80,500
2009 Plan - reassignment of STR 2006 plans for citizens not resident in the U.S.	13.45	Euro	3,500,000	-	-	(1050,000)	-	2,450,000
2009 Plan - reassignment of STR 2006 plans for citizens resident in the U.S.	15.11	Euro	187,500	-	-	(37,500)	-	150,000
2010 Ordinary Plan - for citizens not resident in the U.S.	20.72	Euro	1,121,500	-	(43,000)	(645,500)	-	433,000
2010 Ordinary Plan - for citizens resident in the U.S.	21.23	Euro	515,500	-	(18,000)	(222,840)	-	274,660
2011 Ordinary Plan - for citizens not resident in the U.S.	22.62	Euro	1,277,000	-	(57,000)	-	-	1,220,000
2011 Ordinary Plan - for citizens resident in the U.S.	23.18	Euro	598,500	-	(81,000)	-	-	517,500
2012 Ordinary Plan - for citizens not resident in the U.S.	28.32	Euro	1,389,000	-	(27,000)	-	-	1,362,000
2012 Ordinary Plan - for citizens resident in the U.S.	26.94	Euro	657,000	-	(71,000)	-	-	586,000
Total			**12,592,836**	**-**	**(297,000)**	**(4,322,476)**	**-**	**7,973,360**

Options exercisable on December 31, 2013 are summarized in the following table:

	Number of options exercisable as of December 31, 2013
2005 Plan	27,000
2007 Plan	5,000
2008 Plan	263,700
2009 Ordinary Plan - for citizens not resident in the U.S.	49,500
2009 Ordinary Plan - for citizens resident in the U.S.	131,000
2009 Plan - reassignment of 2006/2007 plans for citizens not resident in the U.S.	423,500
2009 Plan - reassignment of 2006/2007 plans for citizens resident in the U.S.	80,500
2009 Plan - reassignment of 2006 plans for citizens not resident in the U.S.	2,450,000
2009 Plan - reassignment of 2006 plans for citizens resident in the U.S.	150,000
2010 Plan - for citizens not resident in the U.S.	433,000
2010 Plan - for citizens resident in the U.S.	274,660
Total	**4,287,860**

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3.6 NOTES The remaining contractual life of plans in effect on December 31, 2013 is highlighted in the following table: Remaining contractual life in years 2005 Ordinary Plan 0.08 2006 Ordinary Plan 1.08 2006 Performance Plan B 1.57 2007 Ordinary Plan 2.18 2008 Ordinary Plan 3.20 2009 Ordinary Plan for citizens not resident in the U.S. 4.35 2009 Ordinary Plan for citizens resident in the U.S. 4.35 2009 Plan - reassignment of 2006/2007 plans for citizens resident in the U.S. 3.25 2009 Plan - reassignment of 2006/2007 plans for citizens not resident in the U.S. 4.35 2009 Plan - reassignment of 2006 plans for citizens not resident in the U.S. 4.35 2009 Plan - reassignment of 2006 plans for citizens resident in the U.S. 4.45 2010 Ordinary Plan - for citizens not resident in the U.S. 5.33 2010 Ordinary Plan - for citizens resident in the U.S. 5.33 2011 Ordinary Plan - for citizens not resident in the U.S. 6.33 2011 Ordinary Plan - for citizens resident in the U.S. 6.33 2012 Ordinary Plan - for citizens not resident in the U.S. 7.35 2012 Ordinary Plan - for citizens resident in the U.S. 7.35 With regards to the options exercised during the course of 2013, the weighted average share price of the shares in 2013 was equal to Euro 38.27. The Group has recorded an expense for the ordinary stock option plans of Euro 9.5 million and Euro 10.8 million in 2013 and 2012, respectively. For the extraordinary plan as well as for the 2009, 2010, 2011, 2012 and 2013 PSPs , the Group recorded an expense of Euro 18.7 million and Euro 30.5 million in 2013 and 2012, respectively. The stock plans outstanding as of December 31, 2013 are conditional upon satisfying the service conditions. The PSP plans are conditional upon satisfying service as well as performance conditions. 35. Dividends Since May 2013, the Company distributed aggregate dividends to its stockholders of Euro 273.7 million equal to Euro 0.58 per ordinary share. Dividends distributed to non-controlling interests totaled Euro 3.5 million. During 2012, the Company distributed aggregate dividends to its stockholders of Euro 227.4 million equal to Euro 0.49 per ordinary share. Dividends distributed to non-controlling interests totaled Euro 2.3 million. 36. Capital management The Group’s objectives when managing capital are to safeguard the Group’s ability to continue, as a going concern, to provide returns to shareholders and benefit to other stockholders and to maintain an optimal capital structure to reduce the cost of capital. 112

ANNUAL REPORT 2013 Consistent with others in the industry, the Group also monitors capital on the basis of a gearing ratio that is calculated as net financial position divided by total capital. See Note 21 for the calculation of the Net Financial Position. Total capital is calculated as equity, as shown in the consolidated statement of financial position, plus net financial position. The table below shows the Group’s gearing ratio for 2013 and 2012. 2013 2012 Total borrowings (notes 15 and 21) 2,079.4 2,452.5 less cash and cash equivalents (618.0) (790.1) Net financial position 1,461.4 1,662.4 Total equity 4,149.9 3,993.2 Capital 5,611.3 5,655.6 Gearing ratio 26.0% 29.3% 37. Subsequent events On January 20, 2014 the Group received an upgrade of its long-term credit rating from BBB+to A- by Standard & Poor’s. The rating A- also applies to our EMTN program and all our outstanding notes, including the Eurobonds due November 10, 2015 and March 19, 2019. On January 31, 2014 the Group completed the acquisition of Glasses.com from Well Point Inc. The purchase price was approximately USD 40 million. On February 10, 2014, the Group completed an offering in Europe to institutional investors of Euro 500 million of senior unsecured guaranteed notes due February 10, 2024. Interest on the notes accrues at 2.625 percent per annum (ISIN XS1030851791). The bond received a rating A–. * * * Milan, February 27, 2014 Luxottica Group S.p.A. On behalf of the Board of Directors Andrea Guerra Chief Executive Officer 113

3.6 NOTES

Annex - Exchange rates used to translate financial statements prepared in currencies other than Euro

Currency	Average exchange rate as of December 31, 2013	Final exchange rate as of December 31, 2013	Average exchange rate as of December 31, 2012	Final exchange rate as of December 31, 2012
Argentine Peso	7,2718	8,9891	5,8403	6,4864
Australian Dollar	1,3766	1,5423	1,2407	1,2712
Brazilian Real	2,8662	3,2576	2,5084	2,7036
Canadian Dollar	1,3679	1,4671	1,2842	1,3137
Chilean Peso	657,9055	724,7690	624,7870	631,7290
Chinese Renminbi	8,1630	8,3491	8,1052	8,2207
Colombian Peso	2.482,2448	2.664,4199	2.309,5708	2.331,2300
Croatian Kuna	7,5787	7,6265	7,5217	7,5575
Great Britain Pound	0,8492	0,8337	0,8109	0,8161
Hong Kong Dollar	10,2988	10,6933	9,9663	10,2260
Hungarian Forint	296,9317	297,0400	289,2494	292,3000
Indian Rupee	77,8649	85,3660	68,5973	72,5600
Israeli Shekel	4,7938	4,7880	4,9536	4,9258
Japanese Yen	129,5942	144,7200	102,4919	113,6100
Malaysian Ringgit	4,1838	4,5221	3,9672	4,0347
Mexican Peso	16,9551	18,0731	16,9029	17,1845
Namibian Dollar	12,8251	14,5660	10,5511	11,1727
New Zealand Dollar	1,6199	1,6762	1,5867	1,6045
Norwegian Krona	7,8044	8,3630	7,4751	7,3483
Peruvian Nuevo Sol	3,5896	3,8586	3,3901	3,3678
Polish Zloty	4,1974	4,1543	4,1847	4,0740
Russian Ruble	43,8514	45,3246	n.a.	n.a.
Singapore Dollar	1,6613	1,7414	1,6055	1,6111
South African Rand	12,8251	14,5660	10,5511	11,1727
South Korean Won	1.453,6873	1.450,9301	1.447,6913	1.406,2300
Swedish Krona	8,6492	8,8591	8,7041	8,5820
Swiss Franc	1,2310	1,2276	1,2053	1,2072
Taiwan Dollar	39,4168	41,1400	37,9965	38,3262
Thai Baht	40,8032	45,1780	39,9276	40,3470
Turkish Lira	2,5319	2,9605	2,3135	2,3551
U.S. Dollar	1,3277	1,3791	1,2848	1,3194
United Arab Emirates Dirham	4,8768	5,0654	4,7190	4,8462

114

ANNUAL REPORT 2013 3.7 Certification of the Consolidated Financial Statements pursuant to article 154-bis of the Legislative Decree 58/98 1. The undersigned Andrea Guerra and Enrico Cavatorta, as chief executive officer and chief financial officer of Luxottica Group SpA, having also taken into account the provisions of article 154-bis, paragraphs 3 and 4, of Legislative Decree no. 58 of 24 February 1998, hereby certify: • the adequacy in relation to the characteristics of the Company and • the effective implementation of the administrative and accounting procedures for the preparation of the consolidated financial statements over the course of the year ending December 31, 2013. 2 The assessment of the adequacy of the administrative and accounting procedures for the preparation of the consolidated financial statements as of December 31, 2013 was based on a process developed by Luxottica Group SpA in accordance with the model of Internal Control -Integrated Framework issued by the Committee of Sponsoring organizations of the Tradeway Commission which is a framework generally accepted internationally. 3 It is also certified that: 3.1 the consolidated financial statements: a) have been drawn up in accordance with the international accounting standards recognized in the European Union under the EC Regulation no. 1606/2002 of the European Parliament and of the Council of 19 July 2002, and the provisions in which implement article 9 of the Legislative Decree no. 38/205 issued in implementation of article 9 of Legislative Decree no. 38/205; b) are consistent with accounting books and entries; c) are suitable for providing a truthful and accurate representation of the financial and economic situation of the issuer as well as of the companies included within the scope of consolidation; 115

3.7 CERTIFICATION OF THE CONSOLIDATED FINANCIAL STATEMENTS 3.2 the management report on the consolidated financial statements includes a reliable analysis of operating trends and the result of the period as well as the situation of the issuer and of the companies included within the scope of consolidation; a description of the primary risks and uncertainties to which the Group is exposed is also included. Milano, February 27, 2014 Andrea Guerra Enrico Cavatorta (Chief Executive Officer) (Manager in charge with preparing the Company’s financial reports) 116

Luxottica Group S.p.A. REGISTERED OFFICE AND HEADQUARTERS Via C. Cantù, 2 - 20123 Milan - Italy Tel. +39 02 86334.1 - Fax +39 02 8633 4636 E-mail: info@luxottica.com Fiscal code and Milan company register no. 00891030272 VAT no.10182640150 MEDIA RELATIONS Via C. Cantù, 2 - 20123 Milan - Italy Tel. +39 02 86334.1 E-mail: mediarelations@luxottica.com INVESTOR RELATIONS Via C. Cantù, 2 - 20123 Milan - Italy Tel. +39 02 86334870 - Fax +39 02 86334092 E-mail: investorrelations@luxottica.com CORPORATE WEBSITE www.luxottica.com DEPOSITARY BANK Italy Deutsche Bank S.p.A. Piazza del Calendario, 3 - 20126 Milan - Italy Bruno Montemartini - Tel. +39 02 40242560 - Fax +39 02 40242790 E-mail: bruno.montemartini@db.com USA Deutsche Bank Trust Company Americas ADR Department Gina Seroda - Tel. +1 800 8760959 - Fax +1 866 8881120 INDEPENDENT AUDITOR PricewaterhouseCoopers S.p.A. Via Monte Rosa, 91 - 20149 Milan - Italy Tel. +39 02 7785.1 Partner: Stefano Bravo E-mail: stefano.bravo@it.pwc.com Co-ordination zero3zero9 Design Cacao Design Layout t&t Printing Grafiche Antiga (Crocetta del Montello - TV - Italy) MISTO Carta da fontl gestlte in manlera responMblle FSC FSC C008309 www.fsc.org 117

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